Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

BRIDGETOWN 2 HOLDINGS LIMITED,

PROPERTYGURU GROUP LIMITED,

B2 PUBCO AMALGAMATION SUB PTE. LTD.,

and

PROPERTYGURU PTE. LTD.

dated as of July 23, 2021

		Page
ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.	Definitions	4
Section 1.2.	Construction	16
Section 1.3.	Knowledge	16

ARTICLE II

THE MERGER; MERGER CLOSING

Section 2.1.	Pre-Closing Actions	17
Section 2.2.	The Merger	17
Section 2.3.	Effects of the Merger	17
Section 2.4.	Merger Closing; Merger Effective Time	18
Section 2.5.	Merger Closing Deliverables	18
Section 2.6.	Governing Documents	19

ARTICLE III

THE AMALGAMATION

Section 3.1.	The Amalgamation	19
Section 3.2.	Effects of the Amalgamation	19
Section 3.3.	Amalgamation Closing; Amalgamation Effective Time	19
Section 3.4.	Amalgamation Closing Deliverables	20
Section 3.5.	Governing Documents	21
Section 3.6.	Directors and Officers	21

ARTICLE IV

EFFECTS OF THE MERGER AND AMALGAMATION ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1.	Conversion of Acquiror and Company Securities	21
Section 4.2.	Share Exchange Procedures	23
Section 4.3.	Withholding	25

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page

Exhibits

Exhibit A Plan of Merger

Exhibit B Amalgamation Proposal

Exhibit C PubCo Charter

Exhibit D Company Holders Support Agreement

Exhibit E Sponsor Support Agreement

Exhibit F Subscription Agreement

Exhibit G Registration Rights Agreement

Exhibit H Assignment, Assumption and Amendment Agreement

Exhibit I PubCo Equity Plans

Exhibit J Company Warrant Assumption Agreement

-vi-

INDEX OF DEFINED TERMS

$	Section 1.1
Acquiror	Section 1.1, Preamble
Acquiror Acquisition Proposal	Section 1.1
Acquiror Board	Section 10.2(b)(iii)
Acquiror Board Recommendation	Section 10.2(b)(iii)
Acquiror Class A Ordinary Shares	Section 1.1
Acquiror Class B Ordinary Shares	Section 1.1
Acquiror Cure Period	Section 12.1(h)
Acquiror Disclosure Letter	Article VI
Acquiror Financial Statements	Section 6.6(c)
Acquiror Fundamental Representations	Section 1.1
Acquiror Indemnified Parties	Section 10.9(a)
Acquiror Ordinary Shares	Section 1.1
Acquiror SEC Filings	Section 6.5
Acquiror Share Redemption	Section 1.1
Acquiror Shareholder Approval	Section 1.1
Acquiror Shareholders	Section 1.1
Acquiror Shareholders’ Meeting	Section 10.2(b)(i)
Acquiror Shares	Section 6.12(a)
Acquiror Transaction Expenses	Section 1.1
Acquiror Warrants	Section 1.1
Acquisition Entities	Section 1.1
Acquisition Entity	Section 1.1
ACRA	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Aggregate Amalgamation Consideration	Section 1.1
Aggregate Merger Consideration	Section 1.1
Agreement	Preamble
Agreement End Date	Section 12.1(e)
AICPA	Section 1.1
Alternative Proposal	Section 1.1
Amalgamating Entities	Section 3.1(a)
Amalgamation	Recitals
Amalgamation Closing	Section 3.3(a)
Amalgamation Closing Date	Section 3.3(a)
Amalgamation Documents	Section 10.4(a)(i)
Amalgamation Effective Time	Section 3.3(b)
Amalgamation Objection	Section 10.4(f)
Amalgamation Proposal	Section 3.3(b)
amalgamation restraint	Section 11.3(e)
Amalgamation Sub	Preamble
Anti-Bribery Laws	Section 1.1
Anticorruption Laws	Section 5.25(a)

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Anti-Money Laundering Laws	Section 1.1
Assignment, Assumption and Amendment Agreement	Recitals
Assumed Option	Section 4.1(b)(iii)
Audited Financial Statements	Section 5.9(a)
Bridgetown 2 Group	Section 13.19(a)
Business Combination	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Recitals
Cayman Registrar	Section 1.1
Code	Section 1.1
Company	Preamble
Company Benefit Plan	Section 1.1
Company Board	Section 10.2(d)(ii)
Company Board Recommendation	Section 10.2(d)(ii)
Company Cure Period	Section 12.1(e)
Company Disclosure Letter	Article V
Company Fundamental Representations	Section 1.1
Company H1 Financial Statements	Section 8.3(c)
Company Holders Support Agreement	Recitals
Company Incentive Plans	Section 1.1
Company Indemnified Parties	Section 10.9(a)
Company Material Adverse Effect	Section 1.1
Company Option	Section 1.1
Company Ordinary Shares	Section 1.1
Company Preferred Shares	Section 1.1
Company Registered Intellectual Property	Section 5.21(a)
Company Related Party	Section 1.1
Company Shareholder Approval	Section 1.1
Company Shareholders	Section 1.1
Company Shareholders’ Meeting	Section 10.2(d)(i)
Company Shareholders’ Written Resolution	Section 10.2(d)(i)
Company Shares	Section 1.1
Company Transaction Expenses	Section 1.1
Company Warrant Assumption Agreement	Section 4.1(b)(iv)
Company Warrant Instrument	Section 1.1
Company Warrants	Section 1.1
Confidentiality Agreement	Section 1.1
Constituent Companies	Section 2.2(a)
Contracts	Section 1.1
Converted RSU Award	Section 4.1(b)(ii)
Copyleft License	Section 1.1
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 10.9(a)
Disclosure Letter	Section 1.1
Dollars	Section 1.1

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DTC	Section 1.1
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Events	Section 1.1
Exchange Act	Section 1.1
Exchange Agent	Section 4.2(a)
Exchange Ratio	Section 1.1
Financial Statements	Section 5.9(a)
GAAP	Section 1.1
Governing Documents	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 5.5
Governmental Order	Section 1.1
H1 Pro Forma Financial Statements	Section 8.3(c)
Hazardous Material	Section 1.1
IAS Financial Statements	Section 5.9(a)
IFRS	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 8.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 13.1
IRS	Section 1.1
JOBS Act	Section 1.1
Key Executive	Section 1.1
Latham	Section 13.19(b)
Law	Section 1.1
Leased Real Property	Section 1.1
Legal Proceedings	Section 5.11
Letter of Transmittal	Section 4.2(b)
Licenses	Section 1.1
Lien	Section 1.1
Material In-Licenses	Section 5.13(a)(xi)
Merger	Recitals
Merger Closing	Section 2.4(a)
Merger Closing Date	Section 2.4(a)
Merger Effective Time	Section 2.4(b)
Multiemployer Plan	Section 5.14(c)
Nasdaq	Section 6.17
Non-Recourse Parties	Section 13.17(b)
NYSE	Section 8.6

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Open Source License	Section 1.1
Open Source Materials	Section 1.1
Other Amalgamation Documents	Section 10.4(a)(i)
Panama Call Option Agreement	Section 1.1
Panama Group	Section 1.1
Panama H1 Financial Statements	Section 8.3(c)
Panama Shareholders’ Agreement	Section 1.1
Panama SPA	Section 1.1
Panama Target Financial Statements	Section 8.3(a)
Panama Targets	Section 1.1
Panama Transaction Documents	Section 1.1
PCAOB	Section 1.1
PCAOB Financial Statements	Section 8.3(a)
Permitted Liens	Section 1.1
Person	Section 1.1
PIPE Investment	Section 1.1
PIPE Investment Amount	Section 6.19
PIPE Investors	Section 1.1
Plan of Merger	Section 2.4(b)
Pro Forma Financial Statements	Section 8.3(a)
Project Panama	Section 1.1
PropertyGuru Group	Section 13.19(b)
Prospectus	Section 13.1
Proxy/Registration Statement	Section 10.2(a)(i)
PubCo	Preamble
PubCo Amalgamation Warrants	Section 1.1
PubCo Charter	Section 2.1
PubCo Equity Plans	Section 4.1(b)(ii)
PubCo Merger Warrant	Section 4.1(a)(ii)
PubCo Shares	Section 1.1
Public Shareholders	Section 13.1
Q1 Financial Statements	Section 5.9(a)
Real Property Leases	Section 5.20(b)
Registration Rights Agreement	Recitals
Regulation S-X	Section 1.1
Regulatory Approvals	Section 10.1(a)
Related Party Agreements	Section 5.13(a)(vi)
Released Claims	Section 13.1
Representatives	Section 1.1
Requisite Company Shareholders	Section 1.1
restraint	Section 11.1(f)
Restricted Person	Section 1.1
Restricted Stock Unit Award	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1

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Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Series B Preferred Shares	Section 5.6(a)
Series C Preferred Shares	Section 5.6(a)
Series D-1 Preferred Shares	Section 5.6(a)
Series D-2 Preferred Shares	Section 5.6(a)
Series E Preferred Shares	Section 5.6(a)
Series F Preferred Shares	Section 5.6(a)
Singapore	Section 1.1
Singapore Companies Act	Recitals
Skadden	Section 13.19(a)
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	Section 1.1
Surviving Company	Section 3.1(a)
Surviving Company Ordinary Share	Section 1.1
Surviving Corporation	Section 2.2(b)
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 12.1(h)
Terminating Company Breach	Section 12.1(e)
Title IV Plan	Section 5.14(c)
Top Vendors	Section 5.28(a)
Transaction Document	Section 1.1
Transaction Documents	Section 1.1
Transaction Proposals	Section 10.2(a)(i)
Transactions	Section 1.1
Transfer Taxes	Section 10.5
Treasury Regulations	Section 1.1
Trust Account	Section 13.1
Trust Agreement	Section 6.8
Trustee	Section 6.8
U.S. Benefit Plan	Section 1.1
Updated Financial Statements	Section 8.3(a)
Warrant Agreement	Section 1.1
Working Capital Loans	Section 1.1

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 23, 2021 (this “Agreement”), is made and entered into by and among Bridgetown 2 Holdings Limited, a Cayman Islands exempted company limited by shares (“Acquiror”), PropertyGuru Group Limited, a Cayman Islands exempted company limited by shares (“PubCo”), B2 PubCo Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of PubCo, with company registration number 202125330M (“Amalgamation Sub”) and PropertyGuru Pte. Ltd., a Singapore private company limited by shares, with company registration number 200615063H (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries;

WHEREAS, Amalgamation Sub is a newly incorporated Singapore private company limited by shares, wholly-owned by PubCo, and was incorporated for the purposes of effectuating the Amalgamation (as defined below);

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, (a) in accordance with Part XVI of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), Acquiror will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity and (b) in accordance with Section 215A of the Companies Act (Chapter 50) of Singapore (the “Singapore Companies Act”), Amalgamation Sub and the Company will amalgamate and continue as one company (the “Amalgamation”), with the Company being the surviving entity and becoming a wholly-owned Subsidiary of PubCo;

WHEREAS, upon the Merger Effective Time, all Acquiror Shares and Acquiror Warrants will be converted or exchanged into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, as soon as practicable following the Merger Effective Time (as defined below) and pursuant to or in connection with the Amalgamation, (i) each Company Share (as defined below) issued and outstanding immediately prior to the Amalgamation Effective Time (as defined below) shall automatically be cancelled and converted into, and shall thereafter represent the right of each Company Shareholder to receive, such number of newly issued PubCo Shares as determined in accordance with this Agreement, (ii) each Restricted Stock Unit Award (as defined below) outstanding as of immediately prior to the Amalgamation Effective Time shall be assumed by PubCo and converted into the right to receive restricted stock units based on such number of newly issued PubCo Shares as determined in accordance with this Agreement, (iii) each Company Option (defined below) outstanding as of immediately prior to the Amalgamation Effective Time shall be assumed by PubCo and converted into an option in respect of such number of newly issued PubCo Shares as determined in accordance with this Agreement, (iv) each Company Warrant will be assumed by PubCo and converted into a PubCo Amalgamation Warrant to purchase such number of newly issued PubCo Shares as determined in accordance with this Agreement and pursuant to the Company Warrant Assumption Agreement (defined below) and (v) each share of Amalgamation Sub issued and outstanding as of immediately prior to the Amalgamation Effective Time shall automatically be converted into one (1) Surviving Company Ordinary Share (as defined below) and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares;

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, the board of directors of PubCo has (i) determined that it is advisable for PubCo to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby by PubCo’s shareholders;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders;

WHEREAS, the board of directors of Amalgamation Sub has (i) determined that it is advisable for Amalgamation Sub to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) PubCo, as the sole shareholder of Amalgamation Sub has adopted a resolution by written consent approving this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s and PubCo’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror and PubCo the Company Holders Support Agreement in the form attached hereto as Exhibit D (the “Company Holders Support Agreement”), pursuant to which (i) the Requisite Company Shareholders have agreed, among other things, to (a) appear at the Company Shareholders’ Meeting for purposes of constituting a quorum, (b) vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the adoption and approval, upon the effectiveness of the Proxy/Registration Statement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Amalgamation Proposal), (c) to vote against any proposals that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby and (d) not to transfer any Company Shares held by such Company Shareholders; and (ii) certain Company Shareholders have agreed to a lock-up of the PubCo Shares they will receive pursuant to the Amalgamation (subject to certain exceptions) for a period of 180 days following the Amalgamation Closing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement in the form attached hereto as Exhibit E (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (i) appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby; and (iii) a lock-up of its PubCo Shares received from the Merger (subject to certain exceptions) for a period of one year;

WHEREAS, on or prior to the date hereof, Acquiror and PubCo entered into Subscription Agreements in substantially the form attached hereto as Exhibit F (the “Subscription Agreements”) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from PubCo an aggregate of at least 13,193,068 PubCo Shares for a total amount of $131,930,680, such purchases to be consummated prior to or substantially concurrently with the Amalgamation Closing;

WHEREAS, simultaneously with the execution of this Agreement, Acquiror, the Sponsor, PubCo, certain Company Shareholders and their respective Affiliates, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G, which shall be effective as of the Amalgamation Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, Acquiror and the warrant agent thereunder have entered into an Assignment Assumption and Amendment Agreement in the form attached hereto as Exhibit H (the “Assignment, Assumption and Amendment Agreement”) pursuant to which Acquiror assigns to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement, which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to PubCo Merger Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to PubCo Shares) and which causes each outstanding PubCo Merger Warrant to represent the right to receive, from the Merger Closing, one whole PubCo Share.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, PubCo, Amalgamation Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.    Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 6.1 (Company Organization), Section 6.2 (Due Authorization), Section 6.10 (Absence of Changes), Section 6.12 (Capitalization of Acquiror) and Section 6.13 (Brokers’ Fees).

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), (b) the approval of the Plan of Merger and the Merger by special resolution (as defined in the Cayman Companies Act) of the Acquiror’s Shareholders (which requires an affirmative vote of the holders of at least two-thirds of the Acquiror Shares as, being present and entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with Acquiror’s Governing Documents)) at an Acquiror Shareholders’ Meeting duly called by the Acquiror Board held for such purpose and (c) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the Amalgamation Closing to be consummated.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Merger Effective Time.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, PubCo, Amalgamation Sub, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding fees of the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (c) all amounts accrued and outstanding under any Working Capital Loan as of the Amalgamation Closing.

“Acquiror Warrants” means the warrants to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor prior to the date of this Agreement or to be issued to the Sponsor following the date of this Agreement in respect of any capitalization of Working Capital Loans.

“Acquisition Entities” means PubCo and Amalgamation Sub and “Acquisition Entity” means either of them.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Amalgamation Consideration” means the sum of all PubCo Shares and PubCo Amalgamation Warrants receivable by the Company Shareholders pursuant to Section 4.1(b).

“Aggregate Merger Consideration” means the sum of all PubCo Shares and PubCo Merger Warrants receivable by Acquiror Shareholders pursuant to Section 4.1.

“AICPA” means the American Institute of Certified Public Accountants.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated in connection with the Closing (as defined in the Panama SPA), (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the first sentence of Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries), Section 5.24 (Absence of Changes) and Section 5.33 (Brokers’ Fees).

“Company Incentive Plans” means collectively (i) the Employee Stock Option Plan adopted by the Company on April 4, 2016 (as amended); (ii) the Employee Stock Option Plan adopted by the Company on May 9, 2018 (as amended); (iii) the Employee Share Grant Plan adopted by AllProperty Media Pte. Ltd. on June 15, 2009 (as amended); (iv) the Restricted Stock Units Plan adopted by the Company on April 4, 2016 (as amended); (v) the Non-Executive Directors Share Plan adopted by the Company on October 4, 2019 (as amended); and (vi) the Omnibus Equity Incentive Plan adopted by the Company on October 4, 2019 (as amended).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) any action taken by, or at the request of, Acquiror, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (j) any matter set forth on the Company Disclosure Letter which matter is reasonably apparent on its face as constituting a Company Material Adverse Effect (disregarding this clause (j)); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Option” means an option to purchase Company Ordinary Shares under a Company Incentive Plan.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Preferred Shares” means, collectively, the Series B Preferred Shares, the Series C Preferred Shares, the Series D1 Preferred Shares, the Series D2 Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares, in each case in the capital of the Company and as defined in the Company’s Governing Documents as of the date hereof.

“Company Related Party” means any:

(a)     member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b)     any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution of the holders of at least 75% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Shareholders” means any holder of any Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions.

“Company Warrant Instrument” means that instrument by way of deed poll executed by the Company on October 12, 2018, providing for the issuance and terms of the Company Warrants.

“Company Warrants” means the 112,000 warrants to purchase Company Ordinary Shares issued to Epsilon Asia Holdings II Pte. Ltd. in accordance with the Company Warrant Instrument.

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 9, 2021, between Acquiror and the Company or its Affiliate.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including the Singapore Ministry of Health, U.S. Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing $361.01890 by $10.00.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Executive” means any of Hari V. Krishnan, Joe Dische, Jeremy Williams, Genevieve Godwin, Bjorn Sprengers or Manav Kamboj.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Panama Call Option Agreement” means the call option agreement, dated May 30, 2021, by and among REA Group Ltd. and the Company.

“Panama Group” means the Panama Targets and their Subsidiaries.

“Panama Shareholders’ Agreement” means the shareholder’s agreement attached as schedule 15 to the Panama SPA to be entered into by the Company and certain of its shareholders at closing of the transactions contemplated by the Panama SPA.

“Panama SPA” means the share purchase agreement, dated May 30, 2021, by and among REA Group Ltd., iProperty Group Asia Pte. Ltd. and the Company relating to the sale and purchase of certain shares in the Panama Targets, as such document was disclosed to Acquiror prior to the date of this Agreement.

“Panama Targets” means (i) iProperty (Thailand) Co., Ltd., (ii) Prakard IPP Co., Ltd., (iii) Brickz Research Sdn. Bhd., (iv) iProperty.com Malaysia Sdn. Bhd., (v) IPGA Management Services Sdn. Bhd., and (vi) Kid Ruang Yu Co., Ltd.

“Panama Transaction Documents” means the Panama SPA, the Panama Call Option Agreement and, when executed and delivered by the Company, the Panama Shareholders’ Agreement.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of PubCo Shares pursuant to the Subscription Agreements.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Project Panama” means the transactions contemplated by the Panama Transaction Documents.

“PubCo Amalgamation Warrants” means the warrants to be issued by PubCo, with such terms as are set out in the Company Warrant Assumption Agreement.

“PubCo Shares” means the ordinary shares in the capital of PubCo, par value $0.0001 per share, as defined in PubCo’s Governing Documents as of the date hereof.

“Regulation S-X” means 17 CFR Part 210.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Requisite Company Shareholders” means Company Shareholders holding, in the aggregate, a sufficient number of Company Shares to enable the passage of the Company Shareholder Approval without the affirmative vote of any other Company Shareholder.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restricted Stock Unit Award” means an award of restricted stock units based on Company Ordinary Shares (whether to be settled in cash or shares), granted under a Company Incentive Plan.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Singapore” means the Republic of Singapore.

“Sponsor” means Bridgetown 2 LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Surviving Company Ordinary Share” means an ordinary share of the Surviving Company.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Plan of Merger, the Amalgamation Proposal, the PubCo Charter, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Merger, the Amalgamation and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“U.S. Benefit Plan” means a Company Benefit Plan that is subject to the laws of the United States or provides compensation or benefits to any current or former employee, director, independent contractor or consultant (or any dependent thereof) of the Company or any of their respective Affiliates that is subject to the laws of the United States.

“Warrant Agreement” means the Warrant Agreement, dated as of January 25, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Acquiror.

Section 1.2.    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

Section 1.3.    Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

ARTICLE II

THE MERGER; MERGER CLOSING

Section 2.1.    Pre-Closing Actions. At the Merger Effective Time, PubCo’s Governing Documents, as in effect immediately prior to the Merger Effective Time, shall have been amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit C (the “PubCo Charter”), and, as so amended and restated, the PubCo Charter shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 2.2.    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Closing, or at such other time or in such other manner as shall be agreed upon by Acquiror, PubCo and the Company in writing, PubCo and Acquiror (PubCo and Acquiror sometimes being referred to herein as the “Constituent Companies”) shall cause Acquiror to be merged with and into PubCo pursuant to and in accordance with Part XVI of the Cayman Companies Act, with PubCo being the surviving company (as defined in the Cayman Companies Act) in the Merger.

(b)    Upon the Merger becoming effective at the Merger Effective Time, the separate corporate existence of Acquiror shall cease and PubCo, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Cayman Companies Act.

Section 2.3.    Effects of the Merger. At and after the Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities, liabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts, liabilities and duties due to each such Constituent Company, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if such Liens had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Cayman Companies Act.

Section 2.4.    Merger Closing; Merger Effective Time.

(a)    In accordance with the terms and subject to the conditions of this Agreement, and subject to Section 2.4(c), the closing of the Merger (the “Merger Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is five (5) Business Days after the first date on which all conditions set forth in Sections 11.1 and Section 11.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Merger Closing actually occurs is referred to in this Agreement as the “Merger Closing Date”.

(b)    Subject to Section 2.4(c) and subject to the satisfaction or waiver of all of the conditions set forth in Sections 11.1 and Section 11.2, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and PubCo shall execute and cause to be filed with the Cayman Registrar, the Plan of Merger (substantially in the form attached hereto as Exhibit A) (“Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Merger effective. The Merger shall become effective at the time when the Plan of Merger has been registered by the Cayman Registrar or at such later time as may be agreed by PubCo and Acquiror in writing with the prior written consent of the Company (being not later than the ninetieth (90th) day after registration by the Cayman Registrar) and specified in the Plan of Merger (the “Merger Effective Time”).

(c)    If any Acquiror Shareholder gives to Acquiror, before the Acquiror Shareholder Approval is obtained at the Acquiror Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i)    Acquiror shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such Acquiror Shareholder who has made a Written Objection, and

(ii)    no party shall be obligated to commence the Merger Closing, and the Plan of Merger shall not be filed with the Cayman Registrar, until twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Sections 11.1 and Section 11.2.

Section 2.5.    Merger Closing Deliverables.

(a)    At the Merger Closing, the Company will deliver or cause to be delivered to Acquiror, a certificate signed by an officer of the Company, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a) and Section 11.2(b) have been fulfilled.

(b)    At the Merger Closing, PubCo will deliver or cause to be delivered to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Acquiror Shareholders, pursuant to Section 4.2.

Section 2.6.    Governing Documents. The PubCo Charter shall be the articles of association of the Surviving Corporation until thereafter amended as provided therein and under Cayman Companies Act.

ARTICLE III

THE AMALGAMATION

Section 3.1.    The Amalgamation.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, following the Merger Effective Time at the Amalgamation Closing, Amalgamation Sub and the Company (Amalgamation Sub and the Company sometimes being referred to herein as the “Amalgamating Entities”) shall amalgamate and continue as one company, with the Company being the surviving company in the Amalgamation (hereinafter referred to for the periods at and after the Amalgamation Effective Time as the “Surviving Company”), and as a wholly-owned Subsidiary of PubCo.

Section 3.2.    Effects of the Amalgamation(i) . At and after the Amalgamation Effective Time, in accordance with Section 215G of the Singapore Companies Act, (a) all the property, rights and privileges of Amalgamation Sub and the Company shall be transferred to and vest in the Surviving Company; (b) all the liabilities and obligations of Amalgamation Sub and the Company shall be transferred to and become the liabilities and obligations of the Surviving Company; (c) all proceedings pending by or against either of Amalgamation Sub or the Company may be continued by or against the Surviving Company; (d) any conviction, ruling, order or judgment in favor or against either of Amalgamation Sub or the Company may be enforced by or against the Surviving Company; and (e) the shares and rights of the members in each Amalgamating Entity shall be cancelled, exchanged or converted into the shares and rights provided for in the Amalgamation Proposal, and in accordance Section 4.1(b).

Section 3.3.    Amalgamation Closing; Amalgamation Effective Time.

(a)    In accordance with the terms and subject to the conditions of this Agreement, the closing of the Amalgamation (the “Amalgamation Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 11.3, Section 11.4 and Section 11.5 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Amalgamation Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror, PubCo and the Company may mutually agree in writing. The date on which the Amalgamation Closing actually occurs is referred to in this Agreement as the “Amalgamation Closing Date”.

(b)    Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.3, Section 11.4 and Section 11.5, and provided this Agreement has not theretofore been terminated pursuant to its terms, Amalgamation Sub and the Company shall execute and cause to be lodged with ACRA, the Amalgamation Proposal (substantially in the form attached hereto as Exhibit B) (the “Amalgamation Proposal”), the Other Amalgamation Documents, and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law to make the Amalgamation effective by no later than 10.00 a.m. Singapore time on the morning following the Merger Effective Time. The Amalgamation shall become effective on the date as may be agreed by Amalgamation Sub, PubCo, Acquiror and the Company in writing and specified in writing in the Amalgamation Proposal and as set out in the notice of amalgamation issued by ACRA in respect of the Amalgamation (the “Amalgamation Effective Time”).

(c)    For the avoidance of doubt, the Amalgamation Closing and the Amalgamation Effective Time shall occur after the Merger Effective Time.

Section 3.4.    Amalgamation Closing Deliverables.

(a)    At the Amalgamation Closing, PubCo will deliver or cause to be delivered:

(i)    to the Company, the written resignations of all of the directors and officers of PubCo, effective as of the Amalgamation Effective Time; and

(ii)    to the Company, a resolution of PubCo appointing the directors of the Company as of immediately prior to the Amalgamation Effective Time (or such other persons as the Company may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Merger Effective Time) as the directors of PubCo, effective as of the Amalgamation Effective Time.

(b)    At the Amalgamation Closing, PubCo will deliver or cause to be delivered to the Exchange Agent the Aggregate Amalgamation Consideration for further distribution to the Company Shareholders, pursuant to Section 4.2.

(c)    At the Amalgamation Closing, Acquiror will deliver or cause to be delivered:

(i)    to the Company, a certificate signed by an officer of Acquiror, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.4(a) and Section 11.4(b) have been fulfilled; and

(ii)    to the Company, the written resignations of all of the directors and officers of Acquiror, effective as of the Merger Effective Time.

(d)    At the Amalgamation Closing Date, substantially concurrently with the Amalgamation Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses, as set forth on a written statement to be delivered to the Company by Acquiror not less than two (2) Business Days prior to the Amalgamation Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

Section 3.5.    Governing Documents. The constitution of the Surviving Company shall be the constitution set out in the Amalgamation Proposal, until thereafter amended as provided therein and under the Singapore Companies Act.

Section 3.6.    Directors and Officers . At the Amalgamation Effective Time, the directors and officers of Amalgamation Sub shall cease to hold office, and the directors and officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the Governing Documents of the Surviving Company.

ARTICLE IV

EFFECTS OF THE MERGER AND AMALGAMATION ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1.    Conversion of Acquiror and Company Securities.

(a)    At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Acquiror Shares:

(i)    Acquiror Ordinary Shares. Subject to Section 4.1(a)(iii) each (A) Acquiror Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (being an aggregate of 29,900,000 Acquiror Class A Ordinary Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), one newly issued PubCo Share and (B) Acquiror Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (being an aggregate of 7,475,000 Acquiror Class B Ordinary Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), one newly issued PubCo Share. As of the Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to Acquiror or the Surviving Corporation (other than those rights in and to the Surviving Corporation as a shareholder of the Surviving Corporation).

(ii)    Exchange of Acquiror Warrants. Each Acquiror Warrant outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to Acquiror Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Share (each, a “PubCo Merger Warrant”). Each PubCo Merger Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Acquiror Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(iii)    Acquiror Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any Acquiror Shares that are owned by Acquiror as treasury shares or any Acquiror Shares owned by any direct or indirect subsidiary of Acquiror immediately prior to the Merger Effective Time, such Acquiror Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(b)    At the Amalgamation Effective Time, by virtue of the Amalgamation and, except as expressly described below, without any action on the part of any Company Shareholder:

(i)    Company Shares. Each Company Share issued and outstanding immediately prior to the Amalgamation Effective Time shall be automatically cancelled (which cancellation of Company Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) and each Company Shareholder shall be entitled to receive, as consideration for such Company Share, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), such number of newly issued PubCo Shares equal to the Exchange Ratio. As of the Amalgamation Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Company.

(ii)    Company Restricted Stock Unit Awards. Separately from the Amalgamation but as of the Amalgamation Effective Time, each Restricted Stock Unit Award outstanding immediately prior to the Amalgamation Effective Time shall be assumed by PubCo and converted into an award of restricted share units representing the right to receive PubCo Shares (each, a “Converted RSU Award”) under the applicable PubCo Equity Plan in substantially the form attached hereto as Exhibit I (the “PubCo Equity Plans”). Each Converted RSU Award will have and be subject to substantially the same terms and conditions (including vesting, settlement and termination-related terms) as were applicable to such Restricted Stock Unit Award immediately prior to the Amalgamation Effective Time, except that each Converted RSU Award will represent the right to receive that number of PubCo Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Restricted Stock Unit Award immediately before the Amalgamation Effective Time multiplied by (B) the Exchange Ratio.

(iii)    Company Options. Separately from the Amalgamation but as of the Amalgamation Effective Time, each Company Option outstanding immediately prior to the Amalgamation Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by PubCo and converted into an option to purchase PubCo Shares (each, an “Assumed Option”) under the PubCo Equity Plans. Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Amalgamation Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (A) each Assumed Option shall be exercisable for that number of PubCo Shares equal to the product (rounded down to the nearest whole number) of (y) the number of Company Shares subject to such Company Option immediately prior to the Amalgamation Effective Time multiplied by (z) the Exchange Ratio; and (B) the per share exercise price for each PubCo Share issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per Company Share subject to such Company Option immediately prior to the Amalgamation Effective Time by (z) the Exchange Ratio; provided, however, that the exercise price and the number of PubCo Shares purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of PubCo Shares purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(iv)    Company Warrants. Separately from the Amalgamation but as of the Amalgamation Effective Time, each Company Warrant that is outstanding immediately prior to the Amalgamation Effective Time shall cease to be a warrant with respect to Company Shares and be assumed by PubCo and converted into a PubCo Amalgamation Warrant pursuant to the conversion agreement entered into on the date hereof by PubCo, each holder of Company Warrants and the warrant agent thereunder in substantially the form attached hereto as Exhibit J (the “Company Warrant Assumption Agreement”), such that (A) each PubCo Amalgamation Warrant shall be exercisable for that number of PubCo Shares equal to the product (rounded down to the nearest whole number) of (y) the number of Company Shares subject to the converted Company Warrant immediately prior to the Amalgamation Effective Time multiplied by (z) the Exchange Ratio; and (B) the per warrant exercise price for each PubCo Share issuable upon exercise of the PubCo Amalgamation Warrant shall be as set forth in the Company Warrant Assumption Agreement.

(v)    Amalgamation Sub Shares. Each share of Amalgamation Sub issued and outstanding as of immediately prior to the Amalgamation Effective Time shall be automatically converted pursuant to the Amalgamation into one (1) Surviving Company Ordinary Share and, accordingly, PubCo shall become, pursuant to the Amalgamation and the cancellation of the Company Shares, the holder of all Surviving Company Ordinary Shares.

(c)    Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share will be issued by virtue of the Merger, the Amalgamation or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by such holder) shall instead have the number of PubCo Shares issued to such Person rounded up in the aggregate to the nearest whole PubCo Share.

Section 4.2.    Share Exchange Procedures

(a)    Prior to the Merger Closing, PubCo shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of issuing the Aggregate Merger Consideration to the Acquiror Shareholders and issuing the Aggregate Amalgamation Consideration (as applicable) to the Company Shareholders and holders of Company Warrants. At or before the Merger Effective Time, PubCo shall deposit with the Exchange Agent the number of PubCo Shares, PubCo Merger Warrants and PubCo Amalgamation Warrants comprising the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration.

(b)    If the Exchange Agent requires that, as a condition to receive the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration, any holder of Acquiror Shares or Company Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Acquiror Shareholder or Company Shareholder (as applicable) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror or PubCo may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)    Each holder of Acquiror Ordinary Shares or Company Shares that have been converted into the right to receive a portion of the Aggregate Merger Consideration or Aggregate Amalgamation Consideration (as applicable), pursuant to Section 4.1(a) or Section 4.1(b), respectively, shall be entitled to receive such portion of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration, as applicable, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 4.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)    Promptly following the date that is one (1) year after the Merger Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration that remains unclaimed shall be returned to PubCo, and any Person that was a holder of (i) Acquiror Ordinary Shares as of immediately prior to the Merger Effective Time that has not exchanged such Acquiror Ordinary Shares for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 4.2 or (ii) Company Shares as of immediately prior to the Amalgamation Effective Time that has not exchanged such Company Shares for an applicable portion of the Aggregate Amalgamation Consideration in accordance with this Section 4.2, in each case prior to the date that is one (1) year after the Merger Effective Time, may provide evidence of former ownership of such Acquiror Shares or Company Shares satisfactory to PubCo, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and PubCo shall promptly deliver, such applicable portion of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration (as applicable) without any interest thereupon. None of Acquiror, PubCo, Amalgamation Sub, the Company, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.3.    Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror, PubCo and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, PubCo, or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, Acquiror, PubCo or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Acquiror, PubCo and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V) and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

Section 5.1.    Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2.    Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 5.3.    Due Authorization.

(a)    Other than the Company Shareholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Amalgamation Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Amalgamation Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    Assuming that a quorum (as determined pursuant to the Company’s Governing Documents) is present the Amalgamation Proposal shall require approval by an affirmative vote of the holders of at least 75% of the Company Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with the Company’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of the Company and held for such purpose.

(c)    The foregoing votes are the only votes of any of the Company Shares necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Amalgamation Closing.

(d)    On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Shareholder Approval.

Section 5.4.    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth on Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 5.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 5.5.    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) the filings listed in Section 5.5 of the Company Disclosure Letter, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (c) the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act.

Section 5.6.    Capitalization of the Company.

(a)    As of the date of this Agreement, the issued and outstanding share capital of the Company consists of (x) 1,560,797 Company Ordinary Shares, and (y) 1,340,247 Company Preferred Shares (of which (i) 258,363 shares are designated Series B Preference Shares (the “Series B Preferred Shares”), (ii) 70,303 shares are designated Series C Preference Shares (the “Series C Preferred Shares”), (iii) 152,224 shares are designated Series D-1 Preference Shares (the “Series D-1 Preferred Shares”), (iv) 564,126 shares are designated Series D-2 Preference Shares (the “Series D-2 Preferred Shares”), (v) 84,705 shares are designated Series E Preference Shares (the “Series E Preferred Shares”) and (vi) 210,526 shares are designated Series F Preference Shares (the “Series F Preferred Shares”)). Set forth in Section 5.6 of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other Equity Securities of the Company and the number of Company Shares or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 5.6 of the Company Disclosure Letter or pursuant to the Company Incentive Plans, as of the date hereof there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Shares (w) have been duly authorized and validly issued and allotted and are fully paid; (x) have been offered, sold, transferred and issued in compliance with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) are free and clear of any Liens.

(b)    As of the Merger Closing and immediately prior to the Amalgamation Effective Time, (i) no Company Preferred Shares shall be outstanding, (ii) the only Equity Securities of the Company outstanding shall be 1,560,797 Company Ordinary Shares and the Equity Securities set forth on Section 5.6(e) of the Company Disclosure Letter, and (iii) the Company Preferred Shares shall have been converted into Company Ordinary Shares in compliance with the Company’s Governing Documents and the terms of such Company Preferred Shares.

(c)    As of the date of this Agreement, Restricted Stock Unit Awards with respect to 64,141 Company Ordinary Shares are outstanding and Company Options with respect to 112,823 Company Ordinary Shares are issued and outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Restricted Stock Unit Award or Company Option, including the number of Company Ordinary Shares subject thereto, the vesting schedule and expiration date thereof and, if applicable, the exercise price thereof. All Restricted Stock Unit Awards and Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Restricted Stock Unit Award or Company Option is subject to terms that are materially different from those set forth in such forms in any material respect. Each Restricted Stock Unit Award and Company Option was validly issued and properly approved by the board of directors of the Company (or appropriate committee thereof).

(d)    As of the date of this Agreement, 112,000 Company Warrants with respect to 112,000 Company Ordinary Shares are issued and outstanding. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Company’s Governing Documents, (2) any other applicable Contracts governing the issuance of such securities and (3) the Company Warrant Instrument, a true, complete and accurate copy of which has been provided to Acquiror; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or otherwise bound. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each person who, as of the date of this Agreement, holds a Company Warrant, including the number of Company Ordinary Shares subject thereto, the vesting schedule and expiration date thereof and, if applicable, the exercise price thereof.

(e)    Except as otherwise set forth in this Section 5.6 or on Section 5.6(e) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

Section 5.7.    Capitalization of Subsidiaries.

(a)    The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not, except as set forth on Section 5.7(a) of the Company Disclosure Letter, subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are, except as set forth on Section 5.7(a) of the Company Disclosure Letter, free and clear of any Liens.

(b)    Except as set forth on Section 5.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)    Except as set forth on Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 5.8.    Statutory Registers(a) . Except as set forth on Section 5.8 of the Company Disclosure Letter or in de minimis respects, all registers, statutory books, books of account and other corporate records of the Company are up-to-date, maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 5.9.    Financial Statements; Internal Controls.

(a)    Attached as Section 5.9(a) of the Company Disclosure Letter are: true and complete copies of (i) the audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, together with the auditor’s reports thereon (collectively, the “IAS Financial Statements” and together with the PCAOB Financial Statements, when delivered pursuant to Section 8.3, the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)    Except as set forth on Section 5.9(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Updated Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)    The Pro Forma Financial Statements will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the Financial Statements. The assumptions, information and data used in the preparation of such Pro Forma Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Pro Forma Financial Statements.

(d)    Neither the Company nor any director or officer of the Company nor or any of its Subsidiaries, to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e)    The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(f)    The Company Board would, as of the date hereof and assuming all Company Preferred Shares had been converted to Company Ordinary Shares prior to the date hereof, be able to give a solvency statement in relation to each of the Company and the Surviving Company in accordance with Section 215I and Section 215J of the Singapore Companies Act, respectively, to effect the Amalgamation, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Amalgamation.

Section 5.10.    Undisclosed Liabilities. Except as set forth on Section 5.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Amalgamation Closing.

Section 5.11.    Litigation and Proceedings. Except as set forth on Section 5.11 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 5.12.    Legal Compliance.

(a)    Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b)    For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)    The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 5.13.    Contracts; No Defaults.

(a)    Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xix) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Incentive Plan. True, correct and complete copies of the Contracts listed on Section 5.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i)    Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $750,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $750,000 in the next twelve months after the date of this Agreement;

(ii)    Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii)    Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its wholly-owned Subsidiaries;

(iv)    Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v)    Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $750,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(vi)    Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently in force or under which any party thereto has outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii)    Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $175,000;

(viii)    Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix)    Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x)    Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi)    Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xii)    Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $750,000 in any calendar year;

(xiii)    Any Contract that grants to any third Person any “most favored nation rights”;

(xiv)    Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xv)    Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi)    Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $250,000;

(xvii)    Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $375,000;

(xviii)    the Panama Transaction Documents; and

(xix)    Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 5.13(a).

(b)    Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Amalgamation Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 5.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(c)    There are no conditions to the closing of the transactions contemplated by the Panama SPA other than those expressly set forth in the Panama SPA. The maximum number of Company Ordinary Shares issuable pursuant to the Panama SPA is 636,815 Company Ordinary Shares. The maximum number of PubCo Shares PubCo is obligated to issue under the Panama Call Option Agreement is 5,193,068 PubCo Shares. Other than such Company Ordinary Shares and PubCo Shares, no Equity Securities are required to be issued, granted, or allotted by any Person in connection with the transactions contemplated by the Panama Transaction Documents.

(d)    The copies of the Panama Transaction Documents provided to Acquiror prior to the date of this Agreement are true, accurate and complete.

Section 5.14.    Company Benefit Plans.

(a)    Section 5.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b)    Except as set forth on Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)    With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e)    No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)    No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(g)    Except as set forth on Section 5.14(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Stock Unit Award.

(h)    The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(i)    All Company Options and Restricted Stock Unit Awards have been granted in accordance with the terms of the Company Incentive Plans. The Company has made available to Acquiror accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of the Company Options and Restricted Stock Unit Awards under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards and will not cause adverse Tax consequences under Section 409A of the Code.

Section 5.15.    Labor Relations; Employees.

(a)    Except as set forth on Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(b)    Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c)    Except where it would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)    To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e)    Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f)    In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations where any material liability remains outstanding. Since January 1, 2020, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 5.16.    Taxes.

(a)    All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b)    The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)    There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e)    There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress with respect to any material Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)    Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g)    Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)    Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)    Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l)    The Company has not been, is not, and immediately prior to the Amalgamation Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m)    Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.17.    Insurance. Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

Section 5.18.    Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 5.18 of the Company Disclosure Letter. Section 5.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries.

Section 5.19.    Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.20.    Real Property. Section 5.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (w) the street address of each parcel of Leased Real Property, (x) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (y) the term and rental payment amounts pertaining to each such parcel of Leased Real Property and (z) the current use of each such parcel of Leased Real Property. Neither the Company nor its Subsidiaries owns any real property. Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, with respect to each parcel of Leased Real Property:

(a)    The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b)    The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c)    The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(d)    To the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e)    Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 5.21.    Intellectual Property.

(a)    Section 5.21(a) of the Company Disclosure Letter lists each item of material Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c)    In respect of any Material In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses), to the knowledge of the Company: (i) such Material In-Licenses are in full force and effect, with no termination notice having been received by the Company or any of its Subsidiaries thereunder; (ii) to the knowledge of the Company, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the material obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with; in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(d)    The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e)    Except as set forth on Section 5.21(e) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(f)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(g)    No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(h)    With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(i)    The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, is, to the knowledge of the Company, in material compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

Section 5.22.    Privacy and Cybersecurity.

(a)    The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no material Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b)    During the last three (3) years (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 5.23.    Environmental Matters. The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property. No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 5.24.    Absence of Changes. Since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect; and (ii) except as set forth in Section 5.24 of the Company Disclosure Letter, the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.25.    Anti-Corruption Compliance.

(a)    Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b)    Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)    As of the date hereof, to the knowledge of the Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 5.26.    Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)    The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b)    Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c)    The Company and its Subsidiaries have in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 5.27.    Proxy/ Registration Statement. The information supplied by the Company or its Subsidiaries (including, for the avoidance of doubt, any information related to Project Panama, the Panama Group or the Panama Target Financial Statements) in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.28.    Vendors.

(a)    Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b)    Except as set forth on Section 5.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.29.    Government Contracts. Except as set forth in Section 5.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 5.30.    Sufficiency of Assets. Except as would not be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Amalgamation Closing in the ordinary course.

Section 5.31.    Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.32.    Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equityholders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article VI.

Section 5.33.    Brokers’ Fees. Except as set forth on Section 5.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror, PubCo, Amalgamation Sub, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.34.    No Additional Representations or Warranties. Except as provided in this Agreement, this Article V and Section 13.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 or Section 6.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 6.1.    Acquiror Organization. Acquiror has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

Section 6.2.    Due Authorization.

(a)    Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the board of directors of Acquiror and (B) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)    the Transaction Proposal identified in clause (A) of Section 10.2(a)(i) shall require approval by special resolution (as defined in the Cayman Companies Act) of the Acquiror’s Shareholders (which requires an affirmative vote of the holders of at least two-thirds of the issued and out outstanding Acquiror Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents)) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(ii)    each of those Transaction Proposals identified in clauses (B) and (C) of Section 10.2(a)(i), in each case, shall require approval by an Ordinary Resolution (as defined in the Acquiror’s Governing Documents), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(c)    The foregoing votes (which include the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Merger Closing and the Amalgamation Closing.

(d)    At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3.    No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

Section 6.4.    Litigation and Proceedings. Except as set forth in Section 6.4 of the Acquiror Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Section 6.5.    SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 25, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Amalgamation Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Amalgamation Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6.    Internal Controls; Listing; Financial Statements.

(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)    To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)    The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from June 4, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth on Section 6.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7.    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed on Section 6.7 of the Acquiror Disclosure Letter, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (c) the filing of the Proxy/Registration Statement with the SEC and (d) the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 6.8.    Trust Account. As of the date of this Agreement, Acquiror has at least $299,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,715,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 25, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Amalgamation Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Amalgamation Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Amalgamation Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the Amalgamation Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Amalgamation Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions).

Section 6.9.    Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10.    Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.11.    No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

Section 6.12.    Capitalization of Acquiror.

(a)    As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 200,000,000 Acquiror Class A Ordinary Shares, 29,900,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, of which 7,475,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)    As of the date of this Agreement, 12,960,000 Acquiror Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Shares.

(c)    Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(d)    Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13.    Brokers’ Fees. Except for fees described on Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.14.    Indebtedness. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter or as permitted by Section 9.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 6.15.    Taxes.

(a)    All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b)    Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)    There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e)    There is no material Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f)    The Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. The Acquiror has not made a change of any method of accounting with respect to any Taxes.

(g)    The Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)    The Acquiror has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)    The Acquiror (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Acquiror.

(j)    Within the past three (3) years, no written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)    The Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l)    Except as contemplated by this Agreement and the Transactions, Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.16.    Business Activities.

(a)    Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Amalgamation Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b)    Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)    Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of Acquiror’s initial public offering, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of the date of this Agreement, the aggregate amount outstanding under the Working Capital Loans is $2,213,197.

Section 6.17.    Nasdaq Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market (“Nasdaq”) under the symbol “BTNB”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 6.18.    Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.19.    Subscription Agreements On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors and PubCo, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from PubCo, PubCo Shares for an investment amount of at least $131,930,680 (such amount, the “PIPE Investment Amount”). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

Section 6.20.    No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.21.    No Additional Representation or Warranties. Except as expressly provided in this Article VI, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Amalgamation Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Except as set forth in the Acquiror Disclosure Letter (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VII), each Acquisition Entity represents and warrants to the Company and Acquiror as of the date hereof, on behalf of itself only, as follows (except in the case of Section 7.9, Section 7.10 and Section 7.11, which representations and warranties are made solely by PubCo):

Section 7.1.    Company Organization. Such Acquisition Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of such Acquisition Entity’s Governing Documents, as amended to the date of this Agreement, previously delivered by such Acquisition Entity to the Company and Acquiror, are true, correct and complete. Such Acquisition Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to such Acquisition Entity.

Section 7.2.    Due Authorization. Such Acquisition Entity has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of such Acquisition Entity and (ii) determined by the board of directors of such Acquisition Entity as advisable to such Acquisition Entity and such Acquisition Entity’s shareholders and recommended for approval by such Acquisition Entity’s shareholders. No other company proceeding on the part of such Acquisition Entity is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by such Acquisition Entity, and this Agreement constitutes, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 7.3.    No Conflict. The execution and delivery of this Agreement by such Acquisition Entity and the other documents contemplated hereby by such Acquisition Entity and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of such Acquisition Entity, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to such Acquisition Entity, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Acquisition Entity is a party or by which such Acquisition Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of such Acquisition Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of such Acquisition Entity to consummate the Transactions.

Section 7.4.    Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of such Acquisition Entity, threatened Legal Proceedings against such Acquisition Entity, its properties or assets; and (b) there is no outstanding Governmental Order imposed upon such Acquisition Entity, nor are any properties or assets of such Acquisition Entity or its business bound or subject to any Governmental Order, except, in each case, as would not be, or reasonably be expected to be, material to the business of such Acquisition Entity.

Section 7.5.    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of such Acquisition Entity with respect to such Acquisition Entity’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise set forth on Section 6.7 of the Acquiror Disclosure Letter, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement and (c) the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act and (d) the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act.

Section 7.6.    Capitalization of Acquisition Entities. As of the date of this Agreement, (a) the authorized share capital of PubCo consists of 500,000,000 ordinary shares, par value $0.0001 each, one (1) of which is issued and outstanding as of the date of this Agreement, and (b) Amalgamation Sub has an issued and paid-up share capital of SGD1.00 comprising one (1) ordinary share.

Section 7.7.    Brokers’ Fees. Except for fees described on Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by such Acquisition Entity.

Section 7.8.    Business Activities. Since formation, such Acquisition Entity has not conducted any business activities other than those directed toward the consummation of the Transactions. Except as set forth in such Acquisition Entity’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon such Acquisition Entity or to which such Acquisition Entity is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of such Acquisition Entity or any acquisition of property by such Acquisition Entity or the conduct of business by such Acquisition Entity as currently conducted or as contemplated to be conducted as of the Amalgamation Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to such Acquisition Entity.

Section 7.9.    Consideration Shares. The Aggregate Merger Consideration and Aggregate Amalgamation Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, PubCo’s Governing Documents, or any Contract to which PubCo is a party or otherwise bound.

Section 7.10.    Subscription Agreements. On or prior to the date of this Agreement, PubCo has entered into Subscription Agreements with PIPE Investors and Acquiror, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from PubCo, PubCo Shares for an aggregate investment amount of at least the PIPE Investment Amount. Such Subscription Agreements are in full force and effect with respect to, and binding on, PubCo and, to the knowledge of PubCo, on each PIPE Investor party thereto, in accordance with their terms.

Section 7.11.    Foreign Private Issuer and Emerging Growth Company. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Amalgamation Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 7.12.    Intended Tax Treatment. Except as contemplated by this Agreement and the Transactions, such Acquisition Entity has not taken any action or agreed to take any action, nor to the knowledge of such Acquisition Entity are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

ARTICLE VIII

COVENANTS OF THE COMPANY

Section 8.1.    Company Conduct of Business. From the date of this Agreement through the earlier of the Amalgamation Closing or valid termination of this Agreement pursuant to Article XII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or the Panama Transaction Documents as in force as of the date hereof and copies of which have been delivered to Acquiror prior to the date hereof, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents, except solely in the case of any Subsidiary of the Company, where non-compliance by such Subsidiary would not be material to the business of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 8.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement, the Panama Transaction Documents as in force as of the date hereof or the other Transaction Documents or required by Law:

(a)    change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries, except in the case of any of the Company’s Subsidiaries only, for any such change or amendment made in the ordinary course of business and which is not material to the business of the Company and its Subsidiaries taken as a whole;

(b)    make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company Shares or other Equity Securities of the Company;

(c)    (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d)    purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of the applicable Company Incentive Plan as in effect on the date hereof and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e)    enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Amalgamation;

(f)    sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)    except (y) as otherwise required by Law or (z) pursuant to the Contracts listed on Section 5.13(a) or Section 5.14(g) of the Company Disclosure Letter, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice and pursuant to existing Company Incentive Plans as in effect on the date hereof, (ii) make any change in the key management structure of the Company, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any Key Executive, officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(h)    (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than the transactions contemplated by the Panama SPA or the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i)    issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) in a principal amount not exceeding $1,000,000, or (ii) borrowings under credit agreements disclosed in Section 8.1 of the Company Disclosure Letter, in the form that exists on the date hereof, or (iii) the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(j)    except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Amalgamation Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k)    except as contemplated by this Agreement and the Transactions contemplated hereby, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l)    issue any additional Company Shares, Equity Securities or securities exercisable for or convertible or exchangeable into Company Shares or other Equity Securities of the Company, other than (i) the issuance of shares pursuant to obligations incurred by the Company (including the issuance of up to 636,815 Company Shares in accordance with the Panama SPA and the conversion of all Company Preferred Shares to Company Ordinary Shares as contemplated by the Panama SPA) prior to the date hereof and described in Section 8.1(l) of the Company Disclosure Letter, or (ii) the grant or issuance of awards pursuant to the existing Company Incentive Plans as in force on the date hereof and securities upon the exercise or settlement of such awards outstanding as of the date hereof, in each case in accordance with the terms of such Company Incentive Plan and in the ordinary course of business consistent with past practice;

(m)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Amalgamation);

(n)    waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(o)    grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p)    make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 8.1(p) of the Company Disclosure Letter, in the aggregate;

(q)    manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r)    terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s)    waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t)    (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u)    terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(v)    make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards;

(w)    enter into the Panama Shareholders’ Agreement, other than substantially in the form attached to the Panama SPA;

(x)    amend, modify or waive in any material respect any provision of any Panama Transaction Document, or terminate any Panama Transaction Document; or

(y)    enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2.    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror, PubCo, Amalgamation Sub and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror, Amalgamation Sub, PubCo or their respective Representatives pursuant to this Section 8.2 shall be subject to the Confidentiality Agreement.

Section 8.3.    Preparation and Delivery of Additional Company Financial Statements.

(a)    As soon as reasonably practicable following the date hereof, the Company shall deliver to Acquiror and PubCo (i) an audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Financial Statements”), (ii) pro forma financial statements in respect of the Company, its Subsidiaries and the Panama Group as of and for the year ended December 31, 2020, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Pro Forma Financial Statements”) and (iii) audited financial statements of the Panama Group as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the AICPA) (the “Panama Target Financial Statements”, together with the PCAOB Financial Statements and the Pro Forma Financial Statements, the “Updated Financial Statements”).

(b)    Upon delivery of the Updated Financial Statements, such financial statements (other than the Pro Forma Financial Statements) shall (i) be deemed to be included in “Audited Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 5.9 (other than Section 5.9(c)) shall be deemed to apply to such Audited Financial Statements mutatis mutandis with the same force and effect as if the Updated Financial Statements (other than the Pro Forma Financial Statements) were delivered prior to the date of this Agreement; and (ii) the Pro Forma Financial Statements shall be deemed to be included in the representations and warranties set forth in Section 5.9(c).

(c)    If the Amalgamation Effective Time has not occurred prior to September 30, 2021, as soon as reasonably practicable following September 30, 2021, the Company shall deliver to Acquiror and PubCo: (i) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2021, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”); (ii) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Panama Group as of and for the six-month period ended June 30, 2021, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to an acquired business or business to be acquired, as applicable (as such terms are used in Rule 3-05 of Regulation S-X) such as the Panama Group (the “Panama H1 Financial Statements”); and (iii) pro forma financial statements in respect of the Company, its Subsidiaries and the Panama Group as of and for the six-month period ended June 30, 2021, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “H1 Pro Forma Financial Statements”). Upon delivery of the Company H1 Financial Statements and the Panama H1 Financial Statements, the representations and warranties set forth in Section 5.9 shall be deemed to apply to the Company H1 Financial Statements and the Panama H1 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement. Upon delivery of the H1 Pro Forma Financial Statements, the representations and warranties set forth in Section 5.9(c) shall be deemed to apply to such H1 Pro Forma Financial Statements in the same manner as the Pro Forma Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement.

(d)    Each of the Company, PubCo, Amalgamation Sub and Acquiror shall each use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, PubCo, Amalgamation Sub or Acquiror, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by PubCo, Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 8.4.    Related Party Agreements. All Related Party Agreements set forth on Section 8.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Amalgamation Closing without further liability to Acquiror, PubCo, Amalgamation Sub, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 8.4 of the Company Disclosure Letter.

Section 8.5.    Alternative Proposals. From the date hereof until the Amalgamation Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

Section 8.6.    Exchange Listing. From the date of this Agreement through the earlier of the Amalgamation Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by PubCo in order for PubCo to cause the PubCo Shares to be issued in connection with the Transactions to be approved for listing on the New York Stock Exchange (“NYSE”) and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Amalgamation Closing Date.

Section 8.7.    Notice of Developments. From and after the date of this Agreement until the earlier of the Amalgamation Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Amalgamation Closing) notify Acquiror, PubCo and Amalgamation Sub in writing, upon the Company or any of its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article V or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror, PubCo or Amalgamation Sub.

Section 8.8.    No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 8.9.    Shareholder Litigation. Without limiting Section 8.1 above: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Amalgamation Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror, Amalgamation Sub and PubCo of such litigation and keep Acquiror, Amalgamation Sub and PubCo reasonably informed with respect to the status thereof; and (b) the Company shall provide Acquiror, Amalgamation Sub and PubCo the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Acquiror’s, Amalgamation Sub’s and/or PubCo’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Acquiror, Amalgamation Sub and PubCo, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10.    PubCo. Each of the Company and Amalgamation Sub acknowledges and agrees that in the event that the Amalgamation Effective Time has not occurred within three (3) Business Days following the Merger Effective Time, PubCo and Acquiror may take whatever steps they deem necessary to unwind the transactions steps relating to the Merger previously undertaken and to preserve the listing, existence and corporate structure of Acquiror as closely as possible to Acquiror’s listing, existence and corporate structure immediately prior to the Merger Effective Time.

Section 8.11.    Panama Transaction. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall use its commercially reasonable efforts to (a) keep Acquiror informed on a regular and timely basis of the status and progress of the transactions contemplated by the Panama Transaction Documents (including the closing contemplated by the Panama SPA, the satisfaction of conditions precedent under the Panama SPA, any actual or alleged breach of any conditions, covenants, representations or warranties thereunder or any other actual or alleged non-compliance with the terms of such Panama Transaction Documents), (b) provide Acquiror copies of any notices given or received in connection with any Panama Transaction Document and (c) procure (it being agreed that such commercially reasonable efforts to procure under this clause (c) shall be limited to making reasonable requests of REA Group Ltd. and pursuing the same with reasonable diligence) that Acquiror and its Representatives shall be afforded reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Panama Group, to the Panama Group’s properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Panama Group, and with financial and operating data and other information concerning the affairs of the Panama Group as such persons may reasonably request, in each case for the purposes of and in connection with the Transactions. All information relating to the Panama Group obtained by Acquiror, Amalgamation Sub, PubCo or their respective Representatives pursuant to this Section 8.11 shall be subject to the Confidentiality Agreement.

Section 8.12.    Company Incentive Plans. No later than thirty (30) days following the date of this Agreement, the Company shall amend the terms of the Company Incentive Plans and underlying grant and award documents by entering into amendment agreements, substantially in the forms provided to Acquiror prior to the date of this Agreement, to facilitate the conversion of each Restricted Stock Unit Award and Company Option into a Converted RSU Award and Assumed Option, respectively, pursuant to Section 4.1(b).

Section 8.13.    Shareholder Proxies. As soon as practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to solicit from its shareholders (other than any Company Shareholder which is a party to the Company Holders Support Agreement) the agreement of such shareholders (in a form reasonably satisfactory to Acquiror) to vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the Company Shareholder Approval, and/or to appoint individuals designated by the Company as proxies to vote in favor of the Company Shareholder Approval.

Section 8.14.    Company Actions. As soon as practicable following the date of this Agreement, and in any case prior to the publication of the notice of Amalgamation Proposal pursuant to Section 10.4(a)(iii)(4), the Company shall use reasonable efforts to address and mitigate the matters set forth in Section 8.14 of the Company Disclosure Letter prior to the publication of such notice. Notwithstanding any provision of this Agreement to the contrary, (i) nothing set forth in Section 8.14 of the Company Disclosure Letter shall be deemed to be disclosed against any representations or warranties made by the Company including, without limitation, in Article V and (ii) the disclosures set forth in Section 8.14 of the Company Disclosure Letter shall be disregarded for the purposes of determining whether any condition set forth in Section 11.2 has been satisfied.

ARTICLE IX

COVENANTS OF ACQUIROR & THE ACQUISITION ENTITIES

Section 9.1.    Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice Acquiror shall be provided to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Amalgamation Closing, PubCo (as the Surviving Corporation) (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of Acquiror’s initial public offering all outstanding deferred underwriting commissions, and (2) pay all remaining amounts then available in the Trust Account to the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.2.    Nasdaq Listing. From the date of this Agreement through the closing of the Merger, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq.

Section 9.3.    No Solicitation by Acquiror. From the date hereof until the Amalgamation Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, Acquiror shall not, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

Section 9.4.    Conduct of Business. During the Interim Period, each of PubCo, Amalgamation Sub and Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 9.4 of the Acquiror Disclosure Letter, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 9.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), PubCo, Amalgamation Sub and Acquiror shall not, and PubCo shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a)    change, modify or amend the Trust Agreement (in the case of Acquiror only) or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b)    merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c)    (x) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (y) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (z) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of Acquiror only, redemptions of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(d)    except in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e)    except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f)    other than as expressly required by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Acquiror (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in the Sponsor);

(g)    incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(h)    (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than, in the case of Acquiror only, issuances of new Acquiror Warrants issued to Sponsor in respect of the capitalization of any Working Capital Loans or issuances of Acquiror Shares issuable upon, or subject to, the exercise or settlement of the Acquiror Warrants, and in the case of PubCo only, the issuance of the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration, and the assumption of the Assumed Options, the consummation of the transactions contemplated by the Company Warrant Assumption Agreement and the assumption of the Converted RSU Awards), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) in the case of Acquiror and PubCo only, other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i)    make any change in its accounting principles or methods unless required by GAAP;

(j)    form any Subsidiary;

(k)    liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(l)    enter into any agreement to do any action prohibited under this Section 9.4.

Section 9.5.    Acquiror Public Filings. From the date hereof through the Merger Effective Time, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 9.6.    Shareholder Litigation. Without limiting Section 9.4 above, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror, PubCo, Amalgamation Sub or the board of directors of Acquiror, PubCo or Amalgamation Sub by any Acquiror Shareholders prior to the Amalgamation Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror, PubCo or Amalgamation Sub shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7.    Section 16 Matters. Prior to the Amalgamation Closing Date, Acquiror shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of PubCo Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.8.    Exchange Listing. From the date of this Agreement through the earlier of the Amalgamation Closing and termination of this Agreement, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Shares to be issued in connection with the Transactions to be approved for listing on the NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Amalgamation Closing Date.

Section 9.9.    Employee Matters.

(a)    Equity Plan. On the Amalgamation Closing Date, PubCo shall assume and amend and restate all of the Company Incentive Plans into PubCo’s incentive equity plans in substantially the forms attached hereto as Exhibit I.

(b)    No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.9 are included for the sole benefit of Acquiror, PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of PubCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Amalgamation Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 9.10.    Post-Amalgamation Closing Directors and Officers of PubCo. Subject to the terms of PubCo’s Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Amalgamation Effective Time:

(a)    the board of directors of PubCo shall consist of the directors of the Company as of immediately prior to the Amalgamation Effective Time (or such other persons as the Company may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Merger Effective Time); and

(b)    the officers of PubCo shall consist of the officers of the Company as of immediately prior to the Amalgamation Effective Time, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Amalgamation Effective Time.

Section 9.11.    Amalgamation Proposal. PubCo shall exercise its rights as the sole shareholder of Amalgamation Sub in so far as it is able to cause Amalgamation Sub to approve the Amalgamation Proposal, including by voting in favor of the Amalgamation Proposal.

ARTICLE X

JOINT COVENANTS

Section 10.1.    Regulatory Approvals; Other Filings.

(a)    Each of the Company, PubCo, Acquiror and Amalgamation Sub shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, PubCo, Acquiror and Amalgamation Sub shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b)    With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c)    Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 10.2.    Preparation of Proxy Statement/Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a)    Proxy/Registration Statement and Prospectus.

(i)    As promptly as reasonably practicable after the execution of this Agreement, the Company, PubCo, Amalgamation Sub and Acquiror shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the PubCo Shares issuable to the Acquiror Shareholders and the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt: (A) the Merger and the Plan of Merger, (B) this Agreement, the other Transaction Documents, and the Business Combination, (C) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (D), and (D) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (D), collectively, the “Transaction Proposals”).

(ii)    Acquiror, PubCo, Amalgamation Sub and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, PubCo, Acquiror and Amalgamation Sub shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Shares pursuant to this Agreement. Each of the Company, PubCo, Acquiror and Amalgamation Sub also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)    Each of Acquiror, PubCo, Amalgamation Sub and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, PubCo, Amalgamation Sub, the Company or their respective Affiliates to any regulatory authority (including the NYSE) in connection with the Transactions.

(iv)    Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)    Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror, PubCo, Amalgamation Sub and the Company. PubCo will advise the Company and Acquiror, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any PubCo Shares to be issued or issuable in connection with this Agreement (or upon exercise of any PubCo Merger Warrants or PubCo Amalgamation Warrants) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi)    Each of Acquiror, PubCo, Amalgamation Sub and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)    If at any time prior to the Amalgamation Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any information relating to the Company, PubCo, Amalgamation Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/ Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders and Company Shareholders.

(b)    Acquiror Shareholder Approval.

(i)    After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (A) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”)) and (B) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Shareholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii)    Acquiror will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, NYSE rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii)    The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

(c)    Company Preferred Conversion. If and to the extent that any Company Preferred Shares remain outstanding as of a date five (5) Business Days prior to the date the Company seeks to dispatch to the Company Shareholders the Amalgamation Proposal, the Company shall with reasonable promptness (and in any event prior to the dispatch of the Amalgamation Proposal and the issuance of the notice of resolution or notice of meeting in respect of the Company Shareholders’ Written Resolution or Company Shareholders’ Meeting, as applicable at which the Company Shareholder Approval is sought) procure that all Company Preferred Shares, and any other preferred shares in the capital of the Company, are duly converted into Company Ordinary Shares in accordance with the Company’s Governing Documents.

(d)    Company Shareholder Approval.

(i)    As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than twenty (20) Business Days following such effectiveness, the Company shall (A) solicit and obtain the Company Shareholder Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act (the “Company Shareholders’ Written Resolution”), or (B) in the event the Company is not able to obtain the Company Shareholders’ Written Resolution, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than twenty (20) Business Days following such effectiveness, for the purpose of obtaining the Company Shareholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter as may be mutually agreed by Acquiror and the Company. The Company will use its reasonable best efforts to (A) solicit from its shareholders written consents and/or proxies in favor of the Company Shareholder Approval and (B) obtain the Company Shareholder Approval in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company (y) shall set the date of the Company Shareholders’ Meeting to be no later than twenty (20) Business Days after the Proxy/Registration Statement is declared effective or such other date as may be agreed by Acquiror and the Company, acting reasonably, and (z) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may adjourn the Company Shareholders’ Meeting for a period not exceeding sixteen (16) days without the consent of the Acquiror.

(ii)    The Company shall send the Proxy/Registration Statement, the Amalgamation Proposal and the meeting materials to the Company Shareholders which shall seek the Company Shareholder Approval and shall include together with all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the board of directors of the Company (the “Company Board”) has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 10.3.    Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, Acquiror, PubCo, Amalgamation Sub and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, PubCo, Amalgamation Sub or the Company or their respective Affiliates are required to obtain in order to consummate the Merger or the Amalgamation, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 8.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 9.4.

Section 10.4.    Amalgamation.

(a)    Prior to the Amalgamation Closing, each of the Company and Amalgamation Sub shall take all such actions as are reasonably necessary so that the Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i)    as soon as practicable following the execution of this Agreement, the Company and Amalgamation Sub shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (the “Other Amalgamation Documents” together with the Amalgamation Proposal, the “Amalgamation Documents”);

(ii)    as soon as practicable following the execution of this Agreement, each of the Company and Amalgamation Sub shall contact and engage with its secured creditors (if any) and such other creditors of the Company and/or Amalgamation Sub as may be agreed between Acquiror and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Amalgamation and the Transactions on terms satisfactory to the Company and the Acquiror, both acting reasonably;

(iii)    as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Amalgamation Sub shall:

(1)    so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Amalgamation Sub and the Company, respectively, to approve the Amalgamation and make solvency statements and/or declarations in respect of Amalgamation Sub and/or the Company (as the case may be);

(2)    dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;

(3)    dispatch the notice of Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of the Company and/or Amalgamation Sub as may be agreed between Acquiror and the Company; and

(4)    cause the notice of Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;

(iv)    as soon as practicable following receipt of the Acquiror Shareholder Approval and the Company Shareholder Approval, each of the Company and Amalgamation Sub shall take all steps reasonably necessary to secure the pre-clearance of the Amalgamation by ACRA;

(v)    each of the Company and Amalgamation Sub shall provide to Acquiror evidence reasonably satisfactory to Acquiror that ACRA has no further comments on the relevant Amalgamation Documents following ACRA’s review, that the Amalgamation Documents may be filed pursuant to Section 215E of the Singapore Companies Act and that promptly following such filing ACRA will confirm the Amalgamation has become effective; provided that, for the purposes of determining satisfaction of the conditions in Article XI as they relate to the performance of the covenants in this Section 10.4(a)(v), the words “in all material respects” in Section 11.2(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 10.4(a)(v) have been performed; and

(vi)    promptly following the Merger Effective Time, and in any case no later than 10:00 a.m. Singapore time on the morning following the Merger Effective Time, the Company shall pay the fee prescribed by ACRA to effect the Amalgamation and lodge with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of the Company and Amalgamation Sub that the Amalgamation has been approved by the shareholders of the Company and Amalgamation Sub, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the amalgamated entity, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act.

(b)    The Company and Amalgamation Sub shall, and the Company shall cause each of the Company’s Subsidiaries to, (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between Acquiror and the Company or lodged with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the ACRA concerning the Amalgamation Documents, and (iii) cause the Amalgamation to be declared effective under the Singapore Companies Act as promptly as practicable following the Merger.

(c)    Any filing of, or amendment or supplement to, the Amalgamation Documents will be mutually prepared and agreed upon by the Company, Acquiror and Amalgamation Sub. Each of the Company and Amalgamation Sub will advise the Company, PubCo and Acquiror, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the Company, PubCo and Acquiror a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(d)    Each of Acquiror, PubCo, Amalgamation Sub and the Company shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between Acquiror and the Company, in each case, of the Company or Amalgamation Sub, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading.

(e)    If at any time prior to the Amalgamation Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any information relating to the Company, PubCo, Amalgamation Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of the Company and Amalgamation Sub.

(f)    If at any time prior to the Amalgamation Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any member or creditor of the Company or Amalgamation Sub or any other person to whom the Company or Amalgamation Sub is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), (i) Acquiror, the Company, PubCo and Amalgamation Sub shall discuss in good faith how to address any such Amalgamation Objection and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable efforts to deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal and (ii) neither the Company nor Amalgamation Sub shall agree to any material settlement or accommodation in respect of any Amalgamation Objection without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed).

Section 10.5.    Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall constitute Company Transaction Expenses.

Section 10.6.    Tax Free Reorganization Matters. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment, and to the extent required to do so and except to the extent prohibited by applicable Law, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 10.7.    Cooperation; Consultation.

(a)    Prior to the Amalgamation Closing, each of the Company, PubCo, Amalgamation Sub and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the PIPE Investment) the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, PubCo, Amalgamation Sub or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)    From the date hereof until the Amalgamation Effective Time, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of Acquiror and the Company shall keep the other reasonably informed from time to time upon reasonable request with respect to the PIPE Investment, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of this Transactions with respect to such matters.

Section 10.8.    PIPE Investments. Each of Acquiror, PubCo and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Amalgamation Closing, but subject to their satisfaction at the Amalgamation Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Amalgamation Closing; (c) confer with the other parties regarding timing of the expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Amalgamation Closing to cause them to fund their obligations as far in advance of the Amalgamation Closing as permitted by the Subscription Agreements; and (e) cause the applicable PIPE Investors to pay to (or as directed by) PubCo the applicable portion of the PIPE Investment Amount, as applicable, set forth in the applicable Subscription Agreement in accordance with their terms. Acquiror and PubCo shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing PubCo Shares as and when required under any such Subscription Agreements.

Section 10.9.    Indemnification and Insurance.

(a)    From and after the Amalgamation Effective Time, each of the Surviving Corporation and the Surviving Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Amalgamation Effective Time, whether asserted or claimed prior to, at or after the Amalgamation Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation and the Surviving Company shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Amalgamation Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)    For a period of six (6) years from the Amalgamation Effective Time, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, that (i) the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Amalgamation Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 10.9 shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 10.9 shall survive the Amalgamation Closing indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and the Surviving Company and all of their respective successors and assigns; and (ii) in the event that the Surviving Corporation or the Surviving Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of the Surviving Corporation and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Corporation and the Surviving Company, as applicable, shall succeed to the obligations set forth in this Section 10.9.

(d)    On the Amalgamation Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Amalgamation Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Amalgamation Closing.

(e)    The provisions of this Section 10.9: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Amalgamation Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation and the Surviving Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Amalgamation Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.1.    Conditions to Obligations of Acquiror, PubCo and the Company at Merger Closing. The obligations of Acquiror, PubCo and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    the Acquiror Shareholder Approval shall have been obtained;

(b)    the Company Shareholder Approval shall have been obtained;

(c)    the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)    (i) PubCo’s initial listing application with the NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Amalgamation Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of the NYSE and PubCo shall not have received any written notice of non-compliance therewith, and (ii) the PubCo Shares to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e)    no Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal;

(f)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Merger Closing or the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or the Amalgamation Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions; and

(g)    Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) remaining after accounting for Acquiror Share Redemptions.

Section 11.2.    Conditions to Obligations of Acquiror and PubCo at Merger Closing. The obligations of Acquiror and PubCo to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)    (i) The representations and warranties of the Company contained in the first sentence of Section 5.6(a), Section 5.6(b), the first sentence of Section 5.6(c), the first sentence of Section 5.6(d), and Section 5.24 shall be true and correct in all but de minimis respects as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than the first sentence of Section 5.6(a), Section 5.6(b), the first sentence of Section 5.6(c), the first sentence of Section 5.6(d), and Section 5.24) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article V of this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.2(a)(iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)    each of the covenants of the Company to be performed as of or prior to the Merger Closing shall have been performed in all material respects;

(c)    all Company Preferred Shares, and any other preferred shares in the capital of the Company, shall have been converted into Company Ordinary Shares; and

(d)    if the Merger Effective Time will occur on a date following September 30, 2021, the Company H1 Financial Statements, Panama H1 Financial Statements and the H1 Pro Forma Financial Statements shall have been provided pursuant to Section 8.3(c).

Section 11.3.    Conditions to Obligations of Acquiror, PubCo, Amalgamation Sub and the Company at Amalgamation Closing. The obligations of Acquiror, PubCo, Amalgamation Sub and the Company to consummate, or cause to be consummated, the Amalgamation is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    the Merger Effective Time shall have occurred;

(b)    since the Merger Effective Time, no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)    since the Merger Effective Time, (i) PubCo shall continue to satisfy any applicable initial and continuing listing requirements of the NYSE and PubCo shall not have received any written notice of non-compliance therewith, and (ii) the PubCo Shares to be issued in connection with the Amalgamation shall continue to be approved for listing on the NYSE, subject to official notice of issuance;

(d)    since the Merger Effective Time, no Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal; and

(e)    since the Merger Effective Time, no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Amalgamation Closing (any of the foregoing, an “amalgamation restraint”), other than any such amalgamation restraint that is immaterial or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions.

Section 11.4.    Conditions to the Obligations of the Company at Amalgamation Closing. The obligation of the Company to consummate, or cause to be consummated, the Amalgamation is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    (i) The representations and warranties of Acquiror contained in Section 6.10, the first sentence of Section 6.12(a) and the first sentence of Section 6.12(b) shall be true and correct in all but de minimis respects as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than Section 6.10, the first sentence of Section 6.12(a) and the first sentence of Section 6.12(b)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror, PubCo and Amalgamation Sub contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.4(a)(iii), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, PubCo or Amalgamation Sub to enter into and perform its obligations under this Agreement; and

(b)    each of the covenants of Acquiror, PubCo and Amalgamation Sub to be performed as of or prior to the Merger Closing shall have been performed in all material respects.

Section 11.5.    Conditions to the Obligations of Amalgamation Sub at Amalgamation Closing. The obligation of Amalgamation Sub to consummate, or cause to be consummated, the Amalgamation is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Amalgamation Sub:

(a)    (i) The representations and warranties of the Company contained in the first sentence of Section 5.6(a), Section 5.6(b), the first sentence of Section 5.6(c), the first sentence of Section 5.6(d), and Section 5.24 shall be true and correct in all but de minimis respects as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than the first sentence of Section 5.6(a), Section 5.6(b), the first sentence of Section 5.6(c), the first sentence of Section 5.6(d), and Section 5.24) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.5(a)(iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b)    each of the covenants of the Company to be performed as of or prior to the Merger Closing shall have been performed in all material respects.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by written consent of the Company and Acquiror;

(b)    by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Merger Closing or Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or Amalgamation Closing, other than any such restraint that is immaterial;

(c)    by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)    by the Company if the Acquiror Board has publicly announced its proposal to, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation;

(e)    prior to the Merger Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Merger Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Merger Closing has not occurred on or before the date falling 270 days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(f)    by written notice to the Company from Acquiror if the Amalgamation Closing shall not have occurred by the third (3rd) Business Day following the Merger Closing;

(g)    by Acquiror if the Company Shareholder Approval shall not have been obtained within thirty five (35) Business Days after the Proxy/Registration Statement has been declared effective by the SEC; or

(h)    prior to the Merger Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, PubCo or Amalgamation Sub set forth in this Agreement, such that the conditions specified in Section 11.4(a) and Section 11.4(b) would not be satisfied at the Merger Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Merger Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 12.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, PubCo, Acquiror or Amalgamation Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 8.10, Section 10.5, this Section 12.2 and Article XIII and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.    Trust Account Waiver. Each of the Company, PubCo and Amalgamation Sub hereby represents and warrants that it has read the final prospectus of Acquiror, dated as of January 25, 2021 and filed with the SEC (File No. 333-251860) on January 27, 2001 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Acquiror Share Redemptions, (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each of the Company, PubCo and Amalgamation Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1), none of the Company, PubCo, Amalgamation Sub or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company, PubCo and Amalgamation Sub, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, PubCo, Amalgamation Sub or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Company, PubCo and Amalgamation Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and each of the Company, PubCo and Amalgamation Sub further intends and understands such waiver to be valid, binding and enforceable against the Company, PubCo, Amalgamation Sub and each of their respective Affiliates under applicable Law. To the extent the Company, PubCo, Amalgamation Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, each of the Company, PubCo, and Amalgamation Sub hereby acknowledges and agrees that the Company’s, PubCo’s, Amalgamation Sub’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, PubCo, Amalgamation Sub or any of their respective Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, PubCo, Amalgamation Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company, PubCo, Amalgamation Sub and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 13.2.    Waiver. Any party to this Agreement may, at any time prior to the Amalgamation Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.3.    Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)    If to Acquiror, to:

Bridgetown 2 Holdings Limited 38/F Champion Tower 3 Garden Road, Central
Hong Kong
Attention:	Steve Teichman; Derek Fong
Email:	Steve.Teichman@pcg-group.com;
Derek.Fong@pcg-group.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Attention:	Jonathan B. Stone
Rajeev P. Duggal
Email:	jonathan.stone@skadden.com
rajeev.duggal@skadden.com

(b) If to PubCo or Amalgamation Sub, to:

PropertyGuru Group Limited c/o 38/F Champion Tower 3 Garden Road, Central
Hong Kong
Attention:	Steve Teichman; Derek Fong
Email:	Steve.Teichman@pcg-group.com;
Derek.Fong@pcg-group.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Attention:	Jonathan B. Stone
Rajeev P. Duggal
Email:	jonathan.stone@skadden.com
rajeev.duggal@skadden.com

(c) If to the Company, to:

PropertyGuru Pte. Ltd.
Paya Lebar Quarter, 1 Paya Lebar Link
#12-01/04, Singapore 408533
Attention:	Hari V. Krishnan
Joe Dische
Email:	hari@propertyguru.com
joe@propertyguru.com
(Copy: legal@propertyguru.com)

with copies to (which shall not constitute notice):

Latham & Watkins LLP 9 Raffles Place
#42-02 Republic Plaza
Attention:	Sharon Lau
Noah Carr
Email:	Sharon.Lau@lw.com
Noah.Carr@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4.    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.5.    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 10.9; and (b) the Non-Recourse Parties may enforce Section 13.17.

Section 13.6.    Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Amalgamation Closing shall occur, the Company shall pay or cause to be paid the Acquiror Transaction Expenses and the Company Transaction Expenses at the Amalgamation Closing in accordance with Section 3.4(d).

Section 13.7.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the board of directors of the Company and the Amalgamation shall in each case be governed by the laws of Singapore and the fiduciary duties of the board of directors of Acquiror, the Merger and any exercise of appraisal and dissenters’ rights with respect to the Merger shall in each case be governed by the laws of the Cayman Islands.

Section 13.8.    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9.    Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.10.    Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter; provided, that no disclosure set forth in Section 8.14 of the Company Disclosure Letter shall be deemed to be a disclosure with respect to any other section of this Agreement or any other section of the Company Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.11.    Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 13.12.    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Company Shareholder Approval or the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Acquiror Shareholders, respectively, without such approval having been obtained.

Section 13.13.    Publicity.

(a)    All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Amalgamation Closing be subject to the prior mutual approval of Acquiror, PubCo and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.13(a).

(b)    The restriction in Section 13.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 13.13.

Section 13.14.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.15.    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.15.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.16.    Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.17.    Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a)    this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, PubCo, Acquiror and Amalgamation Sub as named parties hereto; and

(b)    except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, PubCo, Acquiror or Amalgamation Sub and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, PubCo, Acquiror or Amalgamation Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 13.18.    Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 12.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Amalgamation Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Amalgamation Effective Time (and there shall be no liability after the Amalgamation Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Amalgamation Closing and then only with respect to any breaches occurring after the Amalgamation Closing and (b) this Article XIII.

Section 13.19.    Conflicts and Privilege.

(a)    Acquiror, the Company, PubCo and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Amalgamation Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Bridgetown 2 Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the PropertyGuru Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Amalgamation Closing may represent the Sponsor and/or any other member of the Bridgetown 2 Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror, the Company and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Amalgamation Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Bridgetown 2 Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Bridgetown 2 Group after the Amalgamation Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company or Amalgamation Sub prior to the Amalgamation Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)    Acquiror, the Company and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Amalgamation Closing between or among (x) the shareholders or holders of other equity interests of the Company, Amalgamation Sub and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “PropertyGuru Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Bridgetown 2 Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”), that represented the Company prior to the Amalgamation Closing may represent any member of the PropertyGuru Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror, the Company and/or Amalgamation Sub in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, Acquiror, the Company and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Corporation), and further agree that, as to all legally privileged communications prior to the Amalgamation Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company, Amalgamation Sub and/or any member of the PropertyGuru Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the PropertyGuru Group after the Amalgamation Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Amalgamation Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BRIDGETOWN 2 HOLDINGS LIMITED

By:	/s/ Daniel Wong
Name:	Daniel Wong
Title:	Director

PROPERTYGURU GROUP LIMITED

By:	/s/ Daniel Wong
Name:	Daniel Wong
Title:	Director

B2 PUBCO AMALGAMATION SUB PTE. LTD.

By:	/s/ Wong Ka Kit
Name:	Wong Ka Kit
Title:	Director

PROPERTYGURU PTE. LTD.

By:	/s/ Hari Vembakkam Krishnan
Name:	Hari Vembakkam Krishnan
Title:	Chief Executive Officer and Managing Director

EXHIBIT A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [●] 2021.

BETWEEN

(1)

PropertyGuru Group Limited, an exempted company incorporated under the laws of the Cayman Islands on 14 July 2021 with company number 378411, and with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “PubCo” or the “Surviving Company”); and

(2)

Bridgetown 2 Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands on 24 June 2020 with company number 363761, and with its registered office situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Acquiror”, and together with PubCo, the “Constituent Companies”).

WHEREAS

(A)

The Acquiror and PubCo have agreed to merge by way of statutory merger (the “Merger”) on the terms and conditions contained or referred to in a business combination agreement dated as of [●] 2021 between (1) the Acquiror, (2) PubCo, (3) B2 PubCo Amalgamation Sub Pte. Ltd., and (4) PropertyGuru Pte. Ltd (the “Agreement”), a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Acquiror will merge with and into PubCo and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(B)	This Plan of Merger is made in accordance with section 233 of the Companies Act.

(C)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Act) to the Merger are the Acquiror and PubCo.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Act) is PubCo and its name shall be “PropertyGuru Group Limited”.

REGISTERED OFFICE

3.	The registered office of the Acquiror at the date of this Plan of Merger is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

4.	The registered office of PubCo at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

5.	Upon the Merger becoming effective, the Surviving Company shall have its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

6.

Immediately prior to the Merger Effective Time (as defined below), the authorized share capital of the Acquiror shall be US$22,100 divided into (i) 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (“Acquiror Class A Ordinary Shares”) (of which [29,900,000] are issued and outstanding), (ii) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (“Acquiror Class B Ordinary Shares”) (of which [7,475,000] are issued and outstanding), and (iii) 1,000,000 preferred shares of a par value of US$0.0001 each (none of which are issued and outstanding) ((i), (ii) and (iii) collectively the “Acquiror Shares”).

7.

Immediately prior to the Merger Effective Time, the authorized share capital of PubCo shall be US$[●] divided into [●] ordinary shares of a par value of US$0.0001 each (PubCo Shares”), of which [one] PubCo Share has been issued and is fully paid.

8.	At the Merger Effective Time, the authorized share capital of the Surviving Company shall be US$[●] divided into [●] ordinary shares of a par value of US$0.0001 each (Surviving Company Shares”).

9.	At the Merger Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)

subject to clause 9(b) below, each (A) Acquiror Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Surviving Company Share and (B) Acquiror Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Surviving Company Share;

(b)

notwithstanding clause 9(a) above or any provision of the Agreement to the contrary, if there are any Acquiror Shares that are owned by the Acquiror as treasury shares or any Acquiror Shares owned by any direct or indirect subsidiary of the Acquiror immediately prior to the Merger Effective Time, such Acquiror Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

(c)

each PubCo Share issued and outstanding immediately prior to the Merger Effective Time shall continue in existence and shall become one (1) validly issued, fully paid and non-assessable Surviving Company Share.

10.

At the Merger Effective Time, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

11.	The Merger shall take effect on [●] (the “Merger Effective Time”).

2

PROPERTY

12.

At the Merger Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

13.

The memorandum of association and articles of association of the PubCo shall be amended and restated by their deletion in their entirety and substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger at the Merger Effective Time.

DIRECTORS BENEFITS

14.	There are no amounts or benefits paid or payable to any director of any Constituent Company or the Surviving Company on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

15.	The names and addresses of the directors of the Surviving Company upon the Merger becoming effective shall be as follows:

NAME	ADDRESS
[●]	[	●]

SECURED CREDITORS

16.

The Acquiror has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger or immediately prior to the Merger Effective Time.

17.	PubCo has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger or immediately prior to the Merger Effective Time.

RIGHT OF TERMINATION

18.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Merger Effective Time.

AMENDMENTS

19.

At any time prior to the Merger Effective Time, this Plan of Merger may be amended by the board of directors of both the Acquiror and PubCo in accordance with section 235(1) of the Companies Act, including to effect any changes to this Plan of Merger which the directors of both the Acquiror and PubCo deem advisable.

3

APPROVAL AND AUTHORIZATION

20.	This Plan of Merger has been approved by the board of directors of each of the Acquiror and PubCo pursuant to section 233(3) of the Companies Act.

21.	This Plan of Merger has been authorized by the shareholders of each of the Acquiror and PubCo pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

22.

This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

23.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(signature pages follow)

4

For and on behalf of PropertyGuru Group Limited:

[Name] Director

For and on behalf of Bridgetown 2 Holdings Limited:

[Name] Director

5

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

EXHIBIT B

AMALGAMATION PROPOSAL

AMALGAMATION PROPOSAL

(in compliance with Section 215B of the Companies Act, Chapter 50 of Singapore)

PROPOSED AMALGAMATION OF PROPERTYGURU PTE. LTD.

AND B2 PUBCO AMALGAMATION SUB PTE. LTD.

TO BE EFFECTED ON TERMS SET OUT IN THIS AMALGAMATION PROPOSAL

IN ACCORDANCE WITH SECTION 215A OF THE

COMPANIES ACT, CHAPTER 50 OF SINGAPORE

1.	PRELIMINARY

1.1	Definitions. In this Amalgamation Proposal, except to the extent that the context otherwise requires:

1.1.1	the following expressions shall bear the following respective meanings, namely:

“Amalgamated Company”	:	PG, following B2 Pubco and PG amalgamating and continuing as one company, under the existing name of PG, following the Amalgamation taking effect on the Amalgamation Date;

“Amalgamation”	:	The amalgamation of B2 Pubco and PG, as described in this Amalgamation Proposal;

“Amalgamation Date”	:	[●] 2021 or such other date as may be notified to the Registrar of Companies appointed under the Companies Act (and includes any Deputy or Assistant Registrar of Companies);

“Amalgamation Proposal”	:	This proposal made in accordance with Section 215B of the Companies Act;

“B2 Pubco”	:	B2 Pubco Amalgamation Sub Pte. Ltd. (Company Registration No. 20215330M), a company incorporated in Singapore;

“B2 Pubco Shares”	:	Ordinary shares in the capital of B2 Pubco;

“BT2”	:	Bridgetown 2 Holdings Limited, an exempted company incorporated in the Cayman Islands on 24 June 2020;

“Business Combination Agreement”	:	The Business Combination Agreement dated [●] 2021 entered into amongst PG, HoldCo, B2 Pubco and BT2 in connection with the business combination transaction to be undertaken upon the terms and subject to the conditions of Business Combination Agreement, as amended, modified or supplemented from time to time;

“Companies Act”	:	Companies Act, Chapter 50 of Singapore;

“Creditor Objection”	:	An objection from any creditor of PG or B2 Pubco to this Amalgamation Proposal;

“Exchange Ratio”	:	[●]

“Governmental Authority”	:	Any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

“Governmental Order”		Any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

“HoldCo”	:	PropertyGuru Group Limited, an exempted company incorporated in the Cayman Islands as B2 PubCo Limited on 14 July 2021, and the sole shareholder of B2 Pubco;

“HoldCo Shares”	:	Ordinary shares in the capital of HoldCo;

“Law”	:	Any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority;

“Merger”		The meaning set forth in the Business Combination Agreement;

“Merger Effective Time”		The meaning set forth in the Business Combination Agreement;

“PG”	:	PropertyGuru Pte. Ltd. (Company Registration No. 200615063H), a company incorporated in Singapore;

“PG Shareholders”	:	The holders of the existing PG Shares immediately prior to the Amalgamation taking effect. The names of the PG Shareholders as at the date of this Amalgamation Proposal are set out in Column (1) of the table in Schedule 2;

“PG Shares”	:	Ordinary shares in the capital of PG;

“Proxy/Registration Statement”		The registration statement on Form F-4 and proxy statement filed by PG, HoldCo, B2 Pubco and BT2 with the SEC pursuant to the Business Combination Agreement;

“SEC”	:	The United States Securities and Exchange Commission;

“Transactions”	:	Collectively, the Merger, the Amalgamation and each of the other transactions contemplated by the Business Combination Agreement or any of the other Transaction Documents (as defined in the Business Combination Agreement);

“S$” and “cents”	:	Singapore dollars and cents, respectively; and

“%” or “per cent.”	:	Per centum or percentage.

1.1.2

words importing the singular shall, where applicable, include the plural and vice versa, and words importing the masculine gender shall, where applicable, include the feminine and neuter genders. Words importing persons shall include corporations;

1.1.3

any reference to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under the Companies Act or any statutory modification thereof and used herein shall, where applicable, have the meaning assigned to it under the Companies Act or any modification thereof, as the case may be; and

1.1.4	any reference in this Amalgamation Proposal to a time of day shall be a reference to Singapore time unless otherwise stated.

1.2

B2 Pubco is a private company limited by shares incorporated in Singapore on 21 July 2021 with Company Registration No. 202125330M. As at the date of this Amalgamation Proposal, B2 Pubco has [●] ordinary shares in issue.

PG is a private company limited by shares incorporated in Singapore on 10 October 2006 with Company Registration No. 200615063H. As at the date of this Amalgamation Proposal, PG has [●] ordinary shares in issue.

1.3

Reasons for the Amalgamation. The Amalgamation is being undertaken in connection with and pursuant to the business combination transaction to be undertaken upon the terms and subject to the conditions of the Business Combination Agreement.

1.4

Section 215B Companies Act. This Amalgamation Proposal contains all the details required under Section 215B of the Companies Act. Subject to the conditions in paragraph 6.1 being fulfilled, the Amalgamation shall become effective on the Amalgamation Date.

2.	TERMS AND CONDITIONS OF THE AMALGAMATION

Terms. With effect from the Amalgamation Date:

2.1	B2 Pubco and PG will amalgamate and PG will continue as the surviving legal entity with the same name, in particular, but without limitation:

2.1.1	all the property, rights and privileges of B2 Pubco shall be transferred to and vest in, and all property, rights and privileges of PG shall continue with, the Amalgamated Company;

2.1.2

all the liabilities and obligations of B2 Pubco shall be transferred to and become the liabilities and obligations of, and all liabilities and obligations of PG shall continue with, the Amalgamated Company;

2.1.3	all proceedings pending by or against B2 Pubco may be continued by or against, and all proceedings pending by or against PG shall continue to be continuable by or against, the Amalgamated Company;

2.1.4

any conviction, ruling, order or judgment in favour of or against B2 Pubco may be enforced by or against, and any conviction, ruling, order or judgment in favour of or against PG shall continue to be enforceable by or against, the Amalgamated Company; and

2.1.5	the shares and rights of the members in each of B2 Pubco and PG shall be converted into the shares and rights provided for in this Amalgamation Proposal.

2.2	B2 Pubco will cease to exist as a separate legal entity;

2.3	all of the B2 Pubco Shares which are in issue will be converted into ordinary shares in the capital of the Amalgamated Company in the manner set out in paragraph 3.5.1 below;

2.4	all of the PG Shares held by the PG Shareholders will be cancelled and the PG Shareholders will receive consideration in the form of HoldCo Shares in the manner set out in paragraph 3.5.2 below; and

2.5	except as set out in this Amalgamation Proposal, the Amalgamation does not involve:

2.5.1	the making of any payment to any shareholder or director of B2 Pubco or PG

2.5.2	the sale or cancellation of any of PG’s assets (including any shares in its subsidiaries);

2.5.3	consideration for the issuance of the HoldCo Shares other than the cancellation of the PG Shares held by the PG Shareholders pursuant to paragraph 3.5.2 below; or

2.5.4

any change in the share capital, net asset position, balance sheet and profit and loss account of PG resulting directly from the Amalgamation, other than, as applicable: (a) to account for any costs and expenses incurred by B2 Pubco prior to the Amalgamation in connection with the transactions contemplated by the Business Combination Agreement; (b) adjustments to reflect the paid up share capital and any nominal cash holdings of B2 Pubco; (c) adjustments related to HoldCo’s direct or indirect effective assumption or novation of any outstanding or reserved warrants, options, restricted stock units, share awards and other securities of PG; and (d) any other adjustments that would occur by operation of law as the result of an amalgamation under Part VII of the Companies Act between PG and B2 Pubco.

2.6	[Transfer tax analysis and related mechanics to be confirmed and reflected prior to filing of final Amalgamation Proposal]

3.	AMALGAMATED COMPANY DETAILS

3.1	Name. The name of the Amalgamated Company as at the Amalgamation Date will be the same as the name of PG as at the date immediately preceding the Amalgamation Date, i.e. PropertyGuru Pte. Ltd.

3.2

Registered Office. The registered office of the Amalgamated Company as at the Amalgamation Date will be the same as the registered office of PG as at the date immediately preceding the Amalgamation Date, i.e. 1 Paya Lebar Link, #12-01-04, Paya Lebar Quarter, Singapore 408533.

3.3	Directors. The proposed Board of Directors of the Amalgamated Company is as follows:

Name	Residential or Alternate Address
[●]	[●]
[●]	[●]

3.4	Share Structure.

3.4.1

The number of shares in the capital of the Amalgamated Company (after the conversion of the B2 Pubco Shares held by HoldCo into shares in the capital of the Amalgamated Company pursuant to paragraph 3.5.1 below and the cancellation of all the PG Shares held by the PG Shareholders pursuant to paragraph 3.5.2 below) will be [●] ordinary shares, all of which will be held by HoldCo.

3.4.2

The rights, privileges, limitations and conditions that will be attached to each ordinary share in the capital of the Amalgamated Company as at the Amalgamation Date are set out in the Constitution of the Amalgamated Company.

3.4.3

All of the shares in the capital of the Amalgamated Company [are transferable in accordance with the relevant provisions of the Constitution of the Amalgamated Company i.e. regulations [●] to [●] as set out below]:

[To track language in the Constitution of the Amalgamated Company.]

3.4.4	Constitution. A copy of the proposed Constitution of the Amalgamated Company is attached as Schedule 1 to this Amalgamation Proposal.

3.5	Conversion of B2 Pubco Shares and Cancellation of PG Shares. Subject to the Amalgamation becoming effective:

3.5.1	Each B2 Pubco Share held by HoldCo immediately prior the Amalgamation Date, will be automatically converted into one ordinary share in the capital of the Amalgamated Company; and

3.5.2

all of the PG Shares held by each PG Shareholder immediately prior to the Amalgamation Date will be automatically cancelled (such cancellation of PG Shares of which shall not be deemed to be a reduction of share capital within the meaning of the Companies Act) and each PG Shareholder shall be entitled to receive, as consideration for such PG Share, upon delivery of the Letter of Transmittal (as defined in the Business Combination Agreement) in accordance with Section 4.2 of the Business Combination Agreement, such number of HoldCo Shares equal to the Exchange Ratio, provided that notwithstanding anything to the contrary contained herein, no fraction of a HoldCo Share shall be issued by virtue of the Amalgamation and each PG Shareholder who would otherwise be entitled to a fraction of a HoldCo Share (after aggregating all fractional HoldCo Shares that otherwise would be received by such PG Shareholder) shall instead have the number of HoldCo Shares issued to such PG Shareholder rounded up in the aggregate to the nearest whole HoldCo Share, the result of which will be that HoldCo will hold [●] ordinary shares in the capital of the Amalgamated Company, being all the ordinary shares in the capital of the Amalgamated Company, each of which will have identical rights, privileges, limitations and conditions attached to each existing PG Share.

4.	PAYMENT TO BE MADE TO ANY SHAREHOLDER OR DIRECTOR OF B2 PUBCO

4.1	Save as provided in paragraph 3.5 above, there will not be any payment made to any shareholder of B2 Pubco .

4.2	There will not be any payment made to any director of B2 Pubco.

5.	PAYMENT TO BE MADE TO ANY SHAREHOLDER OR DIRECTOR OF PG

5.1	Save as provided in paragraph 3.5 above, there will not be any payment made to any shareholder of PG.

5.2	[The following shareholders of PG are also directors of PG: [To be updated prior to the issue of the Amalgamation Proposal.]

5.2.1	[●]; and

5.2.2	[●],

and accordingly, save as provided in paragraph 3.5 above, there will not be any payment made to any director of PG.]

6.	ARRANGEMENTS TO COMPLETE AMALGAMATION

6.1	The arrangements necessary to complete the Amalgamation and to provide for the subsequent management and operation of the Amalgamated Company are:

6.1.1	the approval of HoldCo, as the sole shareholder of B2 Pubco , of the Amalgamation and this Amalgamation Proposal in accordance with Section 215C of the Companies Act;

6.1.2	the approval by the PG Shareholders of the Amalgamation and this Amalgamation Proposal in accordance with Section 215C of the Companies Act; and

6.1.3	the completion of the other procedures referred to in Sections 215A to 215J of the Companies Act, including:

(a)	the board of directors of each of B2 Pubco and PG having, prior to obtaining the approval of their respective shareholders:

(i)	resolved that the Amalgamation is in the best interest of B2 Pubco and PG (as the case may be); and

(ii)

made a solvency statement in relation to B2 Pubco or PG (as the case may be) in accordance with Section 215I of the Companies Act; and having made a solvency statement in relation to the Amalgamated Company in accordance with Section 215J of the Companies Act;

(b)	every director who voted in favour of the resolution and the making of the statements referred to in paragraph 6.1.3(a) above signing a declaration (a “Declaration”) stating:

(i)

that, in his opinion, the conditions specified in paragraph 6.1.3(a)(i) above, Section 215I(1)(a) and (b) of the Companies Act (in relation to each of B2 Pubco and PG, as the case may be) and Section 215J(1)(a) and (b) of the Companies Act (in relation to the Amalgamated Company) are satisfied; and

(ii)	the grounds for that opinion;

(c)	the board of directors of each of B2 Pubco and PG sending to every member of B2 Pubco and PG, not less than 21 days prior to obtaining the approval of their respective shareholders:

(i)	a copy of this Amalgamation Proposal;

(ii)	a copy of the Declarations given by the directors;

(iii)	a statement of any material interests of the directors, whether in that capacity or otherwise (if any); and

(iv)

such further information and explanation as may be necessary to enable a reasonable member of B2 Pubco and PG to understand the nature and implications, for B2 Pubco and PG and its respective members, of the Amalgamation;

(d)	the directors of each of B2 Pubco and PG having, not less than 21 days prior to obtaining the approval of their respective shareholders:

(i)	sent a copy of this Proposal to every secured creditor of each of B2 Pubco and PG (if any); and

(ii)	caused to be published in [insert daily English newspaper circulating generally in Singapore] a notice of the Amalgamation, including a statement that:

(1)	copies of this Amalgamation Proposal are available for inspection by any member or creditor of B2 Pubco and PG at their respective registered offices during ordinary business hours; and

(2)	a member or creditor of B2 Pubco and PG is entitled to be supplied free of charge with a copy of this Amalgamation Proposal upon request to B2 Pubco or PG (as the case may be); and

(e)

for the purpose of effecting the Amalgamation, the following documents have to be filed with the Accounting and Corporate Regulatory Authority of Singapore, together with payment of the prescribed filing fee of S$[400]:

(i)	this Amalgamation Proposal;

(ii)	the Declarations;

(iii)

a declaration signed by the directors of each of B2 Pubco and PG stating that the Amalgamation has been approved in accordance with the Companies Act and the memorandum and articles of association of each of B2 Pubco and PG; and

(iv)

a declaration signed by the proposed directors of the Amalgamated Company stating that, where the proportion of the claims of the creditors of the Amalgamated Company in relation to the value of the assets of the Amalgamated Company is greater than the proportion of the claims of the creditors of an amalgamating company in relation to the value of the assets of the amalgamating company, no creditor will be prejudiced by that fact.

6.2	In addition, the following conditions must be satisfied by or on the Amalgamation Date:

6.2.1	no court order being made under Section 215H of the Companies Act;

6.2.2	the merger of HoldCo and BT2, with HoldCo being the surviving entity, becoming effective in accordance with the Cayman Islands Companies Act (As Revised) (the “Merger Effective Time”);

6.2.3

since the Merger Effective Time, no stop order suspending the effectiveness of the Proxy/Registration Statement being issued and no proceedings for that purpose being initiated or threatened by the SEC and not withdrawn;

6.2.4

HoldCo continuing to satisfy any applicable initial and continuing listing requirements of the New York Stock Exchange (“NYSE”) and HoldCo not having received any notice of non-compliance therewith, and the HoldCo Shares to be issued in connection with the Amalgamation having been approved for listing on NYSE, subject to official notice of issuance;

6.2.5

since the Merger Effective Time, no Creditor Objection having been raised, or any such Creditor Objection which has been raised having been addressed such that no creditor of PG or B2 Pubco shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to this Amalgamation Proposal; and

6.2.6

since the Merger Effective Time, no Governmental Authority having enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Amalgamation illegal or which otherwise prevents or prohibits consummation of the Amalgamation (any of the foregoing, an “Amalgamation Restraint”), other than any such Amalgamation Restraint that is immaterial of for which the relevant Governmental Authority does not have jurisdiction over any of the parties to the Business Combination Agreement with respect to the Transactions.

[To include any further agreed conditions precedent]

7.	COUNTERPARTS

This Amalgamation Proposal may be signed in any number of counterparts, all of which taken together shall constitute one and the same Amalgamation Proposal. Each of the persons named below may sign this Amalgamation Proposal on behalf of the B2 Pubco Board of Directors and the PG Board of Directors respectively by executing any such counterpart.

Dated this [●] day of [●] 2021

This proposal has been approved pursuant to the Meeting of the Board of Directors of B2 Pubco held on the [●] day of [●] 2021.

Name: [●]
Director
on behalf of the B2 Pubco Board of Directors

This proposal has been approved pursuant to the Directors’ Resolutions in Writing pursuant to Regulation [●] of the Constitution of PG dated the [●] day of [●] 2021.

Name: [●]
Director
on behalf of the PG Board of Directors

Schedule 1

Constitution of the Amalgamated Company post-Amalgamation

[●]

Schedule 2

PG Shareholders

[●]

EXHIBIT C

PUBCO CHARTER

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PROPERTYGURU GROUP LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

PROPERTYGURU GROUP LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

1.	The name of the company is PropertyGuru Group Limited (the “Company”).

2.

The registered office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into 500,000,000 Ordinary shares with a nominal or par value of US$0.0001 each provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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i

PROCEEDINGS AT GENERAL MEETINGS	27

VOTES OF SHAREHOLDERS	29

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS	30

RESERVED MATTERS	30

DIRECTORS	30

ALTERNATE DIRECTOR	33

POWERS AND DUTIES OF DIRECTORS	34

BORROWING POWERS OF DIRECTORS	37

THE SEAL	38

DISQUALIFICATION OF DIRECTORS	38

PROCEEDINGS OF DIRECTORS	38

DIVIDENDS	43

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	44

CAPITALISATION OF RESERVES	44

SHARE PREMIUM ACCOUNT	45

NOTICES	45

INDEMNITY	47

NON-RECOGNITION OF TRUSTS	48

WINDING UP	48

AMENDMENT OF ARTICLES OF ASSOCIATION	48

CLOSING OF REGISTER OR FIXING RECORD DATE	48

REGISTRATION BY WAY OF CONTINUATION	49

MERGERS AND CONSOLIDATION	49

DISCLOSURE	49

CONSEQUENCES OF A REA BREACH	49

ii

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

PROPERTYGURU GROUP LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to PropertyGuru Group Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“99.co Board” has the meaning given in Article 87.

“Affiliate” means, with respect to any specified person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, including, in the case of the TPG Investor and the KKR Investor, any and all entities or vehicles that are managed and/or advised by any of the TPG Investor’s Affiliates or the KKR Investor’s Affiliates respectively; provided that the Company and each of its Subsidiaries shall be deemed not to be Affiliates of the TPG Investor Entities or the KKR Investor. As used in this definition of “Affiliate”, the word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Consideration” means consideration offered by a Purchaser that is not in the form of cash or Readily Marketable Securities.

“Annual Budget” means the annual budget for each financial year which will be submitted to the Board for its approval and adoption prior to the beginning of each financial year.

“Applicable Law” means any legislation, statute, act, decree, rule, order, treaty, directive, regulation, subsidiary or subordinate legislation, code, judgment, order, statutory guidance note, circular, decree, directive, code of practice, notice or announcement or any other law (including common law, securities laws and regulations or listing rules), or any interpretation thereof, which is binding on a party which has been enacted, issued or promulgated by any Governmental Body or any order, judgment or decree of any court with jurisdiction over the relevant party.

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“Approved Investment Bank” means any of the following investment banks, including affiliates and successors thereof: Bank of America Corp, UBS, Goldman Sachs and Co., Morgan Stanley Incorporated, J.P. Morgan, Credit Suisse, CITIGROUP, Deutsche Bank and any other internationally recognised investment bank as agreed between the TPG Investor Entities (as a group), the KKR Investor and REA (each acting reasonably).

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Board” means the board of Directors of the Company from time to time.

“Board Observer” shall have the meaning ascribed to it in Article 95.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Day” means a day on which banks are open for ordinary banking business in Singapore, the Cayman Islands and New York (excluding Saturdays, Sundays and public holidays).

“Cash Consideration” shall have the meaning ascribed to it in Article 45(c)(iii).

“Chairman” means chairman of the Board, who shall be a Director recommended by the Nominating Committee to the Board to be appointed as the chairman of the Board and approved by a simple majority vote of the Board, provided that any two Directors may request that instead of the aforementioned Board approval by a simple majority vote, the Chairman shall be elected by Ordinary Resolution.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Code” means U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to the New York Stock Exchange.

“Directors” means the directors of the Company for the time being, including any duly appointed alternate, or as the case may be, the directors assembled as a board or as a committee thereof.

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“Drag-Along Shareholders” shall have the meaning ascribed to it in Article 45.

“Drag Notice” shall have the meaning ascribed to it in Article 45.

“Drag Sale” shall have the meaning ascribed to it in Article 45.

“Drag Sale Transferor” shall have the meaning ascribed to it in Article 44.

“Dragging Shareholder” shall have the meaning ascribed to it in Article 45.

“Encumbrance” includes any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, adverse claim, rent-charge, title retention, claim, equity, option, pre-emption right, right to acquire, security agreement and security interest or other right or encumbrance of whatever nature and “Encumbrances” shall be construed accordingly.

“Existing Major Shareholders” shall have the meaning ascribed to it in Article 45(d).

“Fair Market Value” means, in respect of Alternative Consideration, the fair market value of such Alternative Consideration as agreed between: (i) the selling Shareholder(s) (as a group), and (ii) the Shareholders electing to receive the Cash Consideration (as a group), or, failing such agreement, each of (a) the selling Shareholder(s) (as a group), and (b) the Shareholders electing to receive the Cash Consideration (as a group) shall appoint an Approved Investment Bank to calculate the fair market value of such Alternative Consideration and the simple average of the two valuations shall be the fair market value, provided that if the two valuations deviate by more than 10 per cent., the two Approved Investment Banks shall jointly nominate (and the Company shall appoint) a third Approved Investment Bank to determine the fair market value, which shall be final and binding on the aforesaid Shareholders in the absence of fraud and manifest error.

“Fund Investor” has the meaning given in Article 43(d).

“Governmental Body” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Group” means the Company and its Subsidiaries from time to time, including any Subsidiaries where, due to local law requirements the majority owner(s) is/are local shareholder(s) falling outside of the Group, and “Group Company” means any one of them.

“Group Business” means the business carried on by the Group, being, subject to Articles 86 and 98:

a.

the provision of internet based platforms for (a) persons or companies interested, for commercial or for private purposes, in selling, acquiring, renting or leasing real estate, or generalist classifieds including real estate, and (b) comparing and securing property loans and personal finance for private consumers and business; and

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b.

the provision of online mortgage, insurance and services marketplace products and advertising, process automation, data analytics and software solutions for the property, automotive and general classifieds or related industries, in Singapore, Malaysia, Indonesia, Thailand, Vietnam, Brunei, Cambodia, Laos, Myanmar and the Philippines (collectively, the South East Asia region)).

“Investor Personal Rights” means the rights specified as applying to a named Shareholder Party as are set out in Articles 87 and 95, and as regards REA only, Article 44.

“KKR Investor” means Epsilon Asia Holdings II Pte. Ltd.

“KKR Investor Director” means any Director appointed by the KKR Investor pursuant to Article 87.

“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees, including any diminution of value.

“Major Shareholder” means a Shareholder holding at least five per cent. of the Shares outstanding at any time provided always that in relation to the TPG Investor Entities, each TPG Investor Entity would be a Major Shareholder for as long as the TPG Investor Entities, in aggregate, hold at least five per cent. of the Shares outstanding at any time.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Necessary Action” means (i) with respect to the Company, taking all reasonable actions, and (ii) with respect to a Shareholder Party, taking all reasonable actions within its power and rights as a Shareholder, in each case that are necessary to procure an outcome, including as regards a Shareholder Party, by exercising all its rights as a Shareholder, and procuring that the Director nominated by it take all reasonable action and use all their rights as directors, subject always to the Director’s fiduciary duties, including calling (if necessary) and attending all shareholders’ meetings and exercising the votes attached to its Shares

“Non-Investor Director” has the meaning given in Article 90.

“NWS” means News Corporation.

“NWS Group” means NWS and its Subsidiaries other than REA Listco and its Subsidiaries.

4

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by a simple majority of such Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes Shares credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Public Shareholder ROFO Notice” shall have the meaning ascribed to it in Article 44.

“Public Shareholder ROFO Participation Notice” shall have the meaning ascribed to it in Article 44.

“Public Shareholder ROFO Response Period” shall have the meaning ascribed to it in Article 44.

“Public Shareholder ROFO Right” shall have the meaning ascribed to it in Article 44.

“Public Shareholder ROFO Securities” shall have the meaning ascribed to it in Article 44.

“Public Supporting Shareholders” shall have the meaning ascribed to it in Article 44.

5

“Purchaser” means a bona fide arm’s length third party buyer that is not a Shareholder or an Affiliate of a Shareholder or the Company.

“Readily Marketable Securities” means securities that are listed on such international stock exchange as may be approved in advance by both the TPG Investor and the KKR Investor.

“REA” means REA Asia Holding Co. Pty Ltd.

“REA Entry Price” means [S$311.7074818] (as adjusted for any dividends, share splits, consolidations or sub-divisions from time to time)

“REA Floor Price” means the higher of: (i) the REA Entry Price; and (ii) the ROFO Application Price offered by REA (if any) (in each case as adjusted for any dividends, share splits, consolidations or sub-divisions from time to time).

“REA Investor Director” means any Director appointed by REA pursuant to Article 87.

“REA Listco” means REA Group Limited.

“REA ROFO Default” shall have the meaning ascribed to it in Article 44.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“ROFO Acceptance Notice” shall have the meaning ascribed to it in Article 44.

“ROFO Application” shall have the meaning ascribed to it in Article 44.

“ROFO Application Price” shall have the meaning ascribed to it in Article 44.

“ROFO Drag-Along Notice” shall have the meaning ascribed to it in Article 44.

“ROFO Drag-Along Shareholders” shall have the meaning ascribed to it in Article 44.

“ROFO Notice” shall have the meaning ascribed to it in Article 44.

“ROFO Notice Despatch Date” shall have the meaning ascribed to it in Article 44.

“ROFO Notice Period” shall have the meaning ascribed to it in Article 44.

“ROFO Response Notice” shall have the meaning ascribed to it in Article 44.

6

“ROFO Response Expiration Date” shall have the meaning ascribed to it in Article 44.

“ROFO Securities” shall have the meaning ascribed to it in Article 44.

“ROFO Completion Deadline” shall have the meaning ascribed to it in Article 44.

“ROFO Signing Deadline” shall have the meaning ascribed to it in Article 44.

“ROFO Third Party Transfer Period” shall have the meaning ascribed to it in Article 44.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Securities” has the meaning given in Article 39.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register.

“Shareholders Agreement” means the shareholders’ agreement in respect of the Company made between the TPG Investor Entities, the KKR Investor, REA, REA Listco and the Company dated [Date] 2021.

“Shareholder Parties” means Shareholders who are party to the Shareholders Agreement from time to time (including any person who executes a joinder agreement in accordance with the terms of the Shareholders Agreement) and “Shareholder Party” shall mean any one of them.

“Shareholding Percentage” means in each case, in relation to any Shareholder and at any time, the total number of ordinary shares held by that Shareholder at that time expressed as a percentage of all the issued ordinary shares in the capital of the Company as at that time (on an as-converted basis, where applicable).

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

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“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Subsidiary” means, with respect to any specified Person, any person that is directly or indirectly through one or more intermediaries controlled by such specified person, provided that the Company and each of its Subsidiaries shall be deemed not to be Subsidiaries of the TPG Investor Entities or the KKR Investor. As used in this definition of “Subsidiary”, the word “control” (including its correlative meanings, “controlled by” and “controlling” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“TPG Investor” means TPG Asia VI SF Pte. Ltd.

“TPG Investor 2” means TPG Asia VI SPV GP LLC, in its capacity as general partner of TPG Asia VI Digs 1 L.P.

“TPG Investor Director” means any Director appointed by the TPG Investor Entities pursuant to Article 87.

“TPG Investor Entities” means the TPG Investor, TPG Investor 2 and any of their respective Affiliates who are a Shareholder from time to time (provided that any of the foregoing that ceases to be a Shareholder shall not be considered a TPG Investor Entity).

“Transfer” in relation to any Shares or other Securities that are held by a Shareholder Party, includes whether directly or indirectly; (i) a sale, assignment or transfer; (ii) creating or permitting to subsist any Encumbrance; (iii) creating any trust or conferring any interest; (iv) any agreement, arrangement or understanding in respect of votes or the right to receive dividends; (v) the renunciation or assignment of any right to subscribe or receive Shares or other Securities or any legal or beneficial interest in Shares or other Securities; (vi) any agreement to do any of the above, except an agreement to transfer Shares or other Securities which is conditional on compliance with the terms of these Articles; and (vii) the transmission of Shares or other Securities by operation of law.

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“Transferee” shall have the meaning ascribed to it in Article 42.

“Transferring Shareholder” shall have the meaning ascribed to it in Article 42.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Warrants” shall have the meaning ascribed to it in that certain Novation, Assumption and Amendment Agreement dated as of [Date], 2021, by and among the Company, the KKR Investor and PropertyGuru Pte. Ltd..

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to USD (or $) and to a US cent or cents is reference to dollars of the United States of America;

(e)	reference to SGD (or S$) and to a Singapore cent or cents is reference to dollars and cents of the Republic of Singapore;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(h)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

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PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARES

8.	Subject to these Articles (including for the avoidance of doubt, Article 86), all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

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11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors in accordance with these Articles) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

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LIEN

16.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.

Subject to Article 86, the Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

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23.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

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31.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Member may transfer all or any Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

35.	The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

36.

Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors shall not unreasonably decline to register any transfer of Shares, and shall upon making any decision to decline to register any transfer of Shares assign an appropriate reason therefor. If the Directors refuse to register a transfer of any Share the Secretary shall, within two (2) months after the date on which the transfer request was lodged with the Company, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for the Directors to decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation at such times and for such periods as the Directors may from time to time determine.

37.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

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RESTRICTIONS ON TRANSFER OF SHARES BY SHAREHOLDER PARTIES

38.	The following provisions set out in Articles 39 to 45 shall not apply to any transfer of Shares by a Shareholder that is not a Shareholder Party.

39.

Unless required by Applicable Law and/or any other written agreements among the Shareholder Parties and the Company, subject to Article 42, Article 43 and Article 44 each of the Shareholder Parties shall be entitled to Transfer all or any part of their Shares and/or Warrants (along with any rights attached thereto save for the Investor Personal Rights and save as set out in Article 45(d) and/or any other securities which are issued by the Company from time to time (together, “Securities”) at any time, and such Transfer shall not be subject to the consent of any other Shareholder or any restrictions whatsoever. For the avoidance of doubt, subject to Applicable Law, nothing in this Article 39 shall restrict or prohibit the acquisition by any Shareholder Party of Securities, whether by way of on-market acquisitions, off-market acquisitions or otherwise.

40.	The Company shall not approve or register any Transfer of Securities by a Shareholder Party unless:

(a)	it is effected in accordance with Articles 39 to 45; and

(b)

the transferee of the Securities, if not already a party to the Shareholders Agreement, has executed a joinder agreement (as such term is defined in the Shareholders’ Agreement and provided always that a third party transferee of Securities other than Shares from any Shareholder Party shall adhere to the Shareholders Agreement as a Shareholder Party and not have the benefit of the Investor Personal Rights or the rights under Article 45 (save as set out in Article 45(d))) in accordance with Article 42 (unless such Transfer results in a termination of the Shareholders Agreement in accordance with its terms) provided however, that no such execution of a joinder agreement shall be required for any Transfer of Securities effected in the open market pursuant to an effective resale registration statement or an applicable exemption from registration under U.S. securities laws.

41.	Any proposed Transfer by a Shareholder Party that does not satisfy the other requirements of Articles 39 to 45 shall be void.

42.

Notwithstanding any provision in Articles 39 to 41 and Articles 44 to 45, it shall be a condition precedent to the right of any Shareholder Party (the “Transferring Shareholder”) to Transfer Shares (other than any permitted transfer of securities effected on a securities exchange or through an underwritten offering where the Securities are transferred to holders without restriction on transfer pursuant to U.S. securities laws) to any person (the “Transferee”) (including a Transfer pursuant to the foregoing provisions of Articles 39 to 45) that the Transferee, if not already bound by the provisions of the Shareholders Agreement, execute a joinder agreement (as such term is defined in the Shareholders Agreement), as modified, if applicable, with the consent of the majority of the Shareholder Parties that constitute Major Shareholders, each acting reasonably and in good faith, under which the Transferee shall agree to be bound by, and shall be entitled to the benefit of, all the rights under the Shareholders Agreement except for the Investor Personal Rights and save as set out in Article 45(d)) as if it were an original party hereto either (i) in place of the Transferring Shareholder, or (ii) where such Transferring Shareholder remains a Shareholder following such Transfer, in addition to, the Transferring Shareholder, unless, in each case, such Transfer results in a termination of the Shareholders Agreement in accordance with its terms).

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43.	Other provisions relating to Transfers of Shares by any Shareholder Party

(a)

In the event there is a change of control of any Shareholder Party, such Shareholder Party shall cease to be entitled to receive benefits to and to enforce such rights that are personal to, and non-transferrable by such Shareholder Party, under these Articles including the Investor Personal Rights (if applicable) and save as set out in Article 45(d)).

(b)

For the purposes of Article 43(a), “change of control” means, in respect of a Shareholder Party that constitutes a Major Shareholder: (a) any sale, transfer or other disposition of voting securities, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50 per cent. of the voting securities in such Shareholder Party; (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50 per cent. of such Shareholder Party’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party; (c) a merger or any reorganisation whereby such Shareholder Party is not the surviving entity (unless the holders of the share capital of such Shareholder Party immediately prior to such event continue to hold more than 50 per cent. of the voting and economic interest of the surviving entity following such event); or (d) any other transaction resulting in a change of control of such Shareholder Party (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise), in each case, subject to Article 43(c) and Article 43(d)

(c)

Notwithstanding any provision to the contrary herein, and for so long as the securities of REA Listco are listed on a recognised stock exchange, where any person who, as at the date of the Shareholders Agreement controls REA Listco and, after the date of the Shareholders Agreement, ceases to control REA Listco, or any person who, as at the date of the Shareholders Agreement does not control REA Listco and, after the date of the Shareholders Agreement, gains control of REA Listco, this shall not constitute a “change of control” of REA in its capacity as a Major Shareholder for the purposes of Article 43(a). For the purposes of this Article 43(c) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, (whether through ownership of voting securities, by contract or otherwise). For the avoidance of doubt, if the securities of REA Listco are no longer listed on a recognised stock exchange, then this Article 43(c) shall no longer apply and, in the event that REA Listco is subsequently subject to a “change of control” (as defined in Article 43(b) applying mutatis mutandis), then this shall constitute a “change of control” of REA in its capacity as a Major Shareholder for the purposes of Article 43(a).

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(d)

Notwithstanding any provision to the contrary herein, where a Shareholder Party that constitutes a Major Shareholder is an investment fund, limited partnership or any other collective investment vehicle (including, for the avoidance of doubt, the TPG Investor Entities and the KKR Investor) (a “Fund Investor”), a “change of control” event for the purposes of Article 43(a) shall only be considered to have occurred if such Fund Investor ceases to be, directly or indirectly controlled, managed and/or advised by (i) its investment manager and/or general partner as of the date of the Shareholders Agreement; or (ii) an investment manager, general partner or other entity that is an Affiliate of its existing investment manager and/or general partner.

REA ROFO IN A DRAG SALE

44.	Subject always to Article 163:

(a)

if any Shareholder Party that constitutes a Major Shareholder (other than REA) whether acting alone or together with other Shareholder Parties that constitute Major Shareholders (each, a “Drag Sale Transferor”) either: (a) receives (x) any bona fide binding offer; or (y) any bona fide indicative offer, in each case, from a prospective Purchaser or Purchasers for such Shareholder Party’s Securities; or (b) desires (in one or through a series of transactions) to Transfer any of its Securities (without having solicited or being in receipt of an indicative or binding offer) or any interest therein to a Purchaser or Purchasers and, in connection with such offer or desire to Transfer, such Drag Sale Transferor intends, or is reasonably likely, to initiate a Drag Sale pursuant to Article 45 and provided always that Article 45(a)(iii) has been, or will be, satisfied prior to completion of the Drag Sale, the Drag Sale Transferor shall give to REA notice in writing of such intention (a “ROFO Notice”), which notice shall:

(i)	specify the date of despatch of the ROFO Notice (the “ROFO Notice Despatch Date”); and

(ii)	certify that:

(A)	the ROFO Notice has been delivered to REA as a result of the Drag Sale Transferor either:

(1)	having received for its Securities from a prospective Purchaser or Purchasers (as applicable):

(I)	any bona fide arm’s length binding offer; or

(II)	any bona fide arm’s length indicative offer; or

(2)

desiring (in one or through a series of transactions) to Transfer any of its Securities (without having solicited or being in receipt of an indicative or binding offer) or any interest therein to a Purchaser or Purchasers; and, in each case;

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(B)	the Drag Sale Transferor intends to, or is reasonably likely to, initiate a Drag Sale pursuant to Article 45; and

(C)	Article 45(a)(iii) has been, or will be, satisfied prior to completion of the Drag Sale; and

(iii)

specify which of the other Shareholders (other than REA and the ROFO Drag-Along Shareholders) have either provided their approval prior to the ROFO Notice Despatch Date, or are reasonably expected to provide their approval, in respect of the relevant Drag Sale pursuant to Article 45(a)(iii) (the “Public Supporting Shareholders”).

(b)

REA may, within 45 days of the ROFO Notice Despatch Date (the “ROFO Notice Period”) exercise its right to make an offer for all (but not less than all) of the Securities held by all Shareholder Parties (other than REA) (the “ROFO Securities”) and, subject to Article 44(d), the Public Shareholder ROFO Securities (if any) by serving a notice in writing (a “ROFO Application”) to the Drag Sale Transferor specifying the price per Security (where applicable, the price per Warrant shall be specified as the price per Share less the Exercise Price (as defined in the terms and conditions of the Warrants) of a Warrant) that it is willing to pay for all (but not less than all) of the ROFO Securities and, subject to Article 44(d), the Public Shareholder ROFO Securities (if any) (the “ROFO Application Price”). For the avoidance of doubt, any ROFO Application shall be unconditional other than with respect to any mandatory anti-trust or other regulatory consents under Applicable Law.

(c)

A ROFO Application shall not be revocable unless the Drag Sale Transferor rejects, or is deemed to have rejected, the offer set out in the ROFO Application, in which case the ROFO Application shall automatically and immediately be deemed to have been validly revoked and the offer contained therein not capable of acceptance.

(d)	In respect of a ROFO Application.

(i)

Upon receipt of a ROFO Application, the Drag Sale Transferor shall promptly, and, in any case, within 3 Business Days, give notice to all the Public Supporting Shareholders, which notice shall specify the ROFO Application Price (the “Public Shareholder ROFO Notice”).

(ii)

If the Drag Sale Transferor accepts REA’s ROFO Application in accordance with Article 44(e), each Public Supporting Shareholder shall have the right to sell all (but not less than all) of the Securities held by such Public Supporting Shareholder (the “Public Shareholder ROFO Securities”) to REA (the “Public Shareholder ROFO Right”). For the avoidance of doubt:

(A)	the Public Shareholder ROFO Right shall be personal to and non-transferable by the Public Supporting Shareholders; and

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(B)

if the Drag Sale Transferor does not accept, or is deemed to have rejected, the offer made by REA in its ROFO Application pursuant to the provisions of Article 44(e) there shall be no Public Shareholder ROFO Right.

(iii)

If a Public Supporting Shareholder wishes to exercise its Public Shareholder ROFO Right, the Public Supporting Shareholder shall inform REA and the Drag Sale Transferor by written notice (the “Public Shareholder ROFO Participation Notice”) within 10 days of the Public Shareholder ROFO Notice (the “Public Shareholder ROFO Response Period”).

(e)

The Drag Sale Transferor may, within 10 days of the end of the Public Shareholder ROFO Response Period (or such longer period as may be agreed in writing by the Drag Sale Transferor and REA) (in each case, the “ROFO Response Expiration Date”), by written notice to REA, confirm if the Drag Sale Transferor accepts or rejects REA’s ROFO Application (the “ROFO Response Notice”). It is acknowledged and agreed that: (a) the Drag Sale Transferor shall not be obliged to accept the offer made by REA in the ROFO Application; and (b) if no ROFO Response Notice is sent by the Drag Sale Transferor by the end of the ROFO Response Expiration Date, the Drag Sale Transferor shall be deemed to have rejected REA’s ROFO Application, and such ROFO Application shall then be automatically revoked pursuant to Article 44(c).

(f)

If the Drag Sale Transferor has notified REA of its acceptance of REA’s ROFO Application on or before the ROFO Response Expiration Date (a “ROFO Acceptance Notice”), the Drag Sale Transferor shall be required, within three Business Days of such notice, to inform all other Shareholder Parties (other than REA) (the “ROFO Drag-Along Shareholders”) and all Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period by sending a notice requiring all the ROFO Drag-Along Shareholders and Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period to transfer all their Securities to REA at the price per Security specified in the ROFO Application Notice (the “ROFO Drag-Along Notice”).

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(g)

Upon delivery of the ROFO Drag-Along Notice by the Drag Sale Transferor in accordance with Article 44(f), the Drag Sale Transferor, the ROFO Drag-Along Shareholders and the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period shall be irrevocably obligated to transfer all of the Securities each such Shareholder holds to REA, and to execute, acknowledge and deliver all consents, assignments, waivers and other documents and/or agreements, appear at any meeting of the Shareholders (and at any adjournment or postponement thereof) for purposes of establishing a quorum and vote or cause to be voted its Securities in person or by proxy, and perform such action as necessary to give effect to the transfer described under the ROFO Drag-Along Notice within 15 days from the date of the ROFO Acceptance Notice, provided that a failure by a Public Supporting Shareholder to transfer its Securities to REA shall not relieve or discharge the Drag Sale Transferor, the ROFO Drag-Along Shareholders or the other Public Supporting Shareholders from transferring their respective Securities to REA or REA from purchasing such Securities. REA shall be irrevocably obligated to purchase such ROFO Securities, and the Public Shareholder ROFO Securities (if any), against the receipt by the Company’s company secretary or transfer agent, as applicable of duly executed transfer forms or other applicable instrument of transfer, together with any relevant share certificates or affidavits for lost share certificates in respect of the ROFO Securities or the Public Shareholder ROFO Securities (if any) from the Drag Sale Transferor, the ROFO Drag-Along Shareholders and the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period. The definitive sale and purchase agreement for the sale of the ROFO Securities and the Public Shareholder ROFO Securities (if any) shall not contain any representations or warranties by (or restrictive covenants on) the Drag Sale Transferor, the ROFO Drag-Along Shareholders and the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period other than, on a several and proportionate basis with respect to the ROFO Securities and the Public Shareholder ROFO Securities (if any) being sold, representations and warranties with respect to:

(i)	its authority and capacity to execute the relevant transfer documents and to transfer the ROFO Securities or the Public Shareholder ROFO Securities (if any); and

(ii)	its title to the ROFO Securities or the Public Shareholder ROFO Securities (if any), free of Encumbrances.

(h)	If:

(i)	REA does not submit a ROFO Application within the ROFO Notice Period;

(ii)	REA submits a ROFO Application which is materially non-compliant with the provisions of this Article 44;

(iii)	the Drag Sale Transferor does not accept or is deemed to have rejected the offer made by REA in its ROFO Application pursuant to the provisions of this Article 44; or

(iv)	the Drag Sale Transferor has accepted the offer made by REA in its ROFO Application but:

(A)

REA has not acted in good faith or used reasonable endeavours to execute a definitive sale and purchase or other agreement with the Drag Sale Transferor, all the ROFO Drag-Along Shareholders and all the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period that reflects the terms set out in Article 44(f) or otherwise to complete the transfer of the relevant Securities as a result of REA’s fault, act or omission, within 15 days (or such longer period as may be agreed between the Drag Sale Transferor and REA) of the ROFO Response Expiration Date (the “ROFO Signing Deadline”); or

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(B)

such sale and purchase has not completed, as a result of REA’s fault, act or omission, by the latest of: (i) 30 days of the date of such agreement; (ii) 7 days from receipt of the regulatory approvals (if any) required to be obtained by REA under Applicable Law, the Drag Sale Transferor and/or any of the ROFO Drag-Along Shareholders or the relevant Public Supporting Shareholders in relation to the sale and purchase of the Securities; and (iii) such other date agreed in writing between the Drag Sale Transferor and REA (the “ROFO Completion Deadline”),

((a) and (b) being a “REA ROFO Default”),

for a period of 9 months (or 12 months where there is a REA ROFO Default) following, the latest of the following (where applicable): (i) the date of expiry of the ROFO Notice Period; (ii) the ROFO Response Expiration Date; (iii) the date of the ROFO Response Notice; (iv) the ROFO Signing Deadline; and (v) the ROFO Completion Deadline (the “ROFO Third Party Transfer Period”), the Drag Sale Transferor may, subject to compliance with Article 44(i), exercise its rights pursuant to, and in accordance with, Article 45 to require the Drag-Along Shareholders to Transfer all of their Securities to a Purchaser, with the price determined in accordance with Article 45(a). In the event that a Drag Sale is not completed within the ROFO Third Party Transfer Period, any Drag Sale contemplated by the Drag Sale Transferor shall be subject to and conditional upon compliance with the foregoing provisions of this Article 44.

(i)

During the ROFO Third Party Transfer Period, unless there has been a REA ROFO Default, the Drag Sale Transferor shall, or, to the extent the Company has agreed to conduct a sale process on behalf of the Drag Sale Transferor, shall take all Necessary Action to procure that the Company shall, invite REA to participate in any formal / mandated sale process conducted by the Drag Sale Transferor or the Company on the same terms as are applicable to all other prospective buyers/bidders in such process and shall subject to Applicable Laws (including, without limitation, applicable listing and insider trading rules):

(i)	if REA submits a bid in connection with the sales process, treat REA no less favourably than other prospective buyers/bidders; and

(ii)	give REA an opportunity to submit a bid at the same time as all other prospective buyers/bidders in such process,

provided, always, in respect of each of sub-clauses (i) and (ii),

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(A)	REA will not be provided with the identity of any prospective buyer(s)/bidder(s) or the terms of any bids submitted by them;

(B)	REA’s nominated director shall be required to recuse himself or herself from any board level discussions relating to such sales process; and

(C)

during the ROFO Third Party Transfer Period, neither the Drag Sale Transferor nor the Company (to the extent applicable) shall be: (x) under any obligation to: (1) accept any bid from REA; or (2) invite REA to participate in the second stage of any such sales process if the indicative offer from REA is not sufficiently competitive; or (y) prevented from granting another bidder exclusivity during such period.

DRAG-ALONG RIGHT

45.	Drag Along Rights:

(a)	Subject to and without prejudice to the provisions of this Article 45, in the event that:

(i)

one or more Shareholder Party that constitutes a Major Shareholder (a “Dragging Shareholder” or “Dragging Shareholders”) intends to Transfer all of its / their Securities to a Purchaser (in a single Transfer or series of related Transfers);

(ii)

the procedure in Article 44 has been complied with, and such Shareholder Party and the Drag-Along Shareholders are not required to Transfer all of their Securities to REA pursuant to such Article 44 (including where the Drag Sale Transferor declines to accept an offer from REA pursuant to Article 44(h)(iii)); and

(iii)

such Transfer (or series of related Transfers) (“Drag Sale”) has been approved as a “Drag Sale” by the holders of not less than 50 per cent. of the Shares then in issue (including for the avoidance of doubt, Shareholders who are not Shareholder Parties), then, subject to Applicable Law, such Dragging Shareholder(s) shall have the right, subject to the provisions of this Article 45, to require all of the other Shareholder Parties (the “Drag-Along Shareholders”) to Transfer all (and not just some only) of their Securities to the Purchaser on the same terms and conditions as those between the Dragging Shareholder(s) and the Purchaser, and to execute, acknowledge and deliver all consents, assignments, waivers and other documents and/or agreements, appear at any meeting of the Shareholders (and at any adjournment or postponement thereof) for purposes of establishing a quorum and vote or cause to be voted its Securities in person or by proxy, and perform such action as necessary to give effect to such Transfer provided that REA: (x) may, in its sole discretion, voluntarily participate in the Drag Sale, if the price per Security to be received by REA in such Drag Sale will be less than the REA Floor Price; or (y) shall be required to participate in the Drag Sale: (1) if REA does not submit a ROFO Application within the ROFO Notice Period or there has been a REA ROFO Default, if the price per Security to be received by REA in such Drag Sale will not be less than the REA Entry Price; or (2) if REA has submitted a ROFO Application within the ROFO Notice Period but such ROFO Application is rejected in accordance with Article 44(c) if the price per Security to be received by REA in such Drag Sale will not be less than the REA Floor Price.

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For avoidance of doubt, a Drag Sale and/or the resulting Transfers by Drag-Along Shareholders may be implemented by various transaction structures, including a scheme of arrangement, in the discretion of the Dragging Shareholders

(b)	The Dragging Shareholder(s) shall inform the Drag-Along Shareholders in writing of:

(i)	the identity of the Purchaser;

(ii)	the price per Security (where applicable, the price per Warrant shall be specified as the price per Share less the Exercise Price (as defined in the terms and conditions of the Warrants); and

(iii)	a confirmation of the material terms and conditions,

applicable to the Transfer as soon as possible after the approval of a Drag Sale (a “Drag Notice”).

(c)	Drag Sale Completion:

(i)

Completion of the Transfers of the Drag-Along Shareholders’ Securities in respect of which the Drag Notice has been issued shall take place simultaneously with the Transfer of the Securities of the Dragging Shareholder(s), which shall take place by the latest of: (i) 60 days from the date of the Drag Notice; (ii) 7 days from receipt of the regulatory approvals (if any) required to be obtained by the Dragging Shareholder(s) or the Purchaser in relation to the Drag Sale under Applicable Law; and (iii) such other date agreed in writing between the Dragging Shareholder(s) and the Purchaser.

(ii)

The definitive agreement for the Transfer of the Drag-Along Shareholders’ Securities shall not contain any representations and warranties by (or restrictive covenants on) the Drag-Along Shareholders other than, on a several and proportionate basis with respect to the Securities being sold, representations and warranties by each Drag-Along Shareholder as to itself with respect to:

(A)	its authority and capacity to execute the relevant transfer documents and to transfer its portion of the Securities; and

(B)	its title to the Securities, free from Encumbrances.

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(iii)

A Drag-Along Shareholder shall have the option, exercisable by written notice to the Dragging Shareholder(s) and the Company within five days after the date of the Drag Notice, to elect for cash as consideration (“Cash Consideration”) for its Securities, in the event that the consideration offered by the Purchaser is in the form of Alternative Consideration. Where such an option is not made available by the Purchaser, the Dragging Shareholder(s) shall, on a pro-rata basis according to the portion of their Securities being sold, within five Business Days following completion of the sale of the Drag-Along Shareholder’s Securities, purchase the Alternative Consideration received by such Drag-Along Shareholder by paying the Cash Consideration to the Drag-Along Shareholder. The amount of the Cash Consideration payable to the Drag-Along Shareholder(s) pursuant to this Article 45(c)(iii) shall be equal to the Fair Market Value of the Alternative Consideration.

(d)

Subject always to Article 163, the rights under this Article 45 are personal to and non-transferable by the Shareholder Parties that are Major Shareholders as of the date of the Shareholders Agreement (the “Existing Major Shareholders”) and shall not be applicable to any Purchaser that acquires Securities from any Existing Major Shareholder and subsequently qualifies as a “Major Shareholder” for the purposes of the Shareholders Agreement. Notwithstanding the foregoing, such Purchaser shall be entitled to vote its Securities in favour of a Drag Sale in accordance with Article 45(a)(iii).

TRANSMISSION OF SHARES

46.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

47.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

48.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

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ALTERATION OF SHARE CAPITAL

49.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

50.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

51.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

52.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

53.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

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54.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

55.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

56.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

57.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

58.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

59.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

60.	The Directors may, whenever they think fit, convene a general meeting of the Company.

61.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

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62.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least 7.5 percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

63.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

64.

Subject to Article 118, at least fourteen (14) clear days’ notice in writing counting from the date of service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the business to be considered at the meeting, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

65.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

66.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

67.

Subject to Article 118, no business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

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68.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to a date falling within 30 days of the initial general meeting, at the same time and place, and at least fourteen (14) days’ notice shall be given to all Shareholders in relation to such adjourned meeting, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the meeting shall be dissolved.

69.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone, videoconference telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

70.	The Chairman shall preside as chairman at every general meeting of the Company.

71.

If there is no such Chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Shareholders present in person or by proxy shall by a simple majority vote choose any Person present to be chairman of that meeting.

72.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

73.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

74.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

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75.	In the case of an equality of votes on a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

76.

Subject to any rights and restrictions for the time being attached to any Share, on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

77.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

78.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

79.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

80.	On a poll votes may be given either personally or by proxy.

81.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

82.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

83.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

84.

An Ordinary Resolution in writing signed by a simple majority of such Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. A Special Resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

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CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

85.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

RESERVED MATTERS

86.

The Company shall not, and shall, to the extent it is legally able, procure that each of its direct and indirect subsidiaries (as applicable) shall not, take or enter into any agreement to take, any of the actions set out in Schedule 1 (the “Reserved Matters”) unless such action has first been approved by the Shareholders by Ordinary Resolution.

DIRECTORS

87.	Subject to these Articles, the Board shall consist of no more than nine (9) Directors (or such higher number as may be approved by the Shareholders in accordance with Article 86) and shall comprise:

(a)

one person jointly appointed as a Director by the TPG Investor Entities, provided that the TPG Investor Entities collectively hold in aggregate at least 7.5 per cent. of the issued share capital of the Company;

(b)

one person appointed as a Director by the KKR Investor, provided that the KKR Investor and its Affiliates collectively hold in aggregate at least 7.5 per cent. of the issued share capital of the Company; and

(c)

one person appointed as a Director by REA, provided that REA holds at least 7.5 per cent. of the issued share capital of the Company and subject always to Article 163. The person appointed by REA pursuant to this Article 87 must fulfil or comply with the following requirements (as the case may be):

(i)

such person not having been previously appointed to, or been a director of, the board of directors of 99.co (“99.co Board”) or has not had and does not have access to any competitively sensitive information relating to 99.co; or

(ii)

if such person has previously been a director on the 99.co Board or has had access to competitively sensitive information relating to 99.co, then such person shall not be involved or participate in, and shall be required to recuse himself / herself from all and any pricing or commercial decisions relating to the business of Group for a period of six months commencing from the date of his / her appointment to the Board,

(each an “Investor Director”).

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88.	The following terms shall apply to the rights of appointment and removal of Directors of the TPG Investor Entities, KKR Investor and REA:

(a)

The right of appointment conferred on a Shareholder Party under Article 87 shall include the right of that Shareholder Party to remove and replace at any time from office such person appointed by that Shareholder Party as a Director and the right of that Shareholder Party at any time and from time to time to determine the period during which such person shall hold the office of Director. Each appointment or removal shall be given effect to in accordance with Article 89.

(b)

In the event a Shareholder Party ceases to be a Shareholder or ceases to hold the requisite shareholding percentage in the Company, as the case may be, such that the number of directors appointed by such Shareholder Party exceeds its entitlement under Article 87, such Shareholder Party (as applicable) shall promptly procure the removal or resignation of the Director appointed by it or him, as a Director (or as its appointee on any committee of the Board) such that the Shareholder Party does not have more Directors on the Board (or any of its committees) than it is entitled to appoint pursuant to Article 87. Any such resignation or removal shall take effect without any liability on the Company, whether for compensation for loss of office or otherwise, except to the extent that the liability is determined to have arisen in relation to a service contract with a Director who was acting in an executive capacity.

(c)

If a Director is or becomes prohibited from acting as a Director by law, or these Articles, the Shareholder which appointed that Director shall within five (5) Business Days, procure the removal or resignation of such Director (unless such person has already ceased to be a Director).

(d)

If a Shareholder fails to procure the removal or resignation of such Director in accordance with Articles 88(b) or 88(c), the Directors not appointed by that Shareholder shall (if necessary) by simple majority vote resolve to remove the relevant Director (such removal to take effect from the date such Directors’ resolution is passed).

(e)

Whenever for any reason a person appointed by a Shareholder Party ceases to be a Director (other than as a result of the Shareholder Party ceasing to hold the requisite shareholding percentage in the Company as contemplated by Article 87), that Shareholder Party shall be entitled to appoint forthwith another Director in substitution for the outgoing Director

(f)	The rights of appointment conferred of each of the TPG Investor Entities (as a group), the KKR Investor and REA under Article 87 shall be personal to those Shareholders and non-transferrable.

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For the purposes of this Article 88, references to “Shareholder Party” shall be deemed to refer to the TPG Investor Entities as a group, collectively

89.

Each appointment or removal of a Director pursuant to Articles 87 and 88 shall be effected by notice in writing and signed by or on behalf of the Shareholder Party concerned and shall be delivered to the registered office for the time being of the Company. For the avoidance of doubt, any appointment or removal of a TPG Investor Director in accordance with Articles 87 and 88 shall be signed by the TPG Investor for so long as the TPG Investor is a Shareholder, and if the TPG Investor ceases to be a Shareholder, then by the remaining TPG Investor Entities jointly. The Company shall pass the required resolutions to update the Register of Directors and make the necessary filings with the Registrar of Companies in the Cayman Islands.

90.

Other than in respect of the appointment of an Investor Director pursuant to Articles 87 to 89, the Company may by Ordinary Resolution appoint any Person to be a Director which is not an Investor Director (a “Non-Investor Director”). The Non-Investor Directors shall comprise only independent non-executive Directors who do not, and whose spouses and immediate family members (by blood or marriage) do not, hold any directorships or securities in any member of the Group (save for any Shares issued or issuable pursuant to the exercise of any options, the settlement of any restricted stock units or share awards granted to or to be granted to such Directors under any employee share incentive, option, award or other similar plan which has been approved in accordance with the terms of the Shareholders Agreement, these Articles and/or Applicable Law and/or any Shares issued or issuable pursuant to the terms of any director appointment letters which have been approved by the Board), or any Shareholder Party, REA Listco or NWS, with the exception of the then-serving Chief Executive Officer of the Company and Stephen Nicholas Melhuish.

91.	Subject to these Articles:

(a)

an Investor Director shall hold office until such time as he or she resigns his office by notice in writing to the Company, is removed from office in accordance with these Articles or is otherwise disqualified from acting as a Director (including pursuant to the Companies Act).

(b)

a Non-Investor Director shall hold office until such time as he or she resigns his office by notice in writing to the Company, is removed from office by Ordinary Resolution or is otherwise disqualified from acting as a Director (including pursuant to the Companies Act).

92.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

93.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

94.

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Non-Investor Director, subject to the maximum number (if any) imposed by these Articles or by Ordinary Resolution.

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95.	Board Observers

(a)	Notwithstanding anything contained in these Articles, and in respect of REA only, subject always to Article 163, each of:

(i)	the TPG Investor Entities (collectively as a group), in aggregate;

(ii)	the KKR Investor and its Affiliates (collectively as a group), in aggregate; and

(iii)	REA,

provided that it holds at least 7.5 per cent. of the issued share capital of the Company, shall have the right to nominate one person as an observer (a “Board Observer”), who shall, subject to these Articles and/or Applicable Law, have the right to attend all meetings of the Board and any committee thereof, and speak at such meeting if they are invited to do so by any other Director at such meeting, but who shall not vote on any resolution of the Board or such committee. The Company shall provide to the Board Observer(s) all notices, minutes, consents, resolutions and all other materials and information that it provides to the Directors with respect to meetings of the Board or any such committee in the same format and at the same time that such materials and information are given to the Directors. The right of nomination conferred on each of the TPG Investor Entities, the KKR Investor and REA as aforesaid shall include the right of such Shareholder Party to request the removal at any time of such person nominated by it as a Board Observer, the right to nominate a substitute Board Observer and the right of that Shareholder Party at any time and from time to time to determine the period during which such person shall hold the position of the Board Observer. The right of nomination or request for removal of the Board Observer shall be in writing and signed by or on behalf of the Shareholder Party and shall be delivered to the registered office of the Company. The rights of the TPG Investor Entities, the KKR Investor and REA hereunder are in addition to their respective rights (if any) to appoint Directors to the Board pursuant to these Articles. For the avoidance of doubt, in respect of the TPG Investor Entities, the TPG Investor Entities shall collectively only have the right to appoint one Board Observer, and any appointment or removal of its Board Observer by the TPG Investor Entities in accordance with this Article 95 shall be signed by the TPG Investor on behalf of all TPG Investor Entities for so long as the TPG Investor is a Shareholder, and if the TPG Investor ceases to be a Shareholder, then by the remaining TPG Investor Entities jointly. For the avoidance of doubt, the rights of appointment of each of the TPG Investor Entities, the KKR Investor and REA under this Article 95 shall be personal and non-transferable.

ALTERNATE DIRECTOR

96.

Any Director may in writing from time to time and at any time appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

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POWERS AND DUTIES OF DIRECTORS

97.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

98.

The Directors shall cause the Company and the Group to carry on the Group Business and such other business as may from time to time be agreed by the Board and approved by the Shareholders in accordance with Article 86 (Reserved Matters).

99.

Subject to Article 86 (Reserved Matters), the Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

100.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

101.	Committees

(a)

Subject to these Articles (including Article 163), the Directors may delegate any of their powers to committees consisting of such number of Directors as they deem fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and when establishing any committee the Board shall approve the terms of reference and scope of authority of such committee. Save as otherwise provided in this Article 101, proceedings of any committee of the Board shall be conducted in the same manner as proceeds of the Board. The Company’s committees shall initially comprise of:

(b)	Audit and Risk Committee

(i)	An audit and risk committee (the “Audit and Risk Committee”) to operate in accordance with the terms of reference of that committee as approved by the Board.

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(ii)	The Audit and Risk Committee shall comprise Non-Investor Directors only and shall not include any Investor Director.

(iii)	The Board or any two (2) members of the Audit and Risk Committee may from time to time convene a meeting of the Audit and Risk Committee.

(iv)

The quorum necessary for the transaction of the business of the Audit and Risk Committee shall be the presence in person, or by proxy, of at least the majority in number of the members of the Audit and Risk Committee.

(c)	Nominating Committee

(i)	A nominating committee (the “Nominating Committee”) to operate in accordance with the terms of reference of that committee as approved by the Board.

(ii)	From time to time, the Nominating Committee can recommend for the Board’s approval policies regarding the appointment, retirement, termination and tenure of Directors and related aspects.

(iii)	The Nominating Committee shall comprise:

(A)	two Non-Investor Directors;

(B)	one representative nominated by the TPG Investor Entities (acting as a group), provided they are entitled to appoint an Investor Director pursuant to Article 87;

(C)	one representative nominated by the KKR Investor, provided it is entitled to appoint an Investor Director pursuant to Article 87; and

(D)	one representative nominated by REA, provided it is entitled to appoint an Investor Director pursuant to Article 87.

(iv)

The chairman of the Nominating Committee shall be appointed by either the TPG Investor Entities (acting as a group) or the KKR Investor (in each case, provided they are entitled to appoint an Investor Director pursuant to Article 87). Such appointment right shall be rotated annually (or as otherwise agreed by the TPG Investor Entities (as a group) and the KKR Investor) between the TPG Investor Entities (acting as a group) and the KKR Investor in the following order of rotation: the TPG Investor Entities (as a group), then the KKR Investor.

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(v)	The Board or any two (2) members of the Nominating Committee may from time to time convene a meeting of the Nominating Committee.

(vi)

The quorum necessary for the transaction of the business of the Nominating Committee shall be the presence in person, or by proxy, of at least the majority in number of the members of the Nominating Committee.

(vii)

In the case of an equality of votes at any meeting of the Nominating Committee, the chairman of the Nominating Committee (as appointed in accordance with Article (iii)) shall be entitled to a second or casting vote.

(d)	Remuneration Committee

(i)	A remuneration committee (the “Remuneration Committee”) to operate in accordance with the terms of reference of that committee.

(ii)	The Remuneration Committee shall comprise:

(A)	two Non-Investor Directors; and

(B)

one representative nominated by either the TPG Investor Entities (acting as a group) or the KKR Investor (in each case, provided they are entitled to appoint an Investor Director pursuant to Article 87). Such appointment right shall be rotated annually (or as otherwise agreed by the TPG Investor Entities (as a group) and the KKR Investor) between the TPG Investor Entities (acting as a group) and the KKR Investor, in the following order of rotation: the TPG Investor Entities (as a group), then the KKR Investor.

(iii)	The chairman of the Remuneration Committee shall be a Non-Investor Director.

(iv)	The Board or any two (2) members of the Remuneration Committee may from time to time convene a meeting of the Remuneration Committee.

(v)

The quorum necessary for the transaction of the business of the Remuneration Committee shall be the presence in person, or by proxy, of at least the majority in number of the members of the Remuneration Committee.

102.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

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103.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

104.

Subject to Article 101, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

105.

Subject to Article 101, the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

106.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

107.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

108.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

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THE SEAL

109.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

110.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

111.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

112.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	subject to Articles 87 to 91, is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

113.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a simple majority vote of the Directors present and voting at the meeting. In case of an equality of votes the Chairman (if any) shall not have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

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114.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone, videconference or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

115.

Each of the Directors shall be entitled to receive not less than five (5) Business Days’ written notice of all meetings of the Directors (or such shorter period of notice, or without notice, in respect of any particular meeting as may be agreed jointly by all the Directors) specifying the date (which shall be a Business Day), time and place of the meeting and shall be accompanied by a detailed agenda in respect of the business to be transacted thereat, together with any materials required for such meeting.

116.

The quorum necessary for the transaction of the business of the Directors shall be any three Directors, including at least one Non-Investor Director. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. In the event that a meeting of Directors duly convened cannot be held for lack of quorum within half an hour from the time appointed for the meeting, the meeting shall be adjourned to a date falling seven days later at the same time and place with at least three Business Days’ notice shall be given to all Directors in relation to such adjourned meeting and the quorum for that adjourned meeting shall be any three Directors, including at least one Non-Investor Director. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for the holding of the adjourned meeting, the meeting shall be dissolved.

117.

Subject to Article 118, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

118.	Notwithstanding anything to the contrary in these Articles and subject to Article 118(b):

(a)	Where any of the TPG Investor Entities or their Affiliates, the KKR Investor or its Affiliates and/or REA or its Affiliates:

(A)	has an interest in respect of any transaction, matter, contract or arrangement involving the Company or any Group Company (including but not limited to buying Shares);

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(B)

is in a competitive situation with the Company or any Group Company (including, but not limited to, the proposed entry into of any contract or series of related contracts with a third party in excess of S$250,000 per annum or with respect to the acquisition or series of related acquisitions of any assets, business or shares in excess of S$2,000,000;

(C)	has any claim against or by the Company or any other Group Company; and/or

(D)	is in material non-compliance with its obligations under Articles 39 to 45, and, in the case of REA only, non-compliance with its obligations under Clause 6 of the Shareholders Agreement,

the Board having resolved in a closed session in which they can exclude the TPG Investor Director, the KKR Investor Director and/or the REA Investor Director (as the case may be), shall have the right to:

(i)

require that: (i) the TPG Investor Entities, the KKR Investor and/or REA (as the case may be) (for the purposes of this Article 118, the “Conflicted Shareholders”); and (ii) the Directors, committee members and/or Board Observers appointed by the Conflicted Shareholders:

(A)	recuse himself or themselves (as the case may be) from participating in, and abstain from voting on, all discussions and/or deliberations on such transaction, matter, contract or arrangement; and

(B)	be excluded from being counted in the quorum for Board meetings on such transaction, matter, contract or arrangement; and

(ii)

restrict and/or limit the disclosure of any information to the Conflicted Shareholders in relation to such transaction, matter, contract or arrangement. The exclusion and restriction on information shall also permit the Board (or the board of directors of the relevant Group Company) to withhold from notices of meetings and/or redact from minutes of meetings any reference to and details of such transaction, matter, contract or arrangement

(b)	Corporate Opportunities.

(i)

The TPG Investor Entities, REA, REA Listco, the KKR Investor and their respective Associated Persons (as defined below) and any Director appointed by the TPG Investor Entities, REA or the KKR Investor may engage in or possess any interest in other investments, business ventures or persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Group Companies, and may provide advice and other assistance to any such investment, business venture or person, and the Group Companies and the other Shareholder Parties shall have no rights by virtue the Shareholders Agreement and/or these Articles in and to such investments, business ventures or persons or the income or profits derived therefrom. The pursuit of any such investment or venture, even if competitive with the business of any Group Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of any Group Company or the other Shareholder Parties.

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(ii)

None of the TPG Investor Entities, REA, REA Listco or the KKR Investor and their respective Associated Persons and any Director appointed by TPG Investor Entities, REA or the KKR Investor shall be obligated to present any particular investment or business opportunity to any Group Company even if such opportunity is of a character that, if presented to such Group Company, could be pursued by such Group Company, and the TPG Investor Entities, REA, REA Listco and the KKR Investor and its Associated Persons and any Director appointed by the TPG Investor Entities, REA or the KKR Investor shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other person any such investment opportunity.

(iii)

For the purpose of this Article 118, the term “Associated Person” means, with respect to any person, such person’s Affiliates and any other person over whom such first person exercises a level of influence which, though it is not control, is demonstrably significant as pertains to the management and policies of such person

119.

Subject to these Articles, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. Subject to Article 118, a Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

120.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

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121.	The Directors shall cause minutes to be made in books or loose-leaf folders, or stored in electronic or digital form, for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

122.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

123.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

124.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

125.

The Chairman shall preside as chairman at every meeting of the Board, but if no such Chairman is elected, or if at any meeting the Chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

126.

Subject to any regulations imposed on it by the Directors and these Articles, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

127.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

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128.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

129.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles (including for the avoidance of doubt, Article 86), the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

130.

Without limiting Article 129 and subject to these Articles (including for the avoidance of doubt, Article 86) and any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

131.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

132.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

133.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

134.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

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135.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

136.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

137.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

138.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

139.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

140.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

141.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

142.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

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and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

143.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

144.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

145.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

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146.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

147.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

148.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

149.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

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(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

150.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

151.	No Indemnified Person shall be liable (and an Indemnified Person shall be indemnified by the Company as described in Article 150 if any person holds such Indemnified Person liable):

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

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NON-RECOGNITION OF TRUSTS

152.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

153.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

154.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

155.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

156.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

157.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

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158.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

159.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

160.	The Company may merge or consolidate in accordance with the Companies Act.

161.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

162.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

CONSEQUENCES OF A REA BREACH

163.

In the event that REA, REA Listco, or any of their respective Subsidiaries (as applicable) or the NWS Group has breached Clauses 6.1 or 6.2 of the Shareholders Agreement, REA shall cease to be entitled to receive benefits and to enforce its rights under Articles 44, 45(d), 87, 95, and 101 of these Articles until such time as the relevant breach is remedied by REA, REA Listco, or any of their respective Subsidiaries (as applicable) or the NWS Group to the reasonable satisfaction of the Company, the TPG Investor Entities and the KKR Investor.

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SCHEDULE 1

RESERVED MATTERS

1.	In respect of any of the Company’s direct or indirect subsidiaries, any initial public offering of its shares or securities.

2.

Any purchase or acquisition of any material asset, property or any interest therein or sale or disposal of the whole or a substantial part of the undertaking or assets of the Company or any of the Company’s direct or indirect Subsidiaries (for the purposes of this Schedule 1, the “ListCo Group,” and any member of the ListCo Group, a “ListCo Group Company”). For the purposes of this paragraph 2, a material asset or property shall mean any asset or property where the consideration payable or receivable by a ListCo Group Company for such asset or property represents more than 25% of the value of the total assets or revenue of the ListCo Group (whichever is greater) as set out in the Company’s latest published consolidated financial statements.

3.	Any change in the maximum size of the Board.

4.	Any change in the Group Business or the business undertaken by the Group.

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EXHIBIT F

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 23rd day of July, 2021, by and among PropertyGuru Group Limited, a Cayman Islands exempted company (the “Issuer”), Bridgetown 2 Holdings Limited, a Cayman Islands exempted company (“Bridgetown 2”), and the undersigned (“Subscriber”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement entered into as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), among the Issuer, Bridgetown 2, PropertyGuru Pte. Ltd., a private limited company incorporated under the laws of Singapore (the “Company”) and other parties named therein, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Business Combination Agreement, the “Transactions”; and the “Amalgamation Closing” as defined in the Business Combination Agreement shall be referred to herein as the “Transactions Closing”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase such number of ordinary shares in the Issuer, par value $0.0001 per share (the “Issuer Shares”) set forth on the signature page hereto (the “Shares”) for a purchase price of $10 per share (the “Per Share Purchase Price”), for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Issuer is entering into (a) a separate subscription agreement with REA Group Ltd. (“REA”) (the “REA Subscription Agreement”) with an aggregate purchase price of $51,930,680 pursuant to the REA Subscription Agreement; and (b) separate subscription agreements with certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or certain institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (each, under this clause (b) an “Other Subscriber”) (the “Other Subscription Agreements”), severally and not jointly, with an aggregate purchase price pursuant to this Subscription Agreement and the Other Subscription Agreements of $131,930,680; and

WHEREAS, the aggregate number of Issuer Shares to be sold by the Issuer pursuant to this Subscription Agreement, the REA Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 13,193,068 Issuer Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.

Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”).

2.	Settlement Date and Delivery.

2.1

Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur substantially concurrent with the consummation of the Transactions Closing (the date of the Closing, the “Closing Date”) subject to the terms and conditions set forth herein; provided that the Closing shall occur after the Merger Effective Time (as defined in the Business Combination Agreement, the “Merger Effective Time”). Not less than five (5) business days prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of such anticipated Closing Date. Subscriber shall deliver on or before two (2) business days prior to the anticipated Closing Date the Purchase Price for the Shares by wire transfer of U.S. dollars in immediately available funds to the escrow account specified by the Issuer in the Closing Notice, to be held by the escrow agent until the Transactions Closing. Not later than one (1) business day after the Closing Date, the Issuer shall deliver to Subscriber (1) the Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable; and (2) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) or other evidence showing Subscriber as the owner of the Shares on and as of the Closing Date. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands or Singapore are authorized or required by law to close. In the event the Closing Date does not occur within two (2) business days after the anticipated Closing Date identified in the Closing Notice, the Issuer shall cause the escrow agent to promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled; provided that unless this Subscription Agreement has been terminated pursuant to Section 5, such return of funds shall not terminate this Subscription Agreement or relieve Subscriber of its obligation to purchase the Shares at the Closing upon delivery of a new Closing Notice in accordance with the terms of this Section 2.1. Prior to or at Closing, Subscriber shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

2.2

Conditions to Closing of the Issuer. The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)

Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 3.3 shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Subscriber Material Adverse Effect” (as defined in Section 3.3(c) below) or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Subscriber Material Adverse Effect.

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(b)

Closing of the Transactions. All conditions precedent to the Issuer’s, the Company’s and Amalgamation Sub’s (as defined in the Business Combination Agreement, “Amalgamation Sub”) and Bridgetown 2’s obligations to effect the Transactions Closing shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Transactions Closing but subject to satisfaction or waiver thereof), the Merger Closing (as defined in the Business Combination Agreement, the “Merger Closing”) shall have been consummated prior to the Closing and the Closing will be consummated substantially concurrently with the Transactions Closing.

(c)

Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(d)

Regulatory. If required by applicable governmental authorities (including, but not limited to, financial services or banking authorities), rules, regulations, orders, policies or procedures, Subscriber shall have been found suitable by such authorities.

(e)

Performance and Compliance under Subscription Agreement. Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing.

2.3

Conditions to Closing of Subscriber. Subscriber’s obligation to subscribe for and purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties Correct.

(i)

The representations and warranties made by the Issuer in Section 3.1 shall be true and correct as of the Closing Date, (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or Issuer Material Adverse Effect (as defined in Section 3.1(d) below) or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, an Issuer Material Adverse Effect.

(ii)

The representations and warranties made by Bridgetown 2 in Section 3.2 shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such

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date) except for the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or Bridgetown 2 Material Adverse Effect (as defined in Section 3.2(c) below), as the case may be, or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Bridgetown 2 Material Adverse Effect.

(b)

Closing of the Transactions. All conditions precedent to the Issuer’s, the Company’s and Amalgamation Sub’s and Bridgetown 2’s obligations to effect the Transactions Closing shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Transactions Closing but subject to satisfaction or waiver thereof), the Merger Closing shall have been consummated prior to the Closing, and the Closing will be consummated substantially concurrently with the Transactions Closing.

(c)

Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(d)

Performance and Compliance under Subscription Agreement. The Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.

(e)

Business Combination Agreement. The terms of the Business Combination Agreement (including the conditions thereto) shall not have been amended or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits Subscriber reasonably expects to receive under this Subscription Agreement.

(f)

Listing. (i) The Issuer’s initial listing application with New York Stock Exchange (“NYSE”) in connection with the Transactions shall have been conditionally approved and, the Issuer shall be able to satisfy any applicable initial and continuing listing requirements of NYSE immediately following the Transaction Closing and the Issuer shall not have received any written notice of non-compliance therewith, and (ii) the Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

3.	Representations, Warranties and Agreements.

3.1	Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber as follows:

(a)

The Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

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(b)

At Closing, subject to the receipt of the Purchase Price in accordance with the terms of this Subscription Agreement and registration by the Transfer Agent, the Shares will be duly authorized, validly issued and allotted and fully paid, free and clear of any liens or other encumbrances (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents (as in effect at such time of issuance) or the laws of the Cayman Islands.

(c)

This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber and Bridgetown 2, is the valid and binding obligation of the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(d)

The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement, including the issuance and sale of the Shares (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

(e)

As of the date of this Subscription Agreement, the authorized share capital of the Issuer consists of $50,000 divided into 500,000,000 ordinary shares, with a par value of $0.0001 each, of which one such share is validly issued and fully paid, and are not subject to preemptive rights or encumbrances. As of the date of this Subscription Agreement, except as set forth above and pursuant to the REA Subscription Agreement, the Other Subscription Agreements, the Business Combination Agreement, the other Transaction Documents (as defined in the Business Combination Agreement, the “Transaction Documents”) and the

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transactions contemplated thereby, there are no outstanding (i) shares, equity interests or voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, or (iii) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Issuer to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any shares or other equity interests or voting securities of the Issuer (collectively, the “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date of this Subscription Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Business Combination Agreement, the other Transaction Documents and the transactions contemplated thereby.

(f)

Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 3.3, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber. The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) to the Issuer’s knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g)

The Issuer has provided Subscriber an opportunity to ask questions regarding the Issuer and made available to Subscriber all the information reasonably available to the Issuer that Subscriber has reasonably requested to make an investment decision with respect to the Shares.

(h)

Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(i)

Except for such matters as would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(j)

The Issuer has not received any written communication from a governmental authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

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(k)

Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 3.3, the Issuer is not required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 7.19; (iv) those required by NYSE, (v) those required to consummate the Transactions Closing as provided under the Business Combination Agreement, and (vi) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(l)

Upon consummation of the Transactions Closing, the Issuer Shares will be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be listed for trading on NYSE, and the Shares will be approved for listing on NYSE, subject to official notice of issuance.

(m)

Neither the Issuer nor any person acting on its behalf is under any obligation to pay any broker’s fee, finder’s fee or other fee or commission in connection with the sale of the Shares, other than the fact that Bridgetown 2 is responsible for the payment of any fees, costs, expenses and commissions of Merrill Lynch (Singapore) Pte. Ltd., Citigroup Global Markets Inc., KKR Capital Markets Asia Limited and TPG Capital BD, LLC (the “Placement Agents”, each a “Placement Agent”), and such obligations shall become obligations of the Issuer upon the occurrence of the Merger Closing.

(n)

The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Subscriber effecting a pledge of Shares shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement.

(o)

The Issuer is not, and immediately after the Transactions Closing will not be, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as such subject to registration as an “investment company” under the Investment Company Act or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

(p)

There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or any of the Issuer’s properties or rights that affects or would reasonably be expected to affect the Issuer’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against the Issuer or any of the Issuer’s properties or rights that affects or would reasonably be expected to affect the Issuer’s ability to consummate the transactions contemplated by this Subscription Agreement.

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(q)

The Other Subscription Agreements reflect the same Per Share Purchase Price and other terms and conditions with respect to the purchase of Issuer Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than (i) terms particular to the regulatory requirements of such subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Issuer Shares and (ii) where such subscriber was identified by the Company and not any Placement Agent, the fact that (A) the Placement Agents are not third-party beneficiaries under such Other Subscription Agreement and (B) such subscriber may be a natural person.

3.2	Bridgetown 2’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, Bridgetown 2 hereby represents and warrants to Subscriber as follows:

(a)

Bridgetown 2 is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Bridgetown 2 has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)

This Subscription Agreement has been duly authorized, executed and delivered by Bridgetown 2 and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of Bridgetown 2 and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c)

The execution, delivery and performance of this Subscription Agreement (including compliance by Bridgetown 2 with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Bridgetown 2 pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Bridgetown 2 is a party or by which Bridgetown 2 is bound or to which any of the property or assets of Bridgetown 2 is subject, which would reasonably be expected to have a material adverse effect on the ability of Bridgetown 2 to enter into and timely perform its obligations under this Subscription Agreement (a “Bridgetown 2 Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Bridgetown 2 or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Bridgetown 2 or any of its properties that would reasonably be expected to have a Bridgetown 2 Material Adverse Effect.

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(d)

Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Bridgetown 2 Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Bridgetown 2, threatened against Bridgetown 2, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Bridgetown 2.

(e)

There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the knowledge of Bridgetown 2, threatened against or affecting Bridgetown 2 or any of Bridgetown 2’s properties or rights that affects or would reasonably be expected to affect Bridgetown 2’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against Bridgetown 2 or any of Bridgetown 2’s properties or rights that affects or would reasonably be expected to affect Bridgetown 2’s ability to consummate the transactions contemplated by this Subscription Agreement.

(f)

Bridgetown 2 is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Bridgetown 2 Material Adverse Effect. Bridgetown 2 has not received any written communication from a governmental authority that alleges that Bridgetown 2 is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Bridgetown 2 Material Adverse Effect.

3.3

Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and Bridgetown 2 and acknowledges and agrees with the Issuer and Bridgetown 2 as follows:

(a)

Subscriber has been duly formed or incorporated and is validly existing and, where such concept is recognized, in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)

This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer and Bridgetown 2, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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(c)

The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (where such Subscriber is an “employee benefit plan” under ERISA, subject to the assumption that the assets of the Issuer do not constitute “plan assets” under ERISA), (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on Subscriber’s ability to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

(d)

Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”), (iii) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), (iv) is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an institutional “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (v) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto) and is not a party to or bound by a binding commitment to sell or otherwise dispose of the Shares. Subscriber acknowledges that the offering meets the exemptions from filing under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5123(b)(1)(C) or (J). The information provided by Subscriber on Schedule I is true and correct in all respects.

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(e)

Together with its investment adviser, if applicable, Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, and that the offer and sale of the Shares have not been registered under the Securities Act or any other applicable securities laws. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act or in a transaction not subject thereto, and in each case, in accordance with any applicable securities laws of the states and other jurisdictions where such offers and sales are made, and that any book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(f)

Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer or Bridgetown 2 or any of their respective affiliates, officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer and Bridgetown 2 expressly set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement.

(g)

Subscriber’s acquisition and holding of the Shares will not (where such Subscriber is an “employee benefit plan” under ERISA, subject to the assumption that the assets of the Issuer do not constitute “plan assets” under ERISA) constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(h)

Together with its investment adviser if applicable, in making its decision to purchase the Shares, Subscriber has relied solely upon an independent investigation made by Subscriber and each of the Issuer’s and Bridgetown 2’s representations, warranties and agreements contained in Section 3.1 and Section 3.2, respectively.

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Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) other than the Issuer and Bridgetown 2 concerning the Issuer or Bridgetown 2, respectively, or the Shares or the offer and sale of the Shares. Subscriber has received access to and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer or any of its affiliates and consolidated affiliated entities (together with the Issuer, the “Group”), Bridgetown 2, the Company and the Transactions and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares. Subscriber has received access to and has had an adequate opportunity to review the documents made available to Subscriber by Bridgetown 2 and the Company. Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions and receive such answers from Bridgetown 2 and the Company or any person or persons acting on their behalf concerning the terms and conditions of an investment in the Shares, have obtained such materials or information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and have independently made their own analysis and decision to invest in the Shares. Subscriber also acknowledges that the historical financial data concerning the Company and its subsidiaries, as well as the Malaysian and Thai assets of REA which are the subject of a pending sale to the Company (the “REA Assets”), have been derived based on the Company’s and its subsidiaries management accounts (and in the case of the REA Assets, the management accounts of REA) in accordance with International Financial Reporting Standards, or IFRS, and has not been reviewed or audited in accordance with PCAOB standards. There can be no assurance that the Company’s or Bridgetown 2’s audited or reviewed results, or those relating to the REA Assets, for the relevant financial years and periods will not differ from the financial data presented to Subscriber and such changes could be material. Based on such information as Subscriber has deemed appropriate and without reliance upon any Placement Agent, Subscriber has independently made his/her/its own analysis and decision to enter into the Subscription. Subscriber acknowledges that no disclosure or offering document has been prepared in connection with the offer and sale of the Shares. Except for the representations, warranties and agreements of the Issuer and Bridgetown 2 expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on his/her/its own sources of information, investment analysis and the due diligence (including professional advice Subscriber deems appropriate) with respect to the Subscription, the Issuer Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer or the Company and its subsidiaries or relating to the REA Assets, including but not limited to all business, legal, regulatory, accounting, financial, credit and tax matters. Subscriber further acknowledges that the information provided to Subscriber is preliminary

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and subject to change. Subscriber expressly acknowledges that the closing of the sale and purchase of the REA Assets (the “REA Closing”) is subject to the satisfaction of certain closing conditions (the “REA CPs”), including REA’s divestment of its 27% interest in 99 Group (the operator of the websites 99.co, iProperty.com.sg and rumah123.com) and the REA Closing may therefore not occur. Subscriber acknowledges that the status of the REA CPs or the failure of the REA Closing to be consummated shall not affect Subscriber’s obligations under this Subscription Agreement.

(i)	Subscriber acknowledges and agrees that:

(i) each of the Placement Agents is acting solely as the Issuer’s placement agent in connection with the Subscription and each Placement Agent may have affiliates that act as an advisor to the Company in connection with the Transactions; none of the Placement Agents is acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for Subscriber in connection with the Subscription;

(ii) neither the Placement Agents nor any of their respective directors, officers, employees, advisors, representatives and controlling persons have made, nor will any of such persons make, any representation or warranty, whether express or implied, of any kind or character nor have any such persons provided any advice or recommendation in connection with the Subscription;

(iii)    certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges and agrees that such information and projections were prepared without the participation of the Placement Agents or Bridgetown 2 and that neither the Placement Agents nor Bridgetown 2 assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections;

(iv) the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, Bridgetown 2 or the Shares or the accuracy, completeness or adequacy of any information supplied to it by the Issuer or Bridgetown 2;

(v) Subscriber has not relied on any statement, representation, warranty or information made or provided by the Placement Agents, or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, with respect to its decision to invest in the Shares, and the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning, the Group or the Subscription; and

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(vi) neither the Placement Agents nor any of their respective affiliates, subsidiaries, directors, officers, agents or employees shall have any liability (including for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, Bridgetown 2 or the Company or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Subscription.

(j)

Subscriber became aware of this offering of the Shares solely by means of direct contact from either the Placement Agents, the Issuer or Bridgetown 2 as a result of a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer, Bridgetown 2 or their representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Placement Agents, the Issuer or Bridgetown 2. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Placement Agents have not acted as an underwriter with respect to the Shares or the transactions contemplated by this Subscription Agreement or as its financial advisor or fiduciary. Subscriber acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k)

Together with its investment adviser, if applicable, Subscriber is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber is able to fend for itself in the transactions contemplated herein. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber understands and acknowledges that (A) it (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in financial and business transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares and (B) the purchase and sale of the Shares hereunder meets (1) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (2) the institutional customer exemption under FINRA Rule 2111(b).

(l)

Subscriber, alone, or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of its investment and can afford a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

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(m)

Subscriber understands that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

(n)

Neither the Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person that is the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant governmental authorities, including, but not limited to those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), (ii) a person listed in any Sanctions-related list of sanctioned persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state, including the United Kingdom (collectively, “Sanctions Lists”), (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) directly or indirectly owned or controlled by, or acting on behalf of, any such person or persons on a Sanctions Lists; (v) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (vi) a non-U.S. shell bank (collectively, a “Prohibited Investor”) or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided, that Subscriber is permitted to do so under applicable law. Subscriber represents that (i) if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to ensure compliance with applicable obligations under the BSA/PATRIOT Act, and (ii) to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with the anti-money laundering-related laws administered and enforced by other governmental authorities. Subscriber also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the European Union and any European Union member state, including the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. Subscriber further represents and warrants that it maintains policies and procedures reasonably designed to ensure the funds held by Subscriber and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

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(o)

If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Law”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that none of Bridgetown 2, the Issuer, the Company nor any of their respective affiliates (the “Transaction Parties”) has provided investment advice or otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with its investment in the Shares (including with respect to any decision to acquire, continue to hold or transfer the Shares).

(p)

Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of Bridgetown 2’s ordinary shares prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acting for the purpose of acquiring, holding or disposing of equity securities of Bridgetown 2 (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q)

No foreign person (as defined in Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder (together, the “DPA”)) in which the national or subnational governments of a single foreign state have a “substantial interest” (as defined in the DPA) will acquire a “substantial interest” (as defined in the DPA) in the Issuer as a result of the purchase of Shares by Subscriber hereunder such that a filing before the Committee on Foreign Investment in the United States would be required under the DPA, and no such foreign person will have “control” (as defined in the DPA) over the Issuer from and after the Closing as a result of the purchase of Shares by Subscriber hereunder.

(r)

On each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 2.1, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 2.1.

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(s)

Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including Bridgetown 2, the Issuer, the Company, the Placement Agents, any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer and Bridgetown 2 expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that no Other Subscriber or REA (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber or REA) shall be liable to Subscriber pursuant to this Subscription Agreement (or any Other Subscriber pursuant to any Other Subscription Agreement or REA pursuant to the REA Subscription Agreement) or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder. Subscriber agrees that none of the Placement Agents, their respective affiliates or any of their respective control persons, officers, directors or employees shall be liable to Subscriber (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind provided to Subscriber concerning Bridgetown 2, the Issuer, the Company, this Subscription Agreement or the transactions contemplated hereby. On behalf of itself and its affiliates, the Subscriber releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the Subscription. Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Subscription. Subscriber gives this release freely and after obtaining independent legal advice.

(t)

No broker, finder or other financial consultant is acting on Subscriber’s behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability of Bridgetown 2, the Company or the Issuer or their respective affiliates for the payment of any fees, costs, expenses or commissions.

(u)

Subscriber (for itself and for each account for which it is acquiring the Shares) is aware of and acknowledges the fact that, in addition to their capacity as a Placement Agent in connection with the Subscription, (i) Citigroup Global Markets Inc. acted as a book-running manager of the initial public offering of Bridgetown 2; (ii) Merrill Lynch (Singapore) Pte. Ltd. is acting as financial advisor to the Company in connection with the Transactions; (iii) KKR Capital Markets Asia Limited is under common control with one of its affiliates, Epsilon Asia Holdings II Pte. Ltd., and Epsilon Asia Holdings II Pte. Ltd. is an existing shareholder of the Company and therefore conflicts of interest may arise between the duties of KKR Capital Markets Asia Limited and the interests of the Company and (iv) TPG Capital BD, LLC is under common control of TPG Asia VI SF Pte. Ltd, with TPG Asia VI SF Pte. Ltd being an existing shareholder of the Company, whose interests may conflict with those of Bridgetown 2.

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4.	Registration Statement.

4.1

The Issuer agrees that, within forty-five (45) calendar days after the consummation of the Transactions Closing (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar (or the 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Filing Date and (ii) the tenth (10th) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include such shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer beneficially owned by Subscriber (or any unit trust beneficially owning such securities and which is managed by Subscriber) and the intended method of disposition of the Shares as shall be reasonably requested by the Issuer to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request in writing that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided, however, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Issuer Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Issuer Shares which is equal to the maximum number of Issuer Shares as is permitted by the Commission. In such event, the number of Issuer Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2

In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request by a Subscriber in writing, inform such Subscriber as to the status of such registration. At its sole expense, the Issuer shall until the End Date (as defined below) or as otherwise specified:

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(a)

except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions and update or amend the Registration Statement as necessary to include the Shares and provide customary notice to holders of the Shares, until the earlier of the following: (i) Subscriber ceases to hold any Shares, (ii) the date all Shares held by Subscriber who is not an affiliate of the Issuer may be sold without restriction under Rule 144, including any volume and manner of sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the date the initial registration statement filed hereunder is declared effective (such date, the “End Date”);

(b)	advise Subscriber within five (5) business days:

(i)	when a Registration Statement or any post-effective amendment thereto has become effective;

(ii)

after it shall have obtained knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)

of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Issuer;

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)

upon the occurrence of any event contemplated in Section 4.2(b)(iv), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related

19

prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)

use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer Shares are then listed beginning on, or as promptly as reasonably practicable following, the Effectiveness Date;

(f)	use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby; and

(g)

use its commercially reasonable efforts to file all reports and other materials required to be filed by the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144 for so long as Subscriber holds Shares.

Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall not have any obligation to prepare any prospectus supplement, participate in any due diligence, execute any agreements or certificates or deliver legal opinions or obtain comfort letters in connection with any sales of the Shares under the Registration Statement.

4.3

Upon Subscriber’s request, the Issuer shall take all necessary steps required of it to cause the Transfer Agent to (i) remove the legend set forth above in Section 3.3(e), as promptly as practicable and no later than three (3) business days after such request and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company (“DTC”), at Subscriber’s option, provided that in each case (a) such Shares are registered for resale under the Securities Act or (b)(A) Subscriber has sold or transferred, or proposes to sell or transfer, Shares pursuant to Rule 144 and (B) the Issuer, its counsel or the Transfer Agent have received customary representations and other documentation from Subscriber that is reasonably necessary to establish that such restrictive legend is no longer required as reasonably requested by the Issuer, its counsel or the Transfer Agent (the “Legend Documents”). If the legend set forth above in Section 3.3(e) is no longer required for the Shares pursuant to the foregoing, the Issuer shall, reasonably promptly, and in any event within three (3) business days, following any request therefor from Subscriber accompanied by such Legend Documents, deliver to the Transfer Agent instructions that the Transfer Agent shall make a new, unlegended entry for the Shares. The Issuer shall be responsible for the fees of the Transfer Agent and its counsel and any fees of DTC incurred in connection with such legend removal requests.

4.4

Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation

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or event that the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement for more than sixty (60) consecutive days or for more than one hundred and twenty (120) total calendar days, in each case, during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless (a) otherwise required by law or subpoena or (b) disclosed to Subscriber’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.5

Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by Section 4.4; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.5) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

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4.6

The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify and hold harmless Subscriber (to the extent a seller under, or named as a selling shareholder in, the Registration Statement), its officers, directors, partners, members, managers, employees, advisers and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against all reasonable out-of-pocket losses, claims, damages, liabilities, costs (including reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein, or that such Losses result from the use of the Registration Statement by Subscriber after Subscriber has received notice of a Suspension Event in accordance with Section 4.4; provided, however, that the indemnification contained in this Section 4.6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of the Subscriber to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner, (B) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Issuer, or (C) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.4. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4.6 of which the Issuer is aware.

4.7

Subscriber shall, severally and not jointly with any Other Subscriber or REA, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement

22

thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by Subscriber.

4.8

For the purposes of this Subscription Agreement, “Indemnifying Party” shall mean the party with an obligation to indemnify another party pursuant to Section 4.6 or Section 4.7 (as applicable) and “Indemnified Party” shall mean the party seeking indemnification pursuant to Section 4.6 or Section 4.7 (as applicable). The Indemnified Party shall promptly notify the Indemnifying Party in writing of the institution, threat or assertion of any proceeding against the Indemnified Party that the Indemnified Party believes relates to Losses the subject of indemnification pursuant to Section 4.6 or Section 4.7 (as applicable) and of which such Indemnified Party is aware (a “Third Party Proceeding”). In the case of any delay or failure by an Indemnified Party to provide the notice required by the preceding sentence, the obligation of the Indemnifying Party to indemnify the Indemnified Party shall be reduced to the extent that such Indemnifying Party is prejudiced by such delay or failure. The Indemnifying Party will be entitled to participate in any Third Party Proceeding and to assume the defense thereof with counsel it elects, in its sole discretion, and in the event the Indemnifying Party assumes such defense, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

4.9

If the indemnification provided under Section 4.6 or Section 4.7 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be subject to the limitations set forth in Section 4.6 and Section 4.7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within

23

the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.9 from any person who was not guilty of such fraudulent misrepresentation. Each Indemnifying Party’s obligation to make a contribution pursuant to this Section 4.9 shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

5.

Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (iii) on or before the date falling 270 days after the date of the Business Combination Agreement (as defined in the Business Combination Agreement); provided, that nothing herein will relieve any party from liability for any willful and material breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement after the termination of such agreement. Upon a valid termination of this Subscription Agreement pursuant to this Section 5, after the delivery by Subscriber of the Purchase Price for the Shares, the Issuer shall promptly (but not later than three (3) business days thereafter) cause the escrow agent or its bank (as applicable) to return the Purchase Price (to the extent such Purchase Price was received prior to such termination) to the Subscriber without any deduction for, or on account of, any tax, withholding, charges or set-off.

6.	Trust Account Waiver.

Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that it has had access to and has read and had an adequate opportunity to review the publicly filed prospectus of Bridgetown 2, available at www.sec.gov (the “Prospectus”) and understands that Bridgetown 2 has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Bridgetown 2’s public shareholders (including the public shareholders of the overallotment shares acquired by Bridgetown 2’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Bridgetown 2 may disburse monies from the Trust Account only: (i) to the Public Shareholders with respect to redemptions by the Public Shareholders, (ii) to the Public Shareholders if Bridgetown 2 fails to consummate a Business Combination (as defined in the Prospectus) within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to Bridgetown 2’s organizational documents, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (iv) to Bridgetown 2 after or concurrently with the consummation of a Business Combination (as defined in the Prospectus). Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription

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Agreement, neither Subscriber nor any of its affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to, this Subscription Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under this Subscription Agreement or any other Transaction Document (collectively, the “Released Claims”); provided, however, that Released Claims shall be deemed not to include the right of a Subscriber to make a claim as a Public Shareholder in respect of any Bridgetown 2 shares it may hold pursuant to subclauses (i) or (ii) of the immediately preceding sentence. Subscriber on behalf of itself and its affiliates, hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Subscription Agreement). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Bridgetown 2 and its affiliates to induce Bridgetown 2 to enter into this Subscription Agreement and the other Transaction Documents, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable Law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Bridgetown 2 or its representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and each of its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding against Bridgetown 2, any of its affiliates or any of their respective representatives based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Bridgetown 2 and its representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action, in the event Bridgetown 2 or its representatives, as applicable, prevails in such action or proceeding.

7.	Miscellaneous.

7.1

Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement no later than immediately prior to the Transactions Closing.

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(a)

Subscriber acknowledges that (i) the Issuer and Bridgetown 2 will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of Subscriber contained in this Subscription Agreement and (ii) that the Placement Agents will rely on, and are third party beneficiaries of, the acknowledgments, understandings, agreements, covenants, representations and warranties of Subscriber contained in Section 3.3 and Section 7. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and Bridgetown 2 if any of the acknowledgments, understandings, agreements, covenants, representations and warranties made by Subscriber set forth herein are no longer accurate. In addition, the Issuer and Bridgetown 2 each acknowledges and agrees that each of the Placement Agents is a third-party beneficiary of the acknowledgments, understandings, agreements, covenants, representations and warranties made by the Issuer or Bridgetown 2 (as applicable) contained in this Subscription Agreement.

(b)

Each of Bridgetown 2 and the Issuer acknowledges that Subscriber will rely on the acknowledgements, understandings, agreements, covenants, representations and warranties of Bridgetown 2 and the Issuer, respectively, contained in this Subscription Agreement. Prior to the Closing, each of the Issuer and Bridgetown 2 agrees to promptly notify Subscriber if any of the acknowledgements, understandings, agreements, covenants, representations and warranties made by Issuer or Bridgetown 2, as applicable, set forth herein are no longer accurate in all material respects.

(c)

Subscriber acknowledges and agrees that no party to the Business Combination Agreement (other than the Issuer and Bridgetown 2) nor any Non-Party Affiliate (as defined below), shall have any liability to Subscriber, REA or any Other Subscriber pursuant to, arising out of or relating to this Subscription Agreement, the REA Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company, Bridgetown 2, or any Non-Party Affiliate concerning the Issuer, the Company, Bridgetown 2, any of their affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, investment manager, manager, direct or indirect equityholder, investors, representatives, agents, predecessors, successors, assigns, or affiliate of the Issuer, the Company, Bridgetown 2, or any of the Issuer’s, the Company’s or Bridgetown 2’s respective affiliates or any family member of the foregoing.

(d)

Each of the Issuer, Bridgetown 2, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative, legal, regulatory or stock exchange proceeding or official inquiry with respect to the matters covered hereby.

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(e)

The Issuer and Bridgetown 2 may request from Subscriber such additional information as the Issuer and Bridgetown 2 may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested to the extent readily available and consistent with its internal policies; provided that (subject to Section 7.19 below) the Issuer and Bridgetown 2 agrees, subject to the exceptions in Section 7.19, to keep any such information provided by Subscriber confidential.

(f)	Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

7.2

No Short Sales. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales (as defined below) with respect to the securities of Bridgetown 2 prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 7.2 shall apply only with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

7.3

Additional Information. Bridgetown 2 and the Issuer may request from Subscriber such additional information as is necessary for Bridgetown 2 or the Issuer, as applicable, to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, and Subscriber shall provide such information, provided that subject to Section 7.19 the Issuer and Bridgetown 2 shall keep any such information provided by Subscriber confidential. Subscriber acknowledges that Bridgetown 2 or the Issuer may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report or a registration statement of Bridgetown 2 or the Issuer, as applicable.

7.4

Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder (a courtesy copy of any notice sent shall also be sent via email):

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(a)	if to Subscriber, to such address or addresses set forth on the signature page hereto;

(b)	if to the Issuer, to:

c/o 38/F Champion Tower

3 Garden Road, Central

Hong Kong

Attention: Steve Teichman; Derek Fong

Email: Steve.Teichman@pcg-group.com; Derek.Fong@pcg-group.com with a required copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attention: Sharon Lau; Noah Carr

Email: sharon.lau@lw.com; noah.carr@lw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

6 Battery Road, Suite 23-02

Singapore 049909

Attention: Jonathan B. Stone, Esq./Rajeev P. Duggal, Esq.

Email: jonathan.stone@skadden.com; rajeev.duggal@skadden.com

(c)	if to Bridgetown 2, to:

Bridgetown 2 Holdings Limited.

c/o 38/F Champion Tower

3 Garden Road, Central

Hong Kong

Attention: Steve Teichman; Derek Fong

Email: Steve.Teichman@pcg-group.com; Derek.Fong@pcg-group.com with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

6 Battery Road, Suite 23-02

Singapore 049909

Attention: Jonathan B. Stone, Esq./Rajeev P. Duggal, Esq.

Email: jonathan.stone@skadden.com; rajeev.duggal@skadden.com

7.5

Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

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7.6

Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Bridgetown 2, the Issuer and Subscriber.

7.7

Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement), other than an assignment to any controlled affiliate of Subscriber or any fund or account managed by the same investment manager as Subscriber or a controlled affiliate thereof (as defined in Rule 12b-2 of the Exchange Act), subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Purchase Price and other terms and conditions; provided, however, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement. For the avoidance of doubt, any transaction contemplated by the Business Combination Agreement shall be deemed not to constitute an assignment of this Subscription Agreement or any rights, interests or obligations that may accrue to the parties hereunder.

7.8

Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as set forth in Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 7.1(a), Section 7.1(c) and Section 7.1(d), this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

7.9

Governing Law. This Subscription Agreement, and all claims or causes of action based upon, arising out of, or related to this Subscription Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

7.10

Consent to Jurisdiction; Waiver of Jury Trial. Any proceeding or action based upon, arising out of or related to this Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or action arising out of or relating

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to this Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 7.10. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7.11

Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

7.12

No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.13	Remedies.

(a)

The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 7.10, this being in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise, including money damages. The right to specific enforcement shall include the right of the Issuer and Bridgetown 2 to cause Subscriber and the right

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of Bridgetown 2 to cause the Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(b)

The parties acknowledge and agree that this Section 7.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

7.14

Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions Closing, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions Closing and remain in full force and effect.

7.15

Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.16

Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7.17

Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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7.18

Mutual Drafting. Each provision of this Subscription Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7.19	Cleansing Statement; Consent to Disclosure.

(a)

Bridgetown 2 shall, by no later than 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material, nonpublic information that the Issuer or Bridgetown 2 or their respective representatives has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s and Bridgetown 2’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or Bridgetown 2 or any of their respective officers, directors, employees or agents (including the Placement Agents) relating to the transactions contemplated by this Subscription Agreement, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, Bridgetown 2 or any of their affiliates or agents, relating to the transactions contemplated by this Subscription Agreement.

(b)

Neither Bridgetown 2 nor the Issuer shall issue any press releases or other public communications relating to the transactions contemplated hereby that reference the Subscriber or its affiliates or investment advisers by name without the prior written consent of Subscriber. This restriction shall not apply to the extent public disclosure is required by applicable securities law, any governmental authority or stock exchange rule or as otherwise requested by the staff of the Commission or the request of any other regulatory or governmental agency; provided, that in the event such disclosure is required, Bridgetown 2 or the Issuer, as applicable, shall to the extent practicable and legally permissible, provide Subscriber with prior written notice of such permitted disclosure and consider, in good faith, any comments provided by Subscriber.

7.20

Regulatory Compliance. Subscriber hereby agrees that it shall comply with all applicable requirements in connection with the Subscription and shall coordinate with the Issuer or Bridgetown 2, as applicable, to upon request provide information regarding the Subscriber as may reasonably be requested by any applicable governmental authority relating to the Subscription or the Transactions.

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8.

Independent Obligations. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of REA or any Other Subscriber under the REA Subscription Agreement or the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of REA or any Other Subscriber under this Subscription Agreement, the REA Subscription Agreement or the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of REA or any Other Subscriber (except where REA or such Other Subscriber is managed by or under common management with Subscriber) and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer or any of its subsidiaries which may have been made or given by REA or any Other Subscriber or by any agent or employee of REA or any Other Subscriber, and neither Subscriber nor any of its agents or employees shall have any liability to REA or any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in the REA Subscription Agreement or any Other Subscription Agreement, and no action taken by Subscriber, REA or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber, on the one hand, and REA or any Other Subscriber, on the other hand, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber, REA and any Other Subscriber are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement, the REA Subscription Agreement and the Other Subscription Agreements; provided that it is acknowledged that certain Subscribers may be managed by, or under common management with, REA or an Other Subscriber. Subscriber acknowledges that no Other Subscriber or REA has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber or REA will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for REA or any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

9.

Certain Tax Matters. The parties acknowledge and agree that for U.S. federal income tax purposes, Subscriber shall be deemed to be the owner of any funds transferred by Subscriber to any escrow account (if applicable) unless and until such funds are disbursed to Issuer in accordance with the terms of this Subscription Agreement, which disbursement shall occur, for the avoidance of doubt, following the Merger Effective Time.

10.

Massachusetts Business Trust. If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Bridgetown 2, the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

PROPERTYGURU GROUP LIMITED

By:
Name:
Title:

BRIDGETOWN 2 HOLDINGS LIMITED

By:
Name:
Title:

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SUBSCRIBER:	Signature of Joint Subscriber, if applicable:
Signature of Subscriber:
By:	By: N/A
Name:	Name:
Title:	Title:
Date: July , 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:
N/A
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered(if different from the name of Subscriber listed directly above):
Email
Address:
If there are joint investors, please check one: N/A
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN/Tax ID:	Joint Subscriber’s EIN: N/A
Business Address-Street:	Mailing Address-Street (if different):
City, State,	City, State,
Zip:	Zip:
Attn:	Attn:
Telephone	Telephone
No.:	No.:
Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $

Subscriber must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1. ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2. ☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box if applicable):

☐ We are an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are institutional accredited investors) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.”

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Qualified Institutional Buyers

Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber (Please check the applicable subparagraphs):

☐ Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”);

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act; or

☐ any institutional accredited investor, as defined in Rule 501(a) under the Act (17 CFR 230.501(a)), of a type not listed above;

☐ Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;

☐ Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a U.S. bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Institutional Accredited Investors

Rule 501(a) under the Securities Act, in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

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“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided, that (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act.

EXHIBIT I

PUBCO EQUITY PLANS

[PUBCO] OMNIBUS EQUITY INCENTIVE PLAN

Adopted on 4th October 2019 (the “Effective Date”) and subsequently amended on 9th December 2019, 14th October 2020 and [__] 2021 (the “PropertyGuru Plan”). In connection with the transactions contemplated by that certain Business Combination Agreement by and among [    ] dated [    ] 2021, the PropertyGuru Plan was assumed and converted into the [Pubco] Omnibus Equity Incentive Plan.

1.	PURPOSE OF THE PLAN

The purpose of the [PUBCO] (the “Company”) Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and executive directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

2.	DEFINITIONS

As used in this Equity Incentive Plan and in any Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement, the following capitalised terms shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, including all applicable U.S. federal or state laws, any Stock Exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Options, RSUs or Share Awards are granted under the Equity Incentive Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

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(c)	“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

(d)	“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement in which case such definition shall govern:

(i)

a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(ii)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)	a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any subsidiary of the Company;

(iv)

the Participant’s unauthorised removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(v)	the commission by the Participant of any felony or other serious crime;

(vi)

a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the Equity Incentive Plan, the Option Grant Agreement, the RSU Grant Agreement and/or the Share Award Grant Agreement; or

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(vii)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(g)

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganisation whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

(h)

“Committee” shall mean the [Nominations & Remunerations Committee] of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Equity Incentive Plan, and if no such committee exists or has been appointed, the Board.

(i)

“Compete” shall mean with respect to any Participant, in addition to what may otherwise be provided in the Participant’s Employment agreement with the Company or any subsidiary of the Company, the provisions in the Participant’s Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement or in any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

(j)

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

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(k)

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

(l)

“Eligible Individual” shall mean any Employee who, in the judgment of the Committee, should be eligible to participate in the Equity Incentive Plan due to the services they perform on behalf of the Company or a subsidiary of the Company.

(m)

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as an executive director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

(n)	“Exercise Date” shall have the meaning set forth in Section 4.14 herein.

(o)	“Exercise Notice” shall have the meaning set forth in Section 4.14 herein.

(p)

“Exercise Price” shall mean the price (which may be nil) that the Participant must pay under the Option for each Ordinary Share, as determined by the Committee in its absolute discretion for each grant and initially specified in the Option Grant Agreement, subject to any adjustment that may be made in accordance with the Equity Incentive Plan.

(q)

“Fair Market Value” shall mean: (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

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(r)	“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of:

(i)	redundancy;

(ii)	retirement at the earlier of (A) 65 years of age, and (B) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed;

(iii)	retirement before the minimum retirement age stipulated in sub-paragraph (ii) above, with the consent of the Committee;

(iv)	death or Disability by the Participant; or

(v)	any other reason the Committee may determine in its absolute discretion.

(s)	“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

(t)	“Net Settlement” shall have the meaning set forth in Section 4.14.

(u)

“Option” shall mean the option to purchase or subscribe for Ordinary Shares granted to any Participant under the Equity Incentive Plan. Any references in the Equity Incentive Plan to an “Option” will include, but are not limited to, “Time-Based Options” and “Performance-Based Options”.

(v)	“Option Cash Award” shall have the meaning set forth in Section 4.16.

(w)

“Option Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Option pursuant to the Equity Incentive Plan, provided the Committee may make such changes to the form of the Option Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Equity Incentive Plan.

(x)	“Option Grant Date” shall have the meaning set forth in Section 4.2.

(y)	“Option Vesting Notice” shall have the meaning set forth in Section 4.6.

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(z)	“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

(aa)	“Participant” shall mean an Eligible Individual to whom a grant of an Option, a RSU and/or a Share Award has been made, and, where applicable, shall include Permitted Transferees.

(bb)	“Performance-Based Option” shall have the meaning set forth in Section 4.5.2.

(cc)	“Performance-Based Restricted Securities” shall have the meaning set forth in Section 6.4.2.

(dd)	“Performance-Based RSU” shall have the meaning set forth in Section 5.4.2.

(ee)

“Permitted Transferee” shall mean a transferee of Options, RSUs and/or Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

(ff)	“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organisation, trust or joint venture, or a governmental agency or political subdivision thereof.

(gg)	“Restricted Securities” shall have the meaning set forth in Section 6.4.

(hh)	“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 6.5.

(ii)

“RSU” shall mean a grant of restricted stock units made to any Participant under the Equity Incentive Plan. Any references in the Equity Incentive Plan to a “RSU” will include, but are not limited to, “Time-Based RSUs” and “Performance-Based RSUs”.

(jj)	“RSU Cash Award” shall have the meaning set forth in Section 5.12.

(kk)

“RSU Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit B, entered into by each Participant and the Company evidencing the grant of each RSU pursuant to the Equity Incentive Plan, provided the Committee may make such changes to the form of the RSU Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Equity Incentive Plan.

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(ll)	“RSU Grant Date” shall have the meaning set forth in Section 5.2.

(mm)	“RSU Vesting Notice” shall have the meaning set forth in Section 5.5.

(nn)	“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the Equity Incentive Plan.

(oo)

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit C, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the Equity Incentive Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Equity Incentive Plan.

(pp)	“Share Award Grant Date” shall have the meaning set forth in Section 6.2.

(qq)	“Time-Based Option” shall have the meaning set forth in Section 4.5.1.

(rr)	“Time-Based Restricted Securities” shall have the meaning set forth in Section 6.4.1.

(ss)	“Time-Based RSU” shall have the meaning set forth in Section 5.4.1.

(tt)

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the Equity Incentive Plan under the terms of the Company’s constitution, and to grant Options, RSUs and Share Awards.

In addition, the Committee, in its absolute discretion, may delegate its authority to grant Options, RSUs and/or Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

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3.1	Powers of the Committee. In addition to the other powers granted to the Committee under the Equity Incentive Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1	determine the Eligible Individuals to whom grants of Options, RSUs and/or Share Awards shall be made;

3.1.2	determine the time or times when grants of Options, RSUs and/or Share Awards shall be made;

3.1.3	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Options, RSUs and/or Share Awards;

3.1.4	determine, modify or waive the terms and conditions of any grant of Options, RSUs and/or Share Awards;

3.1.5

prescribe the form and terms and conditions of any instrument evidencing a grant of Options, RSUs and/or Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the Equity Incentive Plan;

3.1.6	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Equity Incentive Plan;

3.1.7	construe and interpret the Equity Incentive Plan, such rules and regulations and the instruments evidencing grants of Options, RSUs and/or Share Awards;

3.1.8	reconcile any inconsistency, correct any defect and/or supply any omission in the Equity Incentive Plan or any instrument evidencing any grant of Options, RSUs and/or Share Awards; and

3.1.9	make all other determinations necessary or advisable for the administration of the Equity Incentive Plan and otherwise do all things necessary to carry out the purposes of the Equity Incentive Plan, provided that such power shall be subject to Applicable Law.

3.2

Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Equity Incentive Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

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3.3

Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise, RSU Settlement and/or Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the exercise of an Option or settlement of a RSU and/or Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer (a) the effectiveness of an exercise, or delay the exercisability, of an Option hereunder or the issuance or transfer of the Ordinary Shares pursuant to any Option and/or (b) the issuance or transfer of the Ordinary Shares pursuant to any RSU and/or Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option, the issuance or transfer of the Ordinary Shares pursuant to any Option or the issuance or transfer of the Ordinary Shares pursuant to any RSU and/or Share Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.4

Inconsistent Terms. In the event of a conflict between the terms of the Equity Incentive Plan and the terms of any Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement (where applicable), the terms of the Equity Incentive Plan shall govern except as otherwise expressly provided herein.

3.5

Equity Incentive Plan Term. The Committee shall not grant any Options, RSUs and/or Share Awards under the Equity Incentive Plan on or after the tenth anniversary of the Effective Date. All Options, RSUs and/or Share Awards which remain outstanding after such date shall continue to be governed by the Equity Incentive Plan and the applicable Option Grant Agreement(s), RSU Grant Agreement(s) and/or Share Award Grant Agreement(s).

4.	OPTIONS

4.1

Grant. The Committee may offer to grant Options to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Equity Incentive Plan is in force, provided that such power shall be subject to Applicable Law. Each Option offered pursuant to the Equity Incentive Plan shall be subject to terms and conditions established by the Committee consistent with the Equity Incentive Plan.

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4.1.1	Offer of Grant. An offer to grant Options to the Eligible Individual shall be made by sending to such Eligible Individual an Option Grant Agreement confirming the grant of Options.

4.1.2

Acceptance of Grant. A grant of Options offered to an Eligible Individual pursuant to Section 4.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Option Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Option Grant Date (a) by completing, signing and returning to the Company the Option Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of S$0.01, to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Option Grant Agreement in respect of the Option as aforesaid, he or she remains eligible to participate in the Equity Incentive Plan in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Option Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of an Option shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the Option;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Option;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the Option; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Option.

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4.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of an Option made pursuant to Section 4.1 which does not strictly comply with the terms of the Equity Incentive Plan.

4.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of an Option results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2

Option Grant Date. The date of grant of the Options shall be the date designated by the Committee and specified in the Option Grant Agreement as of the date the Option is granted (the “Option Grant Date”).

4.3

Terms and Conditions. Subject to the specific terms of the Option Grant Agreement, including any vesting conditions outlined in the Option Grant Agreement and payment of the Exercise Price (which may be nil), each Option represents an option to purchase or subscribe for one Ordinary Share, or in certain circumstances, entitle the Participant to an Option Cash Award.

4.4

Exercise Price. The Exercise Price of any Option granted under the Equity Incentive Plan shall be the price as specified in the Option Grant Agreement, such amount (which may be nil) to be determined by the Committee in its absolute discretion in connection with the grant. Options, once granted, may be repriced only in accordance with the applicable requirements of the Equity Incentive Plan and Applicable Law.

4.5

Vesting of Options. The Committee shall specify in the Option Grant Agreement the conditions upon which the Option shall become vested. The Option Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 4.5 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion. Vested portions of the Option (if any) may be exercised only in accordance with Section 4.13 hereof.

4.5.1

Time-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the Equity Incentive Plan is a Time-Based Option. For the purposes of this plan, a “Time-Based Option” shall mean an Option which is subject to time-based vesting conditions as set forth in the Option Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence.

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4.5.2

Performance-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the Equity Incentive Plan is a Performance-Based Option. For the purposes of this plan, a “Performance-Based Option” shall mean an Option that vests in accordance with the performance conditions set forth in the applicable Option Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Options, which shall be set forth in the Option Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Options as set forth in the Option Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.5.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Option Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.17.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Options and/or Performance-Based Options shall immediately vest and become exercisable prior to the Change of Control.

4.6

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Option Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Options vest in the Participant, and no Option will vest and become exercisable until the Option Vesting Notice has been issued.

For the purposes of this Section 4.6, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.7

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the Options is otherwise warranted, the Committee may, in its absolute discretion:

4.7.1	in the case of any unexercised Options, reduce, lapse or forfeit all or part of such Options and/or amend or alter any vesting conditions applying to such Options; and

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4.7.2

in the case of any exercised Options, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the exercise of such Options (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of the Ordinary Shares arising from the exercise of such Options, within 30 business days of receipt of such notice.

For the purposes of this Section 4.7(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where an Option, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 4.7(b), such circumstances are limited to:

(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

4.8

Expiration of Options. All Options, whether vested or unvested, shall expire on the tenth (10th) anniversary of their Option Grant Date unless otherwise provided in a Participant’s Option Grant Agreement or unless such Options expire earlier as provided in Section 4.5.3 or Section 4.9 or a shorter exercise period is required by law. Upon the expiry of the applicable period for the exercise of such Options, the Options then remaining unexercised shall lapse and become null and void.

4.9	Termination of Employment.

4.9.1	Unvested Options. Unless otherwise specified in the Option Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Options held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Options, such retained unvested Options to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Option Grant Agreement to which the Options were first granted.

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4.9.2

Vested Options. With respect to each Participant, such Participant’s Option(s), or any portion thereof, which have become vested on or before the date such Participant’s Employment is terminated shall, unless otherwise provided in the Participant’s Option Grant Agreement, expire on the earliest of (a) where the Participant is a Bad Leaver, the commencement of business on the date of the Participant’s termination of Employment; and (b) where the Participant is a Good Leaver or Leaver, 30 days after the date the Participant’s Employment is terminated; or (c) the expiration date applicable to such Option specified in Section 4.8. Any Option, or portion thereof, that is vested and is held by a Permitted Transferee shall expire in connection with the Participant’s termination of Employment at the time set forth under Section 4.8 as if the Option were held directly by the Participant, unless otherwise provided in the Participant’s Option Grant Agreement.

4.10

Limitation on Transfer. An Option granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party. Subject to the prior approval of the Committee, the Participant may at the date of grant of the Option assign or transfer the benefit of and the right to exercise an Option, with respect to any or all of the Options held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. The Committee may at its sole discretion impose trading and dealing restrictions with respect to any Ordinary Share issued or transferred.

4.11

Condition Precedent to Transfer of Any Option. It shall be a condition precedent to any transfer of any benefit or right under any Option by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Equity Incentive Plan and the Option Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Equity Incentive Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

4.12

Effect of Void Transfers. In the event of any purported Transfer of any Options in violation of the provisions of the Equity Incentive Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

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4.13

Exercise of Options. Subject to Section 3.3 hereof, a Participant (or his or her Permitted Transferee or legal representative, if applicable) may exercise any or all of his or her (or its) vested Options only during the period (i) beginning on the date upon which the relevant Option vests pursuant to the Equity Incentive Plan or the applicable Option Grant Agreement and (ii) ending on the date on which the relevant Option expires in accordance with Section 4.8 hereof. The Participant (or his or her Permitted Transferee or legal representative, if applicable) may effectuate any such exercise by serving an Exercise Notice on the Company as provided in Section 4.14 hereof.

4.14

Method of Exercise. Unless the Committee expressly provides otherwise and subject to compliance with such exercise conditions as may be determined by the Committee in its absolute discretion, the Option shall be exercised by delivery of written notice to the Company at the address provided in Section 7.11 hereof (the “Exercise Notice”), which if the Committee so determines may be an electronic notice, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), subject to compliance with the Company’s applicable securities trading policy. Such notice shall:

4.14.1	specify the number of Ordinary Shares with respect to which the Option is being exercised, the Option Grant Date of such Option and the Exercise Date;

4.14.2	be signed (including electronic signature in form acceptable to the Committee) by the Participant (or his or her Permitted Transferee or legal representative, if applicable);

4.14.3

indicate whether the aggregate Exercise Price for the exercise of the Options (where the Exercise Price is not nil) specified in Section 4.14.1 will be paid by way of cash (unless the Committee determines in its absolute discretion that the aggregate Exercise Price be settled by way of Net Settlement) or settled by way of Net Settlement; and

4.14.4

if the Option is being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by the Equity Incentive Plan and Option Grant Agreement as if they had been original signatories thereto (as provided in Section 4.11 hereof).

Pursuant to Section 4.14.3, where the Participant has indicated that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of cash, the Exercise Notice shall be accompanied by payment in cash (or in such other manner as the Committee may approve) for an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice or any other method approved by the Committee in writing.

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Pursuant to Section 4.14.3, where the Participant has indicated or, as the case may be, the Committee has determined that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of Net Settlement, the Participant will be entitled to Ordinary Shares calculated as (a) the number of Ordinary Shares with respect to which the Option is being exercised less (b) the number of Ordinary Shares that have a Fair Market Value of an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice, and rounded down to the nearest whole Ordinary Share, and the Company will pay an amount in cash to the Participant equal to the Fair Market Value of the fractional Ordinary Share not otherwise issued or transferred, as the case may be (“Net Settlement”). For avoidance of doubt, the Participant need not make any payment to the Company pursuant to a Net Settlement.

Subject to the terms of the Equity Incentive Plan, Section 7.2 and any conditions specified by the Committee in its sole discretion in the Option Grant Agreement, as soon as practicable upon the valid exercise of an Option in compliance with this Section 4.14, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant such number of Ordinary Shares with respect to which the Option was exercised. The Company shall be entitled to reject any purported exercise of an Option pursuant to this Section 4.14 if the Exercise Notice does not strictly comply with the terms of the Equity Incentive Plan.

Ordinary Shares issued by the Company on the exercise of an Option in accordance with this Section 4.14 shall be issued as fully paid and recorded as such in the Company’s Register of Members and the subscription price for such issued Ordinary Shares shall be equal to the Exercise Price of the exercised Options, provided that, if applicable, where the Exercise Price for the exercise of an Option is less than the par value of the Ordinary Shares to which such Option relates, the issue price of such Ordinary Shares shall be deemed to be equal to the par value of such Ordinary Shares and the Company shall issue such Ordinary Shares credited as fully paid and recorded as fully paid in the Company’s Register of Members.

The partial exercise of an Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of such Option.

4.15

Lapse of Options. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to an Option (including the Participant’s active Employment until the completion of that vesting period) has not been satisfied (whether fully or partially), such Option shall lapse and be of no value.

For the purposes of this Section 4.15, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

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4.16

Cash Awards. Upon the exercise of Options pursuant to Section 4.14, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“Option Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after exercise of such Options in lieu of all or part of such Ordinary Shares, the excess, if any, of (A) the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the Option or such portion, over (B) the aggregate exercise price of the Option or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such Option. For avoidance of doubt, any payment made by the Participant pursuant to Section 4.14 will be refunded to him or her in respect of such Options exercised should an Option Cash Award be made by the Company.

4.17	Changes in and Distributions With Respect to Ordinary Shares.

4.17.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the Equity Incentive Plan, (b) the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, (c) the exercise prices relating to Options and (d) any other provision of Options affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the Equity Incentive Plan, the number of Ordinary Shares subject to the Options and/or the Exercise Price per share of Ordinary Shares, provided that such power shall be subject to the Articles and Applicable Law.

4.17.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 4.17.1 above to take into account distributions to shareholders other than those provided for in Section 4.17.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Equity Incentive Plan and to preserve the value of Options granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Option in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights under the vested portion of such Option, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Option may be terminated without payment, (ii) provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Option with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Option will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Options as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Options.

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4.17.3

Continuing Application of Plan Terms. References in the Equity Incentive Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 4.17.

4.18

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the Equity Incentive Plan, including, but not limited to, the number of Ordinary Shares to be subject to the Options and/or the Exercise Price per Ordinary Share, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 4.18, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the Options in lieu of adjusting such Options, as the Committee may determine in its absolute discretion.

5.	RESTRICTED STOCK UNITS

5.1

Grant. The Committee may offer to grant RSUs to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Equity Incentive Plan is in force, provided that such power shall be subject to Applicable Law. Each RSU offered pursuant to the Equity Incentive Plan shall be subject to terms and conditions established by the Committee consistent with the Equity Incentive Plan.

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5.1.1	Offer of Grant. An offer to grant RSUs to the Eligible Individual shall be made by sending to such Eligible Individual a RSU Grant Agreement confirming the grant of RSUs.

5.1.2

Acceptance of Grant. A grant of RSUs offered to an Eligible Individual pursuant to Section 5.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant RSU Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such RSU Grant Date (a) by completing, signing and returning to the Company the RSU Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of [S$0.01], to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the RSU Grant Agreement in respect of the RSU as aforesaid, he or she remains eligible to participate in the Equity Incentive Plan in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the RSU Grant Agreement and consideration, acknowledge receipt of the same.

5.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a RSU shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 5.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the RSU;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the RSU;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the RSU; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the RSU.

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5.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a RSU made pursuant to Section 5.1 which does not strictly comply with the terms of the Equity Incentive Plan.

5.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of a RSU results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

5.2	RSU Grant Date. The date of grant of the RSUs shall be the date designated by the Committee and specified in the RSU Grant Agreement as of the date the RSU is granted (the “RSU Grant Date”).

5.3

Terms and Conditions. Subject to the specific terms of the RSU Grant Agreement, including any vesting conditions outlined in the RSU Grant Agreement, each RSU shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the RSU Grant Agreement, or in certain circumstances, entitle the Participant to a RSU Cash Award.

5.4

Vesting of RSUs. The Committee shall specify in the RSU Grant Agreement the conditions upon which the RSU shall become vested. The RSU Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 5.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion.

Subject to the terms of the Equity Incentive Plan, Section 7.2 and any conditions specified by the Committee in its sole discretion in the RSU Grant Agreement, as soon as practicable upon the vesting of a RSU, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant the number of Ordinary Shares as determined in accordance with the RSU Grant Agreement.

Ordinary Shares issued by the Company on the vesting of a RSU in accordance with this Section 5.4 and the relevant RSU Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members.

5.4.1

Time-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the Equity Incentive Plan is a Time-Based RSU. For the purposes of this plan, a “Time-Based RSU” shall mean a RSU which is subject to time-based vesting conditions as set forth in the RSU Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based RSU may be suspended during any leave of absence.

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5.4.2

Performance-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the Equity Incentive Plan is a Performance-Based RSU. For the purposes of this plan, a “Performance-Based RSU” shall mean a RSU that vests in accordance with the performance conditions set forth in the applicable RSU Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based RSUs, which shall be set forth in the RSU Grant Agreement.

In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based RSUs as set forth in the RSU Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

5.4.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the RSU Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 5.13.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based RSUs and/or Performance-Based RSUs shall immediately vest prior to the Change of Control.

5.5

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the RSU Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSUs vest in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 5.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

5.6

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the RSUs is otherwise warranted, the Committee may, in its absolute discretion:

5.6.1	in the case of any unvested RSUs, reduce, lapse or forfeit all or part of such RSUs and/or amend or alter any vesting conditions applying to such RSUs; and

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5.6.2

in the case of any vested RSUs, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the vesting of such RSUs (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Ordinary Shares arising from the vesting of such RSUs, within 30 business days of receipt of such notice.

For the purposes of this Section 5.6(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where a RSU, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 5.6(b), such circumstances are limited to:

(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

5.7	Termination of Employment. Unless otherwise specified in the RSU Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding RSUs held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested RSUs, such retained unvested RSUs to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the RSU Grant Agreement to which the RSUs were first granted.

5.8

Limitation on Transfer. A RSU granted to a Participant shall be personal to the Participant only. Subject to the prior approval of the Committee, the Participant may at the date of grant of the RSU assign or transfer the benefit of a RSU, with respect to any or all of the RSUs held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. The Committee may at its sole discretion impose trading and dealing restrictions with respect to any Ordinary Share issued or transferred.

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5.9

Condition Precedent to Transfer of Any RSU. It shall be a condition precedent to any transfer of any benefit under any RSU by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Equity Incentive Plan and the RSU Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Equity Incentive Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

5.10

Effect of Void Transfers. In the event of any purported Transfer of any RSUs in violation of the provisions of the Equity Incentive Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

5.11

Lapse of RSUs. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to a RSU (including the Participant’s active Employment until the completion of that vesting period) has not been satisfied (whether fully or partially), such RSU shall lapse and be of no value.

For the purposes of this Section 5.11, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

5.12

Cash Awards. Upon the vesting of RSUs pursuant to Section 5.5, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“RSU Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after vesting of such RSUs in lieu of all or part of such Ordinary Shares, the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the RSU or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such RSU.

5.13	Changes in and Distributions With Respect to Ordinary Shares.

5.13.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the Equity Incentive Plan, (b) the number and kind of shares of stock or securities subject to RSUs then outstanding or subsequently granted and (c) any other provision of RSUs affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the Equity Incentive Plan and/or the number of Ordinary Shares subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law.

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5.13.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 5.13.1 above to take into account distributions to shareholders other than those provided for in Section 5.13.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Equity Incentive Plan and to preserve the value of RSUs granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such RSUs in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such RSUs or realization of the Participant’s rights under the vested portion of such RSUs, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such RSUs or realization of the Participant’s rights, in any case, is equal to or less than zero, then the RSUs may be terminated without payment, (ii) provide that such RSUs be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such RSUs with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the RSUs will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding RSUs as it reasonably determines in good faith are appropriate to avoid distortion in the value of such RSUs.

5.13.3

Continuing Application of Plan Terms. References in the Equity Incentive Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 5.13.

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5.14

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the Equity Incentive Plan, including, but not limited to, the number of Ordinary Shares to be subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 5.14, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the RSUs in lieu of adjusting such RSUs, as the Committee may determine in its absolute discretion.

6.	SHARE AWARDS

6.1

Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Equity Incentive Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the Equity Incentive Plan shall be subject to terms and conditions established by the Committee consistent with the Equity Incentive Plan.

6.1.1	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

6.1.2

Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of an amount equal to [S$0.01], to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the Equity Incentive Plan in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

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6.1.3

Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 6.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the Share Award;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the Share Award; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

6.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 6.1 which does not strictly comply with the terms of the Equity Incentive Plan.

6.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

6.2

Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

6.3

Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

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6.4

Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the Equity Incentive Plan, Section 7.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”).

Ordinary Shares issued by the Company in accordance with this Section 6.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members.

The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 6.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

6.4.1

Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Equity Incentive Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

6.4.2

Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Equity Incentive Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement.

In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

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6.4.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 6.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

6.4.4

Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

6.5

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Equity Incentive Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

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For the purposes of this Section 6.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

6.6

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may, in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice .

For the purposes of this Section 6.6(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest or remain capable of vesting as a result of such circumstances.

For the purposes of this Section 6.6(b), such circumstances are limited to:

6.6.1	fraud or dishonesty on the part of the Participant;

6.6.2	breach of any obligations owed by the Participant to the Group;

6.6.3	bankruptcy of the Participant; or

6.6.4	any material misstatement of financial accounts by the Participant.

6.7	Termination of Employment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

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(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

6.8

Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted.

Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the Equity Incentive Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities.

For the avoidance of doubt, Sections 6.8 and 6.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

6.9

Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Equity Incentive Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Equity Incentive Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

6.10

Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Equity Incentive Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

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6.11

Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the Equity Incentive Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this Equity Incentive Plan.

The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be [S$0.01].

7.	MISCELLANEOUS

7.1

Rights as Holders of Options and/or RSUs. The Participants shall not have any rights as holders with respect to any Ordinary Shares covered by or relating to the Options and RSUs granted pursuant to the Equity Incentive Plan until the date the Participants become the registered owners of such Ordinary Shares issued or, as the case may be, transferred in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided (in respect of Options) in Sections 4.17 through 4.18 and (in respect of RSUs) Sections 5.13 through 5.14 hereof, no adjustment to the Options and/or RSUs shall be made for dividends or other rights for which the record date occurs prior to the effective date such share is registered.

7.2

Amendment of Terms of Options, RSUs and Share Awards. The Committee may, in its sole discretion, amend the Equity Incentive Plan or terms of any Option, RSU and/or Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Equity Incentive Plan in relation to outstanding grants or such Option, RSU and/or Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Option, RSU and Share Award was granted (which shall include, without limitation, the right to adjust or modify outstanding Options (pursuant to Sections 4.17 through 4.18) and RSUs (pursuant to Sections 5.13 through 5.14). For purposes of this Section 7.3, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the Equity Incentive Plan in relation to outstanding grants of Options, RSUs and/or Share Awards shall be final, binding and conclusive.

7.3

No Special Employment Rights. Nothing contained in the Equity Incentive Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

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7.4

Tax Withholding. The Committee is authorised to withhold from any delivery of Ordinary Shares pursuant to the Equity Incentive Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Option, RSU and/or Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of an Option, a RSU and/or a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

7.5	No Obligation to Exercise. The grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

7.6

No Restrictions on Ordinary Shares issued or transferred under Options and RSUs. Unless stated in the Option Grant Agreement, RSU Grant Agreement or as the Committee may determine in its absolute discretion, all Ordinary Shares issued or transferred, as the case may be, pursuant to the exercise of any Option or the settlement of any RSU shall not be subject to any dealing or trading restrictions.

7.7

Coordination with Other Plans. Options, RSUs and/or Share Awards under the Equity Incentive Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

7.8

Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

[PUBCO]

[address]

Attention: [ 🌑 ]

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If to the Participant, to its most recent address shown on records of the Company or their subsidiaries;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.9	Descriptive Headings. The headings in the Equity Incentive Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

7.10

Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

7.11

Governing Law. The provisions of, and all claims or disputes arising out of or based upon the Equity Incentive Plan or any Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement, Option, RSU and Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

7.12

Limitation of Liability. Notwithstanding anything to the contrary in the Equity Incentive Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Option, a RSU and/or a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Option, RSU and/or Share Award.

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7.13

Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the Equity Incentive Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the Equity Incentive Plan, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the Equity Incentive Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the Equity Incentive Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

7.14

Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the Equity Incentive Plan or any Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement, Option, RSU and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

34

EXHIBIT A - FORM OF OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and executive directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The Equity Incentive Plan provides for the grant to Participants of Options to purchase or subscribe for Ordinary Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Equity Incentive Plan, the Company hereby grants to the Participant an Option (the “Option”) with respect to [●] Ordinary Shares. [In consideration for the grant of Options the Participant shall make a payment of [S$0.01] to the Company.]

This Option comprises [(a) a Time-Based Option to purchase or subscribe for up to [●] Ordinary Shares (comprising approximately [●]% of this Option), and (b) a Performance-Based Option to purchase or subscribe for up to [●] Ordinary Shares (comprising approximately [●]% of this Option), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Option hereby granted is [●].

3.

Incorporation of Equity Incentive Plan. All terms, conditions and restrictions of the Equity Incentive Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Equity Incentive Plan and this Agreement, the terms and conditions of the Equity Incentive Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Equity Incentive Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the Equity Incentive Plan.

35

4.

Exercise Price. The exercise price of each Ordinary Share underlying the Option hereby granted is SGD$[●], subject to any requisite adjustments in accordance with the terms of the Equity Incentive Plan.

5.	Additional Terms of the Option.

(a)	In relation to the Time-Based Option to purchase or subscribe for up to [●] Ordinary Shares:

[●]

(b)	In relation to the Performance-Based Option to purchase or subscribe for up to [●] Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Option vests in the Participant, and no Option will vest until the Option Vesting Notice has been issued.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

[5A.	Tax. Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to Options granted under the Equity Incentive Plan such that Options are subject to deferred taxation.]

6.	Term of Option; Expiration. The Option shall expire in accordance with the provisions of the Equity Incentive Plan.

7.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

36

8.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.

Limitation on Transfer. An Option granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party. Subject to the prior approval of the Committee, the Participant may at the date of grant of the Option assign or transfer the benefit of and the right to exercise an Option, with respect to any or all of the Options held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Equity Incentive Plan and this Agreement and shall be entitled to all the rights of the Participant under the Equity Incentive Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant.

10.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of an Option pursuant to this Agreement, the Participant makes the following covenants described in this Section 10. Notwithstanding anything in the Equity Incentive Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 10, he or she shall forfeit the Option in full (regardless of the extent to which the Option is vested at the time of such violation).

37

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Options to him or her under the Equity Incentive Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Equity Incentive Plan and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

38

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 10, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 10 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 10. The Participant agrees that any breach of any covenant under this Section 10 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Option for no consideration; (iii) in respect of the Option (or portion thereof) exercised by the Participant prior to any such breach or subsequent thereto and prior to the forfeiture of the Option (or portion thereof) required by this Section 10, payment by the Participant to the Company of an amount equal to the difference between the Exercise Price of the Option and the per-share proceeds of any sale of Ordinary Shares acquired upon such exercise multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

11.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Equity Incentive Plan. This Agreement, including without limitation the Equity Incentive Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

39

13.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

14.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Option.

15.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Equity Incentive Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Equity Incentive Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Option pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 15 is inaccurate, the grant of the Option to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*            *             *            *            *

40

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Equity Incentive Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

41

EXHIBIT B - FORM OF RSU GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between [PUBCO] (the “Company”) and                          (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and executive directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The Equity Incentive Plan provides for the grant to Participants of RSUs.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Equity Incentive Plan, the Company hereby grants to the Participant a restricted stock unit (the “RSU”) with respect to [●] Ordinary Shares. [In consideration for the grant of RSUs the Participant shall make a payment of [S$0.01] to the Company.]

The RSU comprises [(a) a Time-Based RSU of up to [●] Ordinary Shares (comprising approximately [●]% of this RSU), and (b) a Performance-Based RSU of up to [●] Ordinary Shares (comprising approximately [●]% of this RSU), in each case] as determined in Section 4 below.

2.	Grant Date. The Grant Date of the RSU hereby granted is [●].

3.

Incorporation of Equity Incentive Plan. All terms, conditions and restrictions of the Equity Incentive Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Equity Incentive Plan and this Agreement, the terms and conditions of the Equity Incentive Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Equity Incentive Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the Equity Incentive Plan.

4.	Additional Terms of the RSU.

42

(a)	In relation to the Time-Based RSU for up to [●] Ordinary Shares:

[●]

(b)	In relation to the Performance-Based RSU for up to [●] Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSU vests in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 4, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

5.

Issuance of Ordinary Shares. As soon as practicable upon the vesting of the RSU, the Participant will receive [●] fully paid Ordinary Shares [or, in the Committee’s sole discretion or an amount in cash equal to the value thereof calculated in accordance with the Equity Incentive Plan].

6.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

43

7.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8.

Limitation on Transfer. A RSU granted to a Participant shall be personal to the Participant only. Subject to the prior approval of the Committee, the Participant may at the date of grant of the RSU assign or transfer the benefit of a RSU, with respect to any or all of the RSUs held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Equity Incentive Plan and this Agreement and shall be entitled to all the rights of the Participant under the Equity Incentive Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the RSU shall vest or forfeit based on the Employment and termination of Employment of the Participant.

9.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of a RSU pursuant to this Agreement, the Participant makes the following covenants described in this Section 9. Notwithstanding anything in the Equity Incentive Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 9, he or she shall forfeit the RSU in full (regardless of the extent to which the RSU is vested at the time of such violation).

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of RSUs to him or her under the Equity Incentive Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Equity Incentive Plan and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

44

(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 9, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 9 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 9. The Participant agrees that any breach of any covenant under this Section 9 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

45

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the RSU for no consideration; (iii) in respect of the RSU (or portion thereof) settled prior to any such breach or subsequent thereto and prior to the forfeiture of the RSU (or portion thereof) required by this Section 9, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Ordinary Shares on the day of the issue or transfer, as the case may be, of Ordinary Shares, and (2) the per-share proceeds of any sale of Ordinary Shares acquired upon such settlement multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

10.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Equity Incentive Plan. This Agreement, including without limitation the Equity Incentive Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 12, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

13.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any RSU.

46

14.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Equity Incentive Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Equity Incentive Plan, this Agreement and the RSU shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the RSU pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 14 is inaccurate, the grant of the RSU to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*            *             *            *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Equity Incentive Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

47

EXHIBIT C - FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20      between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and executive directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The Equity Incentive Plan provides for the grant to Participants of Share Awards.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Equity Incentive Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●] Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [S$0.01] to the Company.]

The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.

Incorporation of Equity Incentive Plan. All terms, conditions and restrictions of the Equity Incentive Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Equity Incentive Plan and this Agreement, the terms and conditions of the Equity Incentive Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Equity Incentive Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the Equity Incentive Plan.

48

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities:

[●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities:

[●]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Equity Incentive Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

6.

Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Equity Incentive Plan and this Agreement and shall be entitled to all the rights of the Participant under the Equity Incentive Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Employment and termination of Employment of the Participant.

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7.

Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the Equity Incentive Plan to the contrary, he or she will:

7.1

comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

7.2

not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Equity Incentive Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

8.

Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the Equity Incentive Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the Equity Incentive Plan.

9.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

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11.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the Equity Incentive Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Share Awards to him or her under the Equity Incentive Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Equity Incentive Plan and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

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(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

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12.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Equity Incentive Plan. This Agreement, including without limitation the Equity Incentive Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

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16.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Equity Incentive Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Equity Incentive Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*            *             *            *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Equity Incentive Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

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[PUBCO] NON-EXECUTIVE DIRECTORS SHARE PLAN

Adopted on 4th October 2019 (the “Effective Date”) and subsequently amended on 9th December 2019, 14th October 2020 and [    ] 2021 (the “PropertyGuru Plan”). In connection with the transactions contemplated by that certain Business Combination Agreement by and among [    ] dated [    ] 2021, the PropertyGuru Plan was assumed and converted into the [Pubco] Non-Executive Directors Share Plan.

1.	PURPOSE OF THE PLAN

The purpose of the [PUBCO] (the “Company”) Non-Executive Directors (“NEDs”) Share Plan (the “NED Share Plan”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing NEDs of the Group with an appropriate incentive to encourage them to improve the growth, profitability and financial success of the Group.

2.	DEFINITIONS

As used in this NED Share Plan and in any Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement, the following capitalised terms shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, including all applicable U.S. federal or state laws, any Stock Exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Options, RSUs or Share Awards are granted under the NED Share Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

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(c)

“Appointment” shall mean the provision of services as a non-executive director for the Company or any of its subsidiaries. “Appointee” and “Appointed” shall have correlative meanings. Appointment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is a non-executive director of the Company or one of its subsidiaries. If a Participant’s Appointment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Appointment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company.

(d)	“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

(e)	“Bad Leaver” shall mean a termination of the Participant’s Appointment by the Company or its subsidiary, as applicable, for Cause.

(f)	“Board” shall mean the Board of Directors of the Company.

(g)

“Cause” shall mean, when used in connection with the termination of a Participant’s Appointment, unless otherwise defined in the Participant’s appointment agreement with the Company or any subsidiary of the Company or in the Participant’s Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement in which case such definition shall govern:

(i)

a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(ii)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)	a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any subsidiary of the Company;

(iv)

the Participant’s unauthorised removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(v)	the commission by the Participant of any felony or other serious crime; or

2

(vi)

a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the NED Share Plan, the Option Grant Agreement, the RSU Grant Agreement and/or the Share Award Grant Agreement.

If, subsequent to the termination of a Participant’s Appointment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Appointment being terminated for Cause, as such term is defined above, the Participant’s Appointment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(h)

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganisation whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

(i)

“Committee” shall mean the [Nominations & Remunerations Committee] of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the NED Share Plan, and if no such committee exists or has been appointed, the Board.

(j)

“Confidential Information” shall mean, unless more broadly defined in the Participant’s appointment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

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(k)

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

(l)	“Eligible Individual” shall mean any NED who, in the judgment of the Committee, should be eligible to participate in the NED Share Plan.

(m)	“Exercise Date” shall have the meaning set forth in Section 4.14 herein.

(n)	“Exercise Notice” shall have the meaning set forth in Section 4.14 herein.

(o)

“Exercise Price” shall mean the price (which may be nil) that the Participant must pay under the Option for each Ordinary Share, as determined by the Committee in its absolute discretion for each grant and initially specified in the Option Grant Agreement, subject to any adjustment that may be made in accordance with the NED Share Plan.

(p)

“Fair Market Value” shall mean (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

(q)	“Good Leaver” shall mean with respect to any Participant the termination of his or her Appointment by reason of:

(i)	redundancy;

(ii)	death or Disability by the Participant; or

(iii)	any other reason the Committee may determine in its absolute discretion.

(r)	“Leaver” shall mean a termination of the Participant’s Appointment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

(s)	“Net Settlement” shall have the meaning set forth in Section 4.14.

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(t)

“Option” shall mean the option to purchase or subscribe for Ordinary Shares granted to any Participant under the NED Share Plan. Any references in the NED Share Plan to an “Option” will include, but are not limited to, “Time-Based Options” and “Performance-Based Options”.

(u)	“Option Cash Award” shall have the meaning set forth in Section 4.16.

(v)

“Option Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Option pursuant to the NED Share Plan, provided the Committee may make such changes to the form of the Option Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the NED Share Plan.

(w)	“Option Grant Date” shall have the meaning set forth in Section 4.2.

(x)	“Option Vesting Notice” shall have the meaning set forth in Section 4.6.

(y)	“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

(z)	“Participant” shall mean an Eligible Individual to whom a grant of an Option, a RSU and/or a Share Award has been made, and, where applicable, shall include Permitted Transferees.

(aa)	“Performance-Based Option” shall have the meaning set forth in Section 4.5.2.

(bb)	“Performance-Based Restricted Securities” shall have the meaning set forth in Section 6.4.2.

(cc)	“Performance-Based RSU” shall have the meaning set forth in Section 5.4.2.

(dd)

“Permitted Transferee” shall mean a transferee of Options, RSUs and/or Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

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(ee)	“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organisation, trust or joint venture, or a governmental agency or political subdivision thereof.

(ff)	“Restricted Securities” shall have the meaning set forth in Section 6.4.

(gg)	“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 6.5.

(hh)

“RSU” shall mean a grant of restricted stock units made to any Participant under the NED Share Plan. Any references in the NED Share Plan to a “RSU” will include, but are not limited to, “Time-Based RSUs” and “Performance-Based RSUs”.

(ii)	“RSU Cash Award” shall have the meaning set forth in Section 5.12.

(jj)

“RSU Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit B, entered into by each Participant and the Company evidencing the grant of each RSU pursuant to the NED Share Plan, provided the Committee may make such changes to the form of the RSU Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the NED Share Plan.

(kk)	“RSU Grant Date” shall have the meaning set forth in Section 5.2.

(ll)	“RSU Vesting Notice” shall have the meaning set forth in Section 5.5.

(mm)	“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the NED Share Plan.

(nn)

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit C, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the NED Share Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the NED Share Plan.

(oo)	“Share Award Grant Date” shall have the meaning set forth in Section 6.2.

(pp)	“Time-Based Option” shall have the meaning set forth in Section 4.5.1.

(qq)	“Time-Based Restricted Securities” shall have the meaning set forth in Section 6.4.1.

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(rr)	“Time-Based RSU” shall have the meaning set forth in Section 5.4.1.

(ss)

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the NED Share Plan under the terms of the Company’s constitution, and to grant Options, RSUs and Share Awards.

In addition, the Committee, in its absolute discretion, may delegate its authority to grant Options, RSUs and/or Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1	Powers of the Committee. In addition to the other powers granted to the Committee under the NED Share Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1	determine the Eligible Individuals to whom grants of Options, RSUs and/or Share Awards shall be made;

3.1.2	determine the time or times when grants of Options, RSUs and/or Share Awards shall be made;

3.1.3	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Options, RSUs and/or Share Awards;

3.1.4	determine, modify or waive the terms and conditions of any grant of Options, RSUs and/or Share Awards;

3.1.5

prescribe the form and terms and conditions of any instrument evidencing a grant of Options, RSUs and/or Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the NED Share Plan;

3.1.6	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the NED Share Plan;

3.1.7	construe and interpret the NED Share Plan, such rules and regulations and the instruments evidencing grants of Options, RSUs and/or Share Awards;

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3.1.8	reconcile any inconsistency, correct any defect and/or supply any omission in the NED Share Plan or any instrument evidencing any grant of Options, RSUs and/or Share Awards; and

3.1.9	make all other determinations necessary or advisable for the administration of the NED Share Plan and otherwise do all things necessary to carry out the purposes of the NED Share Plan,

provided that such power shall be subject to Applicable Law.

3.2

Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the NED Share Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3

Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise, RSU Settlement and/or Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the exercise of an Option or settlement of a RSU and/or Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer (a) the effectiveness of an exercise, or delay the exercisability, of an Option hereunder or the issuance or transfer of the Ordinary Shares pursuant to any Option and/or (b) the issuance or transfer of the Ordinary Shares pursuant to any RSU and/or Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option, the issuance or transfer of the Ordinary Shares pursuant to any Option or the issuance or transfer of the Ordinary Shares pursuant to any RSU and/or Share Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.4

Inconsistent Terms. In the event of a conflict between the terms of the NED Share Plan and the terms of any Option Grant Agreement, RSU Grant Agreement and/or Share Award Grant Agreement (where applicable), the terms of the NED Share Plan shall govern except as otherwise expressly provided herein.

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3.5

NED Share Plan Term. The Committee shall not grant any Options, RSUs and/or Share Awards under the NED Share Plan on or after the tenth anniversary of the Effective Date. All Options, RSUs and/or Share Awards which remain outstanding after such date shall continue to be governed by the NED Share Plan and the applicable Option Grant Agreement(s), RSU Grant Agreement(s) and/or Share Award Grant Agreement(s).

4.	OPTIONS

4.1

Grant. The Committee may offer to grant Options to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the NED Share Plan is in force, provided that such power shall be subject to Applicable Law. Each Option offered pursuant to the NED Share Plan shall be subject to terms and conditions established by the Committee consistent with the NED Share Plan.

4.1.1	Offer of Grant. An offer to grant Options to the Eligible Individual shall be made by sending to such Eligible Individual an Option Grant Agreement confirming the grant of Options.

4.1.2

Acceptance of Grant. A grant of Options offered to an Eligible Individual pursuant to Section 4.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Option Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Option Grant Date (a) by completing, signing and returning to the Company the Option Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of [S$0.01], to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Option Grant Agreement in respect of the Option as aforesaid, he or she remains eligible to participate in the NED Share Plan in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Option Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of an Option shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

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(ii)	the Eligible Individual dies prior to his or her acceptance of the Option;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Option;

(iv)	the Eligible Individual, being an Appointee of the Group, ceases to be Appointed by the Group for any reason whatsoever prior to his or her acceptance of the Option; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Option.

4.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of an Option made pursuant to Section 4.1 which does not strictly comply with the terms of the NED Share Plan.

4.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of an Option results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2

Option Grant Date. The date of grant of the Options shall be the date designated by the Committee and specified in the Option Grant Agreement as of the date the Option is granted (the “Option Grant Date”).

4.3

Terms and Conditions. Subject to the specific terms of the Option Grant Agreement, including any vesting conditions outlined in the Option Grant Agreement and payment of the Exercise Price (which may be nil), each Option represents an option to purchase or subscribe for one Ordinary Share, or in certain circumstances, entitle the Participant to an Option Cash Award.

4.4

Exercise Price. The Exercise Price of any Option granted under the NED Share Plan shall be the price as specified in the Option Grant Agreement, such amount (which may be nil) to be determined by the Committee in its absolute discretion in connection with the grant. Options, once granted, may be repriced only in accordance with the applicable requirements of the NED Share Plan and Applicable Law.

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4.5

Vesting of Options. The Committee shall specify in the Option Grant Agreement the conditions upon which the Option shall become vested. The Option Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 4.5 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion. Vested portions of the Option (if any) may be exercised only in accordance with Section 4.13 hereof.

4.5.1

Time-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the NED Share Plan is a Time-Based Option. For the purposes of this plan, a “Time-Based Option” shall mean an Option which is subject to time-based vesting conditions as set forth in the Option Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence.

4.5.2

Performance-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the NED Share Plan is a Performance-Based Option. For the purposes of this plan, a “Performance-Based Option” shall mean an Option that vests in accordance with the performance conditions set forth in the applicable Option Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Options, which shall be set forth in the Option Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Options as set forth in the Option Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.5.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Option Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.17.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Options and/or Performance-Based Options shall immediately vest and become exercisable prior to the Change of Control.

4.6

Vesting Notice. Subject in all cases to the Participant’s active Appointment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Option Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Options vest in the Participant, and no Option will vest and become exercisable until the Option Vesting Notice has been issued.

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For the purposes of this Section 4.6, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

4.7

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the Options is otherwise warranted, the Committee may, in its absolute discretion:

4.7.1	in the case of any unexercised Options, reduce, lapse or forfeit all or part of such Options and/or amend or alter any vesting conditions applying to such Options; and

4.7.2

in the case of any exercised Options, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the exercise of such Options (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Ordinary Shares arising from the exercise of such Options, within 30 business days of receipt of such notice.

For the purposes of this Section 4.7(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where an Option, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 4.7(b), such circumstances are limited to:

(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

4.8

Expiration of Options. All Options, whether vested or unvested, shall expire on the fifth (5th) anniversary of their Option Grant Date unless otherwise provided in a Participant’s Option Grant Agreement or unless such Options expire earlier as provided in Section 4.5.3 or Section 4.9 or a shorter exercise period is required by law. Upon the expiry of the applicable period for the exercise of such Options, the Options then remaining unexercised shall lapse and become null and void.

4.9	Termination of Appointment.

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4.9.1	Unvested Options. Unless otherwise specified in the Option Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Appointment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Options held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Options, such retained unvested Options to be pro-rated for the portion of the vesting period served at the time of cessation of Appointment, and to vest subject to the terms and conditions of the Option Grant Agreement to which the Options were first granted.

4.9.2

Vested Options. With respect to each Participant, such Participant’s Option(s), or any portion thereof, which have become vested on or before the date such Participant’s Appointment is terminated shall, unless otherwise provided in the Participant’s Option Grant Agreement, expire on the earliest of (a) where the Participant is a Bad Leaver, the commencement of business on the date of the Participant’s termination of Appointment; and (b) where the Participant is a Good Leaver or Leaver, 30 days after the date the Participant’s Appointment is terminated; or (c) the expiration date applicable to such Option specified in Section 4.8. Any Option, or portion thereof, that is vested and is held by a Permitted Transferee shall expire in connection with the Participant’s termination of Appointment at the time set forth under Section 4.8 as if the Option were held directly by the Participant, unless otherwise provided in the Participant’s Option Grant Agreement.

4.10

Limitation on Transfer. An Option granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party. Subject to the prior approval of the Committee, the Participant may at the date of grant of the Option assign or transfer the benefit of and the right to exercise an Option, with respect to any or all of the Options held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. The Committee may at its sole discretion impose trading and dealing restrictions with respect to any Ordinary Share issued or transferred.

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4.11

Condition Precedent to Transfer of Any Option. It shall be a condition precedent to any transfer of any benefit or right under any Option by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the NED Share Plan and the Option Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the NED Share Plan based on the Appointment (or termination thereof) shall continue to be based on the Appointment (or termination thereof) of the original Participant.

4.12

Effect of Void Transfers. In the event of any purported Transfer of any Options in violation of the provisions of the NED Share Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

4.13

Exercise of Options. Subject to Section 3.3 hereof, a Participant (or his or her Permitted Transferee or legal representative, if applicable) may exercise any or all of his or her (or its) vested Options only during the period (i) beginning on the date upon which the relevant Option vests pursuant to the NED Share Plan or the applicable Option Grant Agreement and (ii) ending on the date on which the relevant Option expires in accordance with Section 4.8 hereof. The Participant (or his or her Permitted Transferee or legal representative, if applicable) may effectuate any such exercise by serving an Exercise Notice on the Company as provided in Section 4.14 hereof.

4.14

Method of Exercise. Unless the Committee expressly provides otherwise and subject to compliance with such exercise conditions as may be determined by the Committee in its absolute discretion, the Option shall be exercised by delivery of written notice to the Company at the address provided in Section 7.11 hereof (the “Exercise Notice”), which if the Committee so determines may be an electronic notice, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), subject to compliance with the Company’s applicable securities trading policy. Such notice shall:

4.14.1	specify the number of Ordinary Shares with respect to which the Option is being exercised, the Option Grant Date of such Option and the Exercise Date;

4.14.2	be signed (including electronic signature in form acceptable to the Committee) by the Participant (or his or her Permitted Transferee or legal representative, if applicable);

4.14.3

indicate whether the aggregate Exercise Price for the exercise of the Options (where the Exercise Price is not nil) specified in Section 4.14.1 will be paid by way of cash (unless the Committee determines in its absolute discretion that the aggregate Exercise Price be settled by way of Net Settlement) or settled by way of Net Settlement; and

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4.14.4

if the Option is being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by the NED Share Plan and Option Grant Agreement as if they had been original signatories thereto (as provided in Section 4.11 hereof).

Pursuant to Section 4.14.3, where the Participant has indicated that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of cash, the Exercise Notice shall be accompanied by payment in cash (or in such other manner as the Committee may approve) for an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice or any other method approved by the Committee in writing.

Pursuant to Section 4.14.3, where the Participant has indicated or, as the case may be, the Committee has determined that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of Net Settlement, the Participant will be entitled to Ordinary Shares calculated as (a) the number of Ordinary Shares with respect to which the Option is being exercised less (b) the number of Ordinary Shares that have a Fair Market Value of an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice, and rounded down to the nearest whole Ordinary Share, and the Company will pay an amount in cash to the Participant equal to the Fair Market Value of the fractional Ordinary Share not otherwise issued or transferred, as the case may be (“Net Settlement”). For avoidance of doubt, the Participant need not make any payment to the Company pursuant to a Net Settlement.

Subject to the terms of the NED Share Plan, Section 7.2 and any conditions specified by the Committee in its sole discretion in the Option Grant Agreement, as soon as practicable upon the valid exercise of an Option in compliance with this Section 4.14, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant such number of Ordinary Shares with respect to which the Option was exercised. The Company shall be entitled to reject any purported exercise of an Option pursuant to this Section 4.14 if the Exercise Notice does not strictly comply with the terms of the NED Share Plan.

Ordinary Shares issued by the Company on the exercise of an Option in accordance with this Section 4.14 shall be issued as fully paid and recorded as such in the Company’s Register of Members and the subscription price for such issued Ordinary Shares shall be equal to the Exercise Price of the exercised Options, provided that, if applicable, where the Exercise Price for the exercise of an Option is less than the par value of the Ordinary Shares to which such Option relates, the issue price of such Ordinary Shares shall be deemed to be equal to the par value of such Ordinary Shares and the Company shall issue such Ordinary Shares credited as fully paid and recorded as fully paid in the Company’s Register of Members.

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The partial exercise of an Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of such Option.

4.15

Lapse of Options. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to an Option (including the Participant’s active Appointment until the completion of that vesting period) has not been satisfied (whether fully or partially), such Option shall lapse and be of no value.

For the purposes of this Section 4.15, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

4.16

Cash Awards. Upon the exercise of Options pursuant to Section 4.14, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“Option Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after exercise of such Options in lieu of all or part of such Ordinary Shares, the excess, if any, of (A) the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the Option or such portion, over (B) the aggregate exercise price of the Option or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such Option. For avoidance of doubt, any payment made by the Participant pursuant to Section 4.14 will be refunded to him or her in respect of such Options exercised should an Option Cash Award be made by the Company.

4.17	Changes in and Distributions With Respect to Ordinary Shares.

4.17.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the NED Share Plan, (b) the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, (c) the exercise prices relating to Options and (d) any other provision of Options affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the NED Share Plan, the number of Ordinary Shares subject to the Options and/or the Exercise Price per share of Ordinary Shares, provided that such power shall be subject to the Articles and Applicable Law.

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4.17.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 4.17.1 above to take into account distributions to shareholders other than those provided for in Section 4.17.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the NED Share Plan and to preserve the value of Options granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Option in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights under the vested portion of such Option, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Option may be terminated without payment, (ii) provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Option with other rights or property selected by the Committee in its absolute discretion (iv) provide that the Option will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Options as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Options.

4.17.3

Continuing Application of Plan Terms. References in the NED Share Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 4.17.

4.18

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the NED Share Plan, including, but not limited to, the number of Ordinary Shares subject to the Options and/or the Exercise Price per Ordinary Share, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 4.18, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the Options in lieu of adjusting such Options, as the Committee may determine in its absolute discretion.

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5.	RESTRICTED STOCK UNITS

5.1

Grant. The Committee may offer to grant RSUs to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the NED Share Plan is in force, provided that such power shall be subject to Applicable Law. Each RSU offered pursuant to the NED Share Plan shall be subject to terms and conditions established by the Committee consistent with the NED Share Plan.

5.1.1	Offer of Grant. An offer to grant RSUs to the Eligible Individual shall be made by sending to such Eligible Individual a RSU Grant Agreement confirming the grant of RSUs.

5.1.2

Acceptance of Grant. A grant of RSUs offered to an Eligible Individual pursuant to Section 5.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant RSU Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such RSU Grant Date (a) by completing, signing and returning to the Company the RSU Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of [S$0.01], to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the RSU Grant Agreement in respect of the RSU as aforesaid, he or she remains eligible to participate in the NED Share Plan in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the RSU Grant Agreement and consideration, acknowledge receipt of the same.

5.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a RSU shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 5.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the RSU;

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(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the RSU;

(iv)	the Eligible Individual, being an Appointee of the Group, ceases to be Appointed by the Group for any reason whatsoever prior to his or her acceptance of the RSU; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the RSU.

5.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a RSU made pursuant to Section 5.1 which does not strictly comply with the terms of the NED Share Plan.

5.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of a RSU results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

5.2	RSU Grant Date. The date of grant of the RSUs shall be the date designated by the Committee and specified in the RSU Grant Agreement as of the date the RSU is granted (the “RSU Grant Date”).

5.3

Terms and Conditions. Subject to the specific terms of the RSU Grant Agreement, including any vesting conditions outlined in the RSU Grant Agreement, each RSU shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the RSU Grant Agreement, or in certain circumstances, entitle the Participant to a RSU Cash Award.

5.4

Vesting of RSUs. The Committee shall specify in the RSU Grant Agreement the conditions upon which the RSU shall become vested. The RSU Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 5.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion.

Subject to the terms of the NED Share Plan, Section 7.2 and any conditions specified by the Committee in its sole discretion in the RSU Grant Agreement, as soon as practicable upon the vesting of a RSU, the Company shall issue or procure the issue, as the case may be, transfer or procure the transfer to the Participant the number of Ordinary Shares as determined in accordance with the RSU Grant Agreement.

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Ordinary Shares issued by the Company on the vesting of a RSU in accordance with this Section 5.4 and the relevant RSU Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members.

5.4.1

Time-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the NED Share Plan is a Time-Based RSU. For the purposes of this plan, a “Time-Based RSU” shall mean a RSU which is subject to time-based vesting conditions as set forth in the RSU Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based RSU may be suspended during any leave of absence.

5.4.2

Performance-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the NED Share Plan is a Performance-Based RSU. For the purposes of this plan, a “Performance-Based RSU” shall mean a RSU that vests in accordance with the performance conditions set forth in the applicable RSU Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based RSUs, which shall be set forth in the RSU Grant Agreement.

In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based RSUs as set forth in the RSU Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

5.4.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the RSU Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 5.13.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based RSUs and/or Performance-Based RSUs shall immediately vest prior to the Change of Control.

5.5

Vesting Notice. Subject in all cases to the Participant’s active Appointment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the RSU Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSUs vest in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

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For the purposes of this Section 5.5, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

5.6

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the RSUs is otherwise warranted, the Committee may, in its absolute discretion:

5.6.1	in the case of any unvested RSUs, reduce, lapse or forfeit all or part of such RSUs and/or amend or alter any vesting conditions applying to such RSUs; and

5.6.2

in the case of any vested RSUs, by written notice to the relevant Participant require that Participant pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the vesting of such RSUs (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Ordinary Shares arising from the vesting of such RSUs, within 30 business days of receipt of such notice.

For the purposes of this Section 5.6(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where a RSU, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 5.6(b), such circumstances are limited to:

(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

5.7	Termination of Appointment. Unless otherwise specified in the RSU Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Appointment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding RSUs held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested RSUs, such retained unvested RSUs to be pro-rated for the portion of the vesting period served at the time of cessation of Appointment, and to vest subject to the terms and conditions of the RSU Grant Agreement to which the RSUs were first granted.

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5.8

Limitation on Transfer. A RSU granted to a Participant shall be personal to the Participant only. Subject to the prior approval of the Committee, the Participant may at the date of grant of the RSU assign or transfer the benefit of a RSU, with respect to any or all of the RSUs held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. The Committee may at its sole discretion impose trading and dealing restrictions with respect to any Ordinary Share issued or transferred.

5.9

Condition Precedent to Transfer of Any RSU. It shall be a condition precedent to any transfer of any benefit under any RSU by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the NED Share Plan and the RSU Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the NED Share Plan based on the Appointment (or termination thereof) shall continue to be based on the Appointment (or termination thereof) of the original Participant.

5.10

Effect of Void Transfers. In the event of any purported Transfer of any RSUs in violation of the provisions of the NED Share Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

5.11

Lapse of RSUs. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to a RSU (including the Participant’s active Appointment until the completion of that vesting period) has not been satisfied (whether fully or partially), such RSU shall lapse and be of no value.

For the purposes of this Section 5.11, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

5.12

Cash Awards. Upon the vesting of RSUs pursuant to Section 5.5, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“RSU Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after vesting of such RSUs in lieu of all or part of such Ordinary Shares, the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the RSU or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such RSU.

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5.13	Changes in and Distributions With Respect to Ordinary Shares.

5.13.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the NED Share Plan, (b) the number and kind of shares of stock or securities subject to RSUs then outstanding or subsequently granted and (c) any other provision of RSUs affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the NED Share Plan and/or the number of Ordinary Shares subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law.

5.13.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 5.13.1 above to take into account distributions to shareholders other than those provided for in Section 5.13.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the NED Share Plan and to preserve the value of RSUs granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such RSUs in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such RSUs or realization of the Participant’s rights under the vested portion of such RSUs, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such RSUs or realization of the Participant’s rights, in any case, is equal to or less than zero, then the RSUs may be terminated without payment, (ii) provide that such RSUs be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such RSUs with other rights or property selected by the Committee in its absolute discretion (iv) provide that the RSUs will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding RSUs as it reasonably determines in good faith are appropriate to avoid distortion in the value of such RSUs.

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5.13.3

Continuing Application of Plan Terms. References in the NED Share Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 5.13.

5.14

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the NED Share Plan, including, but not limited to, the number of Ordinary Shares to be subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 5.14, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the RSUs in lieu of adjusting such RSUs, as the Committee may determine in its absolute discretion.

6.	SHARE AWARDS

6.1

Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the NED Share Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the NED Share Plan shall be subject to terms and conditions established by the Committee consistent with the NED Share Plan.

6.1.1	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

6.1.2

Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of an amount equal to [S$0.01], to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the NED Share Plan in accordance with the terms and conditions set out therein.

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The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

6.1.3

Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 6.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the Share Award;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

(iv)	the Eligible Individual, being an Appointee of the Group, ceases to be Appointed by the Group for any reason whatsoever prior to his or her acceptance of the Share Award; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

6.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 6.1 which does not strictly comply with the terms of the NED Share Plan.

6.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

6.2

Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

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6.3

Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

6.4

Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the NED Share Plan, Section 7.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”).

Ordinary Shares issued by the Company in accordance with this Section 6.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members.

The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 6.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

6.4.1

Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the NED Share Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

6.4.2

Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the NED Share Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement.

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In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

6.4.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 6.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

6.4.4

Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

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6.5

Vesting Notice. Subject in all cases to the Participant’s active Appointment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the NED Share Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 6.5, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

6.6

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice .

For the purposes of this Section 6.6(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest or remain capable of vesting as a result of such circumstances.

For the purposes of this Section 6.6(b), such circumstances are limited to:

6.6.1	fraud or dishonesty on the part of the Participant;

6.6.2	breach of any obligations owed by the Participant to the Group;

6.6.3	bankruptcy of the Participant; or

6.6.4	any material misstatement of financial accounts by the Participant.

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6.7	Termination of Appointment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Appointment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Appointment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

6.8

Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted.

Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the NED Share Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities.

For the avoidance of doubt, Sections 6.8 and 6.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

6.9

Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the NED Share Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the NED Share Plan based on the Appointment (or termination thereof) shall continue to be based on the Appointment (or termination thereof) of the original Participant.

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6.10

Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the NED Share Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

6.11

Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the NED Share Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this NED Share Plan.

The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be [S$0.01].

7.	MISCELLANEOUS

7.1

Rights as Holders of Options and/or RSUs. The Participants shall not have any rights as holders with respect to any Ordinary Shares covered by or relating to the Options and RSUs granted pursuant to the NED Share Plan until the date the Participants become the registered owners of such Ordinary Shares issued or, as the case may be, transferred in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided (in respect of Options) in Sections 4.17 through 4.18 and (in respect of RSUs) Sections 5.13 through 5.14 hereof, no adjustment to the Options and/or RSUs shall be made for dividends or other rights for which the record date occurs prior to the effective date such share is registered.

7.2

Amendment of Terms of Options, RSUs and Share Awards. The Committee may, in its sole discretion, amend the NED Share Plan or terms of any Option, RSU and/or Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the NED Share Plan in relation to outstanding grants or such Option, RSU and/or Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Option, RSU and Share Award was granted (which shall include, without limitation, the right to adjust or modify outstanding Options (pursuant to Sections 4.17 through 4.18) and RSUs (pursuant to Sections 5.13 through 5.14). For purposes of this Section 7.3, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the NED Share Plan in relation to outstanding grants of Options, RSUs and/or Share Awards shall be final, binding and conclusive.

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7.3

No Special Appointment Rights. Nothing contained in the NED Share Plan shall confer upon the Participants any right with respect to the continuation of their Appointment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate appointment agreements to the contrary, at any time to terminate such Appointment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

7.4

Tax Withholding. The Committee is authorised to withhold from any delivery of Ordinary Shares pursuant to the NED Share Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Option, RSU and/or Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of an Option, a RSU and/or a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

7.5	No Obligation to Exercise. The grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

7.6

No Restrictions on Ordinary Shares issued or transferred under Options and RSUs. Unless stated in the Option Grant Agreement, RSU Grant Agreement or as the Committee may determine in its absolute discretion, all Ordinary Shares issued or transferred, as the case may be, pursuant to the exercise of any Option or the settlement of any RSU shall not be subject to any dealing or trading restrictions.

7.7

Coordination with Other Plans. Options, RSUs and/or Share Awards under the NED Share Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

7.8

Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

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If to the Company:

[PUBCO]

[addresss]

Attention: [ ● ]

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.9	Descriptive Headings. The headings in the NED Share Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

7.10

Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

7.11

Governing Law. The provisions of, and all claims or disputes arising out of or based upon the NED Share Plan or any Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement, Option, RSU and Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

7.12

Limitation of Liability. Notwithstanding anything to the contrary in the NED Share Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Option, a RSU and/or a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Option, RSU and/or Share Award.

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7.13

Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the NED Share Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the NED Share Plan, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the NED Share Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the NED Share Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Laws. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

7.14

Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the NED Share Plan or any Option Grant Agreement, RSU Grant Agreement, Share Award Grant Agreement, Option, RSU and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

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EXHIBIT A - FORM OF OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Non-Executive Directors (“NEDs”) Share Plan (the “NED Share Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing NEDs of the Group with an appropriate incentive to encourage them to improve the growth, profitability and financial success of the Group.

(B)	The NED Share Plan provides for the grant to Participants of Options to purchase or subscribe for Ordinary Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the NED Share Plan, the Company hereby grants to the Participant an Option (the “Option”) with respect to [●]Ordinary Shares. [In consideration for the grant of Options the Participant shall make a payment of [S$0.01] to the Company.]

This Option comprises [(a) a Time-Based Option to purchase or subscribe for up to [●]Ordinary Shares (comprising approximately [●]% of this Option), and (b) a Performance-Based Option to purchase or subscribe for up to [●]Ordinary Shares (comprising approximately [●]% of this Option), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Option hereby granted is [●].

3.

Incorporation of NED Share Plan. All terms, conditions and restrictions of the NED Share Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the NED Share Plan and this Agreement, the terms and conditions of the NED Share Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the NED Share Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the NED Share Plan.

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4.	Exercise Price. The exercise price of each Ordinary Share underlying the Option hereby granted is SGD$[●], subject to any requisite adjustments in accordance with the terms of the NED Share Plan.

5.	Additional Terms of the Option.

(a)	In relation to the Time-Based Option to purchase or subscribe for up to [●]Ordinary Shares:

[●]

(b)	In relation to the Performance-Based Option to purchase or subscribe for up to [●]Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Appointment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Option vests in the Participant, and no Option will vest until the Option Vesting Notice has been issued.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

[5A.

Tax. Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to Options granted under the NED Share Plan such that Options are subject to deferred taxation.] [NB: To be included where Participant is an Australian tax resident]

6.	Term of Option; Expiration. The Option shall expire in accordance with the provisions of the NED Share Plan.

7.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

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8.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.

Limitation on Transfer. An Option granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party. [Subject to the prior approval of the Committee, the Participant may at the date of grant of the Option assign or transfer the benefit of and the right to exercise an Option, with respect to any or all of the Options held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the NED Share Plan and this Agreement and shall be entitled to all the rights of the Participant under the NED Share Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Appointment and termination of Appointment of the Participant.] [NB: To be removed where option is granted to Australian NED]

10.	Restrictive Covenants.

(a)

In consideration of the Participant’s Appointment with the Company and as a condition of the grant of an Option pursuant to this Agreement, the Participant makes the following covenants described in this Section 10. Notwithstanding anything in the NED Share Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 10, he or she shall forfeit the Option in full (regardless of the extent to which the Option is vested at the time of such violation).

(b)

Confidential Information. The Participant, in consideration of the grant of Options to him or her under the NED Share Plan, undertakes that he or she shall not at any time during or following Appointment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information), and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the NED Share Plan and/or any outstanding grant.

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(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the scope of the covenants set forth in this Section 10, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant agrees that the Participant’s covenants under this Section 10 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 10. The Participant agrees that any breach of any covenant under this Section 10 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Option for no consideration; (iii) in respect of the Option (or portion thereof) exercised by the Participant prior to any such breach or subsequent thereto and prior to the forfeiture of the Option (or portion thereof) required by this Section 10, payment by the Participant to the Company of an amount equal to the difference between the Exercise Price of the Option and the per-share proceeds of any sale of Ordinary Shares acquired upon such exercise multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

11.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the NED Share Plan. This Agreement, including without limitation the NED Share Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

37

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

14.

Effect on Appointment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Appointment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate appointment agreements to the contrary, at any time to terminate such Appointment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Option.

15.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the NED Share Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the NED Share Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Option pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 15 is inaccurate, the grant of the Option to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*        *        *        *         *

38

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the NED Share Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

39

EXHIBIT B - FORM OF RSU GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Non-Executive Directors (“NEDs”) Share Plan (the “NED Share Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing NEDs of the Group with an appropriate incentive to encourage them to improve the growth, profitability and financial success of the Group.

(B)	The NED Share Plan provides for the grant to Participants of RSUs.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the NED Share Plan, the Company hereby grants to the Participant a restricted stock unit (the “RSU”) with respect to [●]Ordinary Shares. [In consideration for the grant of RSUs the Participant shall make a payment of [S$0.01] to the Company.]

The RSU comprises [(a) a Time-Based RSU of up to [●]Ordinary Shares (comprising approximately [●]% of this RSU), and (b) a Performance-Based RSU of up to [●]Ordinary Shares (comprising approximately [●]% of this RSU), in each case] as determined in Section 4 below.

2.	Grant Date. The Grant Date of the RSU hereby granted is [●].

3.

Incorporation of NED Share Plan. All terms, conditions and restrictions of the NED Share Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the NED Share Plan and this Agreement, the terms and conditions of the NED Share Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the NED Share Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the NED Share Plan.

4.	Additional Terms of the RSU.

(a)	In relation to the Time-Based RSU for up to [●]Ordinary Shares:

[●]

40

(b)	In relation to the Performance-Based RSU for up to [●]Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Appointment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSU vests in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 4, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

5.

Issuance of Ordinary Shares. As soon as practicable upon the vesting of the RSU, the Participant will receive [●] fully paid Ordinary Shares [or, in the Committee’s sole discretion or an amount in cash equal to the value thereof calculated in accordance with the NED Share Plan].

6.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

7.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

41

8.

Limitation on Transfer. A RSU granted to a Participant shall be personal to the Participant only. Subject to the prior approval of the Committee, the Participant may at the date of grant of the RSU assign or transfer the benefit of a RSU, with respect to any or all of the RSUs held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the NED Share Plan and this Agreement and shall be entitled to all the rights of the Participant under the NED Share Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the RSU shall vest or forfeit based on the Appointment and termination of Appointment of the Participant.

9.	Restrictive Covenants.

(a)

In consideration of the Participant’s Appointment with the Company and as a condition of the grant of a RSU pursuant to this Agreement, the Participant makes the following covenants described in this Section 9. Notwithstanding anything in the NED Share Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 9, he or she shall forfeit the RSU in full (regardless of the extent to which the RSU is vested at the time of such violation).

(b)

Confidential Information. The Participant, in consideration of the grant of RSUs to him or her under the NED Share Plan, undertakes that he or she shall not at any time during or following Appointment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information), and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the NED Share Plan and/or any outstanding grant.

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

42

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the scope of the covenants set forth in this Section 9, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant agrees that the Participant’s covenants under this Section 9 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 9. The Participant agrees that any breach of any covenant under this Section 9 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the RSU for no consideration; (iii) in respect of the RSU (or portion thereof) settled prior to any such breach or subsequent thereto and prior to the forfeiture of the RSU (or portion thereof) required by this Section 9, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Ordinary Shares on the day of the issue or transfer, as the case may be, of Ordinary Shares, and (2) the per-share proceeds of any sale of Ordinary Shares acquired upon such settlement multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

10.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the NED Share Plan. This Agreement, including without limitation the NED Share Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

43

12.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 12, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

13.

Effect on Appointment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Appointment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate appointment agreements to the contrary, at any time to terminate such Appointment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any RSU.

14.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the NED Share Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the NED Share Plan, this Agreement and the RSU shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the RSU pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 14 is inaccurate, the grant of the RSU to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*        *         *        *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the NED Share Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

44

EXHIBIT C - FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of                 , 20     between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Non-Executive Directors (“NEDs”) Share Plan (the “NED Share Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing NEDs of the Group with an appropriate incentive to encourage them to improve the growth, profitability and financial success of the Group.

(B)	The NED Share Plan provides for the grant to Participants of Share Awards.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the NED Share Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●]Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [S$0.01] to the Company.]

The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.

Incorporation of NED Share Plan. All terms, conditions and restrictions of the NED Share Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the NED Share Plan and this Agreement, the terms and conditions of the NED Share Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the NED Share Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the NED Share Plan.

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

45

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities:

[●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities:

[●]

(c)

Subject in all cases to the Participant’s active Appointment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the NED Share Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Appointed as of the date he or she ceases to be a NED.

6.

Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the NED Share Plan and this Agreement and shall be entitled to all the rights of the Participant under the NED Share Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Appointment and termination of Appointment of the Participant.

46

7.

Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the NED Share Plan to the contrary, he or she will:

7.1

comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

7.2

not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the NED Share Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

8.

Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the NED Share Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the NED Share Plan.

9.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

47

11.	Restrictive Covenants.

(a)

In consideration of the Participant’s Appointment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the NED Share Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

(b)

Confidential Information. The Participant, in consideration of the grant of Share Awards to him or her under the NED Share Plan, undertakes that he or she shall not at any time during or following Appointment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information), and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the NED Share Plan and/or any outstanding grant.

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

48

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

12.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the NED Share Plan. This Agreement, including without limitation the NED Share Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.

Effect on Appointment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Appointment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate appointment agreements to the contrary, at any time to terminate such Appointment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

49

16.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the NED Share Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the NED Share Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*    *     *    *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the NED Share Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

50

[PUBCO] RESTRICTED STOCK UNITS PLAN

Adopted on 4th April 2016 (the “Effective Date”) and subsequently amended on 1st January 2018, 6th October 2019, 9th December 2019, 14th October 2020 and [            ] 2021 (the “PropertyGuru Plan”). In connection with the transactions contemplated by that certain Business Combination Agreement by and among [                    ] dated [            ] 2021, the PropertyGuru Plan was assumed and converted into the [Pubco] Restricted Stock Units Plan.

1.	PURPOSE OF THE PLAN

The purpose of the [PUBCO] (the “Company”) Restricted Stock Units Plan (the “RSU Plan”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

2.	DEFINITIONS

As used in this RSU Plan and in any RSU Grant Agreement, the following capitalised terms shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, including all applicable U.S. federal or state laws, any Stock Exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any RSUs are granted under the RSU Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

(c)	“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

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(d)	“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s RSU Grant Agreement, in which case such definition shall govern:

(i)

a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(ii)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)	a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any subsidiary of the Company;

(iv)

the Participant’s unauthorised removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(v)	the commission by the Participant of any felony or other serious crime;

(vi)

a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the RSU Plan and/or the RSU Grant Agreement; or

(vii)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

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(g)

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganisation whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

(h)

“Committee” shall mean the [Nominations & Remunerations Committee] of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the RSU Plan, and if no such committee exists or has been appointed, the Board.

(i)

“Compete” shall mean with respect to any Participant, in addition to what may otherwise be provided in the Participant’s Employment agreement with the Company or any subsidiary of the Company, the provisions in the Participant’s RSU Grant Agreement or in any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

(j)

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

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(k)

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s RSU Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

(l)

“Eligible Individual” shall mean any Employee who, in the judgment of the Committee, should be eligible to participate in the RSU Plan due to the services they perform on behalf of the Company or a subsidiary of the Company.

(m)

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as a director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

(n)

“Fair Market Value” shall mean (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

(o)	“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of:

(i)	redundancy;

(ii)	retirement at the earlier of (A) 65 years of age, and (B) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed;

(iii)	retirement before the minimum retirement age stipulated in sub-paragraph (ii) above, with the consent of the Committee;

(iv)	death or Disability by the Participant; or

(v)	any other reason the Committee may determine in its absolute discretion.

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(p)	“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

(q)	“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

(r)	“Participant” shall mean an Eligible Individual to whom a grant of a RSU has been made.

(s)	“Performance-Based RSU” shall have the meaning set forth in Section 4.4.2.

(t)	“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organisation, trust or joint venture, or a governmental agency or political subdivision thereof.

(u)

“RSU” shall mean a grant of restricted stock units made to any Participant under the RSU Plan. Any references in the RSU Plan to a “RSU” will include, but are not limited to, “Time-Based RSUs” and “Performance-Based RSUs”.

(v)	“RSU Cash Award” shall have the meaning set forth in Section 4.9.

(w)

“RSU Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each RSU pursuant to the RSU Plan, provided the Committee may make such changes to the form of the RSU Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the RSU Plan.

(x)	“RSU Grant Date” shall have the meaning set forth in Section 4.2.

(y)	“RSU Vesting Notice” shall have the meaning set forth in Section 4.5.

(z)	“Time-Based RSU” shall have the meaning set forth in Section 4.4.1.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the RSU Plan under the terms of the Company’s constitution, and to grant RSUs.

In addition, the Committee, in its absolute discretion, may delegate its authority to grant RSUs to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

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3.1	Powers of the Committee. In addition to the other powers granted to the Committee under the RSU Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1	determine the Eligible Individuals to whom grants of RSUs shall be made;

3.1.2	determine the time or times when grants of RSUs shall be made;

3.1.3	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of RSUs;

3.1.4	determine, modify or waive the terms and conditions of any grant of RSUs;

3.1.5	prescribe the form and terms and conditions of any instrument evidencing a grant of RSUs, so long as such terms and conditions are not otherwise inconsistent with the terms of the RSU Plan;

3.1.6	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the RSU Plan;

3.1.7	construe and interpret the RSU Plan, such rules and regulations and the instruments evidencing grants of RSUs;

3.1.8	reconcile any inconsistency, correct any defect and/or supply any omission in the RSU Plan or any instrument evidencing any grant of RSUs; and

3.1.9	make all other determinations necessary or advisable for the administration of the RSU Plan and otherwise do all things necessary to carry out the purposes of the RSU Plan,

provided that such power shall be subject to Applicable Law.

3.2

Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the RSU Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

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3.3

Compliance with Applicable Law; Securities Matters; Effectiveness of RSU Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a RSU shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any RSU or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the issuance or transfer of the Ordinary Shares pursuant to any RSU.

3.4

Inconsistent Terms. In the event of a conflict between the terms of the RSU Plan and the terms of any RSU Grant Agreement, the terms of the RSU Plan shall govern except as otherwise expressly provided herein.

3.5

RSU Plan Term. The Committee shall not grant any RSUs under the RSU Plan on or after the tenth anniversary of the Effective Date. All RSUs which remain outstanding after such date shall continue to be governed by the RSU Plan and the applicable RSU Grant Agreement(s).

4.	RESTRICTED STOCK UNITS

4.1

Grant. The Committee may offer to grant RSUs to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the RSU Plan is in force, provided that such power shall be subject to Applicable Law. Each RSU offered pursuant to the RSU Plan shall be subject to terms and conditions established by the Committee consistent with the RSU Plan.

4.1.1	Offer of Grant. An offer to grant RSUs to the Eligible Individual shall be made by sending to such Eligible Individual a RSU Grant Agreement confirming the grant of RSUs.

4.1.2

Acceptance of Grant. A grant of RSUs offered to an Eligible Individual pursuant to Section 4.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant RSU Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such RSU Grant Date (a) by completing, signing and returning to the Company the RSU Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of S$0.01, to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the RSU Grant Agreement in respect of the RSU as aforesaid, he or she remains eligible to participate in the RSU Plan in accordance with the terms and conditions set out therein.

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The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the RSU Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a RSU shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the RSU;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the RSU;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the RSU; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the RSU.

4.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a RSU made pursuant to Section 4.1 which does not strictly comply with the terms of the RSU Plan.

4.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of a RSU results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2	RSU Grant Date. The date of grant of the RSUs shall be the date designated by the Committee and specified in the RSU Grant Agreement as of the date the RSU is granted (the “RSU Grant Date”).

4.3

Terms and Conditions. Subject to the specific terms of the RSU Grant Agreement, including any vesting conditions outlined in the RSU Grant Agreement, each RSU shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the RSU Grant Agreement, or in certain circumstances, entitle the Participant to a RSU Cash Award.

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4.4

Vesting of RSUs. The Committee shall specify in the RSU Grant Agreement the conditions upon which the RSU shall become vested. The RSU Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion.

Subject to the terms of the RSU Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the RSU Grant Agreement, as soon as practicable upon the vesting of a RSU, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant the number of Ordinary Shares as determined in accordance with the RSU Grant Agreement.

Ordinary Shares issued by the Company on the vesting of a RSU in accordance with this Section 4.4 and the relevant RSU Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members.

4.4.1

Time-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the RSU Plan is a Time-Based RSU. For the purposes of this plan, a “Time-Based RSU” shall mean a RSU which is subject to time-based vesting conditions as set forth in the RSU Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. Unless the Committee provides otherwise, the vesting of the Time-Based RSU may be suspended during any leave of absence.

4.4.2

Performance-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the RSU Plan is a Performance-Based RSU. For the purposes of this plan, a “Performance-Based RSU” shall mean a RSU that vests in accordance with the performance conditions set forth in the applicable RSU Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based RSUs, which shall be set forth in the RSU Grant Agreement.

In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based RSUs as set forth in the RSU Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

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4.4.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the RSU Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.10.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based RSUs and/or Performance-Based RSUs shall immediately vest prior to the Change of Control.

4.5

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the RSU Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSUs vest in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the RSUs is otherwise warranted, the Committee may, in its absolute discretion:

4.6.1	in the case of any unvested RSUs, reduce, lapse or forfeit all or part of such RSUs and/or amend or alter any vesting conditions applying to such RSUs; and

4.6.2

in the case of any vested RSUs, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the vesting of such RSUs (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to Company the proceeds (net of tax) arising from an on-market sale of the Ordinary Shares arising from the vesting of such RSUs, within 30 business days of receipt of such notice.

For the purposes of this Section 4.6(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where a RSU, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 4.6(b), such circumstances are limited to:

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(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

4.7	Termination of Employment. Unless otherwise specified in the RSU Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding RSUs held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested RSUs, such retained unvested RSUs to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the RSU Grant Agreement to which the RSUs were first granted.

4.8

Lapse of RSUs. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to a RSU (including the Participant’s active Employment until the completion of that vesting period) has not been satisfied (whether fully or partially), such RSU shall lapse and be of no value.

For the purposes of this Section 4.8, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.9

Cash Awards. Upon the vesting of RSUs pursuant to Section 4.5, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“RSU Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after vesting of such RSUs in lieu of all or part of such Ordinary Shares, the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the RSU or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such RSU.

4.10	Changes in and Distributions With Respect to Ordinary Shares.

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4.10.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the RSU Plan, (b) the number and kind of shares of stock or securities subject to RSUs then outstanding or subsequently granted and (c) any other provision of RSUs affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the RSU Plan and/or the number of Ordinary Shares subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law.

4.10.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 4.10.1 above to take into account distributions to shareholders other than those provided for in Section 4.10.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the RSU Plan and to preserve the value of RSUs granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such RSUs in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such RSUs or realization of the Participant’s rights under the vested portion of such RSUs, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such RSUs or realization of the Participant’s rights, in any case, is equal to or less than zero, then the RSUs may be terminated without payment, (ii) provide that such RSUs be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such RSUs with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the RSUs will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding RSUs as it reasonably determines in good faith are appropriate to avoid distortion in the value of such RSUs.

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4.10.3	Continuing Application of Plan Terms. References in the RSU Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 4.10.

4.11

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the RSU Plan, including, but not limited to, the number of Ordinary Shares to be subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 4.11, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the RSUs in lieu of adjusting such RSUs, as the Committee may determine in its absolute discretion.

5.	MISCELLANEOUS

5.1

Rights as Holders of RSUs. The Participants shall not have any rights as holders with respect to any Ordinary Shares covered by or relating to the RSUs granted pursuant to the RSU Plan until the date the Participants become the registered owners of such Ordinary Shares issued or, as the case may be, transferred in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided in Sections 4.10 through 4.11 hereof, no adjustment to the RSUs shall be made for dividends or other rights for which the record date occurs prior to the effective date such share is registered.

5.2

Amendment of Terms of RSUs. The Committee may, in its sole discretion, amend the RSU Plan or terms of any RSU, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the RSU Plan in relation to outstanding grants or such RSU without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the RSU was granted (which shall include, without limitation, the right to adjust or modify outstanding RSUs (pursuant to Sections 4.10 through 4.11)). For purposes of this Section 5.3, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the RSU Plan in relation to outstanding grants of RSUs shall be final, binding and conclusive.

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5.3

No Special Employment Rights. Nothing contained in the RSU Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.4

Tax Withholding. The Committee is authorised to withhold from any delivery of Ordinary Shares pursuant to the RSU Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any RSU. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant or settlement of a RSU. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

5.5

No Restrictions on Ordinary Shares issued or transferred under RSUs. Unless stated in the RSU Grant Agreement or as the Committee may determine in its absolute discretion, all Ordinary Shares issued or transferred, as the case may be, pursuant to the settlement of any RSU shall not be subject to any dealing or trading restrictions.

5.6

Coordination with Other Plans. RSUs under the RSU Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

5.7

Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

[PUBCO]

[address]

Attention: [ 🌑 ]

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If to the Participant, to its most recent address shown on records of the Company or their subsidiaries;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.8	Descriptive Headings. The headings in the RSU Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.9

Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.10

Governing Law. The provisions of, and all claims or disputes arising out of or based upon the RSU Plan or any RSU Grant Agreement, RSU or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.11

Limitation of Liability. Notwithstanding anything to the contrary in the RSU Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a RSU under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the RSU.

5.12

Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the RSU Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each RSU Grant Agreement and/or any other notice or communication given or received pursuant to the RSU Plan, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the RSU Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the RSU Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

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5.13

Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the RSU Plan or any RSU Grant Agreement and/or RSU by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

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EXHIBIT A - FORM OF RSU GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Restricted Stock Units Plan (the “RSU Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The RSU Plan provides for the grant to Participants of RSUs.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the RSU Plan, the Company hereby grants to the Participant a restricted stock unit (the “RSU”) with respect to [●]Ordinary Shares. [In consideration for the grant of RSUs the Participant shall make a payment of [S$0.01] to the Company.]

The RSU comprises [(a) a Time-Based RSU of up to [●]Ordinary Shares (comprising approximately [●]% of this RSU), and (b) a Performance-Based RSU of up to [●]Ordinary Shares (comprising approximately [●]% of this RSU), in each case] as determined in Section 4 below.

2.	Grant Date. The Grant Date of the RSU hereby granted is [●].

3.

Incorporation of RSU Plan. All terms, conditions and restrictions of the RSU Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the RSU Plan and this Agreement, the terms and conditions of the RSU Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the RSU Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the RSU Plan.

4.	Additional Terms of the RSU.

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(a)	In relation to the Time-Based RSU for up to [●]Ordinary Shares:

[●]

(b)	In relation to the Performance-Based RSU for up to [●]Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSU vests in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 4, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

5.

Issuance of Ordinary Shares. As soon as practicable upon the vesting of the RSU, the Participant will receive [●] fully paid Ordinary Shares [or, in the Committee’s sole discretion or an amount in cash equal to the value thereof calculated in accordance with the RSU Plan].

6.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

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7.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8.	Limitation on Transfer. The RSU and all rights thereunder shall not be assignable or transferable.

9.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of a RSU pursuant to this Agreement, the Participant makes the following covenants described in this Section 9. Notwithstanding anything in the RSU Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 9, he or she shall forfeit the RSU in full (regardless of the extent to which the RSU is vested at the time of such violation).

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of RSUs to him or her under the RSU Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the RSU Plan and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

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(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 9, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 9 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 9. The Participant agrees that any breach of any covenant under this Section 9 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the RSU for no consideration; (iii) in respect of the RSU (or portion thereof) settled prior to any such breach or subsequent thereto and prior to the forfeiture of the RSU (or portion thereof) required by this Section 9, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Ordinary Shares on the day of the issue or transfer, as the case may be, of Ordinary Shares, and (2) the per-share proceeds of any sale of Ordinary Shares acquired upon such settlement multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

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10.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the RSU Plan. This Agreement, including without limitation the RSU Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 12, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

13.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any RSU.

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14.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the RSU Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the RSU Plan, this Agreement and the RSU shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the RSU pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 14 is inaccurate, the grant of the RSU to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*        *        *        *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the RSU Plan as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

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[PUBCO] EMPLOYEE STOCK OPTION PLAN 2016

Adopted on 4th April 2016 (the “Effective Date”) and subsequently amended on 1st January 2018, 6th October 2019, 9th December 2019, 14th October 2020 and [    ] 2021 (the “PropertyGuru Plan”). In connection with the transactions contemplated by that certain Business Combination Agreement by and among [    ] dated [    ] 2021, the PropertyGuru Plan was assumed and converted into the [Pubco] Employee Stock Option Plan 2016.

1.	PURPOSE OF THE PLAN

The purpose of the [PUBCO] (the “Company”) Employee Stock Option Plan 2016 (the “ESO Plan 2016”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

2.	DEFINITIONS

As used in this ESO Plan 2016 and in any Option Grant Agreement, the following capitalised terms shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, including all applicable U.S. federal or state laws, any Stock Exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Options are granted under the ESO Plan 2016, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

(c)	“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

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(d)	“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Option Grant Agreement, in which case such definition shall govern:

(i)

a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(ii)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)	a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any subsidiary of the Company;

(iv)

the Participant’s unauthorised removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(v)	the commission by the Participant of any felony or other serious crime;

(vi)

a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the ESO Plan 2016 and/or the Option Grant Agreement; or

(vii)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

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(g)

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganisation whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

(h)

“Committee” shall mean the [Nominations & Remunerations Committee] of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the ESO Plan 2016, and if no such committee exists or has been appointed, the Board.

(i)

“Compete” shall mean with respect to any Participant, in addition to what may otherwise be provided in the Participant’s Employment agreement with the Company or any subsidiary of the Company, the provisions in the Participant’s Option Grant Agreement or in any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

(j)

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

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(k)

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Option Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

(l)

“Eligible Individual” shall mean any Employee who, in the judgment of the Committee, should be eligible to participate in the ESO Plan 2016 due to the services they perform on behalf of the Company or a subsidiary of the Company.

(m)

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as a director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

(n)	“Exercise Date” shall have the meaning set forth in Section 4.11 herein.

(o)	“Exercise Notice” shall have the meaning set forth in Section 4.11 herein.

(p)

“Exercise Price” shall mean the price (which may be nil) that the Participant must pay under the Option for each Ordinary Share, as determined by the Committee in its absolute discretion for each grant and initially specified in the Option Grant Agreement, subject to any adjustment that may be made in accordance with the ESO Plan 2016.

(q)

“Fair Market Value” shall mean (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

(r)	“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of:

(i)	redundancy;

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(ii)	retirement at the earlier of (A) 65 years of age, and (B) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed;

(iii)	retirement before the minimum retirement age stipulated in sub-paragraph (ii) above, with the consent of the Committee;

(iv)	death or Disability by the Participant; or

(v)	any other reason the Committee may determine in its absolute discretion.

(s)	“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

(t)	“Net Settlement” shall have the meaning set forth in Section 4.11.

(u)

“Option” shall mean the option to purchase or subscribe for Ordinary Shares granted to any Participant under the ESO Plan 2016. Any references in the ESO Plan 2016 to an “Option” will include, but are not limited to, “Time-Based Options” and “Performance-Based Options”.

(v)	“Option Cash Award” shall have the meaning set forth in Section 4.13.

(w)

“Option Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Option pursuant to the ESO Plan 2016, provided the Committee may make such changes to the form of the Option Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the ESO Plan 2016.

(x)	“Option Grant Date” shall have the meaning set forth in Section 4.2.

(y)	“Option Vesting Notice” shall have the meaning set forth in Section 4.6.

(z)	“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

(aa)	“Participant” shall mean an Eligible Individual to whom a grant of an Option has been made.

(bb)	“Performance-Based Option” shall have the meaning set forth in Section 4.5.2.

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(cc)	“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organisation, trust or joint venture, or a governmental agency or political subdivision thereof.

(dd)	“Time-Based Option” shall have the meaning set forth in Section 4.5.1.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the ESO Plan 2016 under the terms of the Company’s constitution, and to grant Options.

In addition, the Committee, in its absolute discretion, may delegate its authority to grant Options to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1	Powers of the Committee. In addition to the other powers granted to the Committee under the ESO Plan 2016, the Committee shall have the power, in its absolute discretion, to:

3.1.1	determine the Eligible Individuals to whom grants of Options shall be made;

3.1.2	determine the time or times when grants of Options shall be made;

3.1.3	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Options;

3.1.4	determine, modify or waive the terms and conditions of any grant of Options;

3.1.5	prescribe the form and terms and conditions of any instrument evidencing a grant of Options, so long as such terms and conditions are not otherwise inconsistent with the terms of the ESO Plan 2016;

3.1.6	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the ESO Plan 2016;

3.1.7	construe and interpret the ESO Plan 2016, such rules and regulations and the instruments evidencing grants of Options;

3.1.8	reconcile any inconsistency, correct any defect and/or supply any omission in the ESO Plan 2016 or any instrument evidencing any grant of Options; and

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3.1.9	make all other determinations necessary or advisable for the administration of the ESO Plan 2016 and otherwise do all things necessary to carry out the purposes of the ESO Plan 2016, provided that such power shall be subject to Applicable Law.

3.2

Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the ESO Plan 2016 or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3

Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the exercise of an Option shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the effectiveness of an exercise, or delay the exercisability, of an Option hereunder or the issuance or transfer of the Ordinary Shares pursuant to any Option or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option, the issuance or transfer of the Ordinary Shares pursuant to any Option. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.4

Inconsistent Terms. In the event of a conflict between the terms of the ESO Plan 2016 and the terms of any Option Grant Agreement, the terms of the ESO Plan 2016 shall govern except as otherwise expressly provided herein.

3.5

ESO Plan 2016 Term. The Committee shall not grant any Options under the ESO Plan 2016 on or after the tenth anniversary of the Effective Date. All Options which remain outstanding after such date shall continue to be governed by the ESO Plan 2016 and the applicable Option Grant Agreement(s).

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4.	OPTIONS

4.1

Grant. The Committee may offer to grant Options to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the ESO Plan 2016 is in force, provided that such power shall be subject to Applicable Law. Each Option offered pursuant to the ESO Plan 2016 shall be subject to terms and conditions established by the Committee consistent with the ESO Plan 2016.

4.1.1	Offer of Grant. An offer to grant Options to the Eligible Individual shall be made by sending to such Eligible Individual an Option Grant Agreement confirming the grant of Options.

4.1.2

Acceptance of Grant. A grant of Options offered to an Eligible Individual pursuant to Section 4.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Option Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Option Grant Date (a) by completing, signing and returning to the Company the Option Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of S$0.01, to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Option Grant Agreement in respect of the Option as aforesaid, he or she remains eligible to participate in the ESO Plan 2016 in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Option Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of an Option shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the Option;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Option;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the Option; or

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(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Option.

4.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of an Option made pursuant to Section 4.1 which does not strictly comply with the terms of the ESO Plan 2016.

4.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of an Option results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2

Option Grant Date. The date of grant of the Options shall be the date designated by the Committee and specified in the Option Grant Agreement as of the date the Option is granted (the “Option Grant Date”).

4.3

Terms and Conditions. Subject to the specific terms of the Option Grant Agreement, including any vesting conditions outlined in the Option Grant Agreement and payment of the Exercise Price (which may be nil), each Option represents an option to purchase or subscribe for one Ordinary Share, or in certain circumstances, entitle the Participant to an Option Cash Award.

4.4

Exercise Price. The Exercise Price of any Option granted under the ESO Plan 2016 shall be the price as specified in the Option Grant Agreement, such amount (which may be nil) to be determined by the Committee in its absolute discretion in connection with the grant. Options, once granted, may be repriced only in accordance with the applicable requirements of the ESO Plan 2016 and Applicable Law.

4.5

Vesting of Options. The Committee shall specify in the Option Grant Agreement the conditions upon which the Option shall become vested. The Option Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 4.5 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion. Vested portions of the Option (if any) may be exercised only in accordance with Section 4.10 hereof.

4.5.1

Time-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the ESO Plan 2016 is a Time-Based Option. For the purposes of this plan, a “Time-Based Option” shall mean an Option which is subject to time-based vesting conditions as set forth in the Option Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence.

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4.5.2

Performance-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the ESO Plan 2016 is a Performance-Based Option. For the purposes of this plan, a “Performance-Based Option” shall mean an Option that vests in accordance with the performance conditions set forth in the applicable Option Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance–Based Options, which shall be set forth in the Option Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Options as set forth in the Option Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.5.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Option Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.17.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Options and/or Performance-Based Options shall immediately vest and become exercisable prior to the Change of Control.

4.6

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Option Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Options vest in the Participant, and no Option will vest and become exercisable until the Option Vesting Notice has been issued.

For the purposes of this Section 4.6, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

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4.7

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the Options is otherwise warranted, the Committee may, in its absolute discretion:

4.7.1	in the case of any unexercised Options, reduce, lapse or forfeit all or part of such Options and/or amend or alter any vesting conditions applying to such Options; and

4.7.2

in the case of any exercised Options, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the exercise of such Options (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of the Ordinary Shares arising from the exercise of such Options, within 30 business days of receipt of such notice.

For the purposes of this Section 4.7(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where an Option, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 4.7(b), such circumstances are limited to:

(A) fraud or dishonesty on the part of the Participant;

(B) breach of any obligations owed by the Participant to the Group;

(C) bankruptcy of the Participant; or

(D) any material misstatement of financial accounts by the Participant.

4.8

Expiration of Options. All Options, whether vested or unvested, shall expire on the tenth (10th) anniversary of their Option Grant Date unless otherwise provided in a Participant’s Option Grant Agreement or unless such Options expire earlier as provided in Section 4.5.3 or Section 4.9 or a shorter exercise period is required by law. Upon the expiry of the applicable period for the exercise of such Options, the Options then remaining unexercised shall lapse and become null and void.

4.9	Termination of Employment.

4.9.1	Unvested Options. Unless otherwise specified in the Option Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

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(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Options held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Options, such retained unvested Options to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Option Grant Agreement to which the Options were first granted.

4.9.2

Vested Options. With respect to each Participant, such Participant’s Option(s), or any portion thereof, which have become vested on or before the date such Participant’s Employment is terminated shall, unless otherwise provided in the Participant’s Option Grant Agreement, expire on the earliest of (a) where the Participant is a Bad Leaver, the commencement of business on the date of the Participant’s termination of Employment; and (b) where the Participant is a Good Leaver or Leaver, 30 days after the date the Participant’s Employment is terminated; or (c) the expiration date applicable to such Option specified in Section 4.8.

4.10

Exercise of Options. Subject to Section 3.3 hereof, a Participant (or his or her legal representative, if applicable) may exercise any or all of his or her (or its) vested Options only during the period (i) beginning on the date upon which the relevant Option vests pursuant to the ESO Plan 2016 or the applicable Option Grant Agreement and (ii) ending on the date on which the relevant Option expires in accordance with Section 4.8 hereof. The Participant (or his or her legal representative, if applicable) may effectuate any such exercise by serving an Exercise Notice on the Company as provided in Section 4.11 hereof.

4.11

Method of Exercise. Unless the Committee expressly provides otherwise and subject to compliance with such exercise conditions as may be determined by the Committee in its absolute discretion, the Option shall be exercised by delivery of written notice to the Company at the address provided in Section 5.11 hereof (the “Exercise Notice”), which if the Committee so determines may be an electronic notice, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), subject to compliance with the Company’s applicable securities trading policy. Such notice shall:

4.11.1	specify the number of Ordinary Shares with respect to which the Option is being exercised, the Option Grant Date of such Option and the Exercise Date;

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4.11.2	be signed (including electronic signature in form acceptable to the Committee) by the Participant (or his or her legal representative, if applicable); and

4.11.3

indicate whether the aggregate Exercise Price for the exercise of the Options (where the Exercise Price is not nil) specified in Section 4.11.1 will be paid by way of cash (unless the Committee determines in its absolute discretion that the aggregate Exercise Price be settled by way of Net Settlement) or settled by way of Net Settlement.

Pursuant to Section 4.11.3, where the Participant has indicated that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of cash, the Exercise Notice shall be accompanied by payment in cash (or in such other manner as the Committee may approve) for an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice or any other method approved by the Committee in writing.

Pursuant to Section 4.11.3, where the Participant has indicated or, as the case may be, the Committee has determined that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of Net Settlement, the Participant will be entitled to Ordinary Shares calculated as (a) the number of Ordinary Shares with respect to which the Option is being exercised less (b) the number of Ordinary Shares that have a Fair Market Value of an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice, and rounded down to the nearest whole Ordinary Share, and the Company will pay an amount in cash to the Participant equal to the Fair Market Value of the fractional Ordinary Share not otherwise issued or transferred, as the case may be (“Net Settlement”). For avoidance of doubt, the Participant need not make any payment to the Company pursuant to a Net Settlement.

Subject to the terms of the ESO Plan 2016, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Option Grant Agreement, as soon as practicable upon the valid exercise of an Option in compliance with this Section 4.11, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant such number of Ordinary Shares with respect to which the Option was exercised. The Company shall be entitled to reject any purported exercise of an Option pursuant to this Section 4.11 if the Exercise Notice does not strictly comply with the terms of the ESO Plan 2016.

Ordinary Shares issued by the Company on the exercise of an Option in accordance with this Section 4.11 shall be issued as fully paid and recorded as such in the Company’s Register of Members and the subscription price for such issued Ordinary Shares shall be equal to the Exercise Price of the exercised Options, provided that, if applicable, where the Exercise Price for the exercise of an Option is less than the par value of the Ordinary Shares to which such Option relates, the issue price of such Ordinary Shares shall be deemed to be equal to the par value of such Ordinary Shares and the Company shall issue such Ordinary Shares credited as fully paid and recorded as fully paid in the Company’s Register of Members.

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The partial exercise of an Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of such Option.

4.12

Lapse of Options. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to an Option (including the Participant’s active Employment until the completion of that vesting period) has not been satisfied (whether fully or partially), such Option shall lapse and be of no value.

For the purposes of this Section 4.12, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.13

Cash Awards. Upon the exercise of Options pursuant to Section 4.11, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“Option Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after exercise of such Options in lieu of all or part of such Ordinary Shares, the excess, if any, of (A) the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the Option or such portion, over (B) the aggregate exercise price of the Option or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such Option. For avoidance of doubt, any payment made by the Participant pursuant to Section 4.11 will be refunded to him or her in respect of such Options exercised should an Option Cash Award be made by the Company.

4.14	Changes in and Distributions With Respect to Ordinary Shares.

4.14.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the ESO Plan 2016, (b) the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, (c) the exercise prices relating to Options and (d) any other provision of Options affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the ESO Plan 2016, the number of Ordinary Shares subject to the Options and/or the Exercise Price per share of Ordinary Shares, provided that such power shall be subject to the Articles and Applicable Law.

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4.14.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 4.14.1 above to take into account distributions to shareholders other than those provided for in Section 4.14.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the ESO Plan 2016 and to preserve the value of Options granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Option in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights under the vested portion of such Option, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Option may be terminated without payment, (ii) provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Option with other rights or property selected by the Committee in its absolute discretion (iv) provide that the Option will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Options as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Options.

4.14.3

Continuing Application of Plan Terms. References in the ESO Plan 2016 to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 4.14.

4.15

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the ESO Plan 2016, including, but not limited to, the number of Ordinary Shares to be subject to the Options and/or the Exercise Price per Ordinary Share, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 4.15, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the Options in lieu of adjusting such Options, as the Committee may determine in its absolute discretion.

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5.	MISCELLANEOUS

5.1

Rights as Holders of Options. The Participants shall not have any rights as holders with respect to any Ordinary Shares covered by or relating to the Options granted pursuant to the ESO Plan 2016 until the date the Participants become the registered owners of such Ordinary Shares issued or, as the case may be, transferred in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided in Sections 4.14 through 4.15 hereof, no adjustment to the Options shall be made for dividends or other rights for which the record date occurs prior to the effective date such share is registered.

5.2

Amendment of Terms of Options. The Committee may, in its sole discretion, amend the ESO Plan 2016 or terms of any Option, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the ESO Plan 2016 in relation to outstanding grants or such Option without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Option was granted (which shall include, without limitation, the right to adjust or modify outstanding Options (pursuant to Sections 4.14 through 4.15)). For purposes of this Section 5.3, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the ESO Plan 2016 in relation to outstanding grants of Options shall be final, binding and conclusive.

5.3

No Special Employment Rights. Nothing contained in the ESO Plan 2016 shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.4

Tax Withholding. The Committee is authorised to withhold from any delivery of Ordinary Shares pursuant to the ESO Plan 2016 or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Option. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant or exercise of an Option. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

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5.5	No Obligation to Exercise. The grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

5.6

No Restrictions on Ordinary Shares issued or transferred under Options. Unless stated in the Option Grant Agreement or as the Committee may determine in its absolute discretion, all Ordinary Shares issued or transferred, as the case may be, pursuant to the exercise of any Option shall not be subject to any dealing or trading restrictions.

5.7

Coordination with Other Plans. Options under the ESO Plan 2016 may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

5.8

Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

[PUBCO]

[address]

Attention: [ ● ]

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.9	Descriptive Headings. The headings in the ESO Plan 2016 are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

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5.10

Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.11

Governing Law. The provisions of, and all claims or disputes arising out of or based upon the ESO Plan 2016 or any Option Grant Agreement, Option or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.12

Limitation of Liability. Notwithstanding anything to the contrary in the ESO Plan 2016, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Option under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Option.

5.13

Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the ESO Plan 2016, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Option Grant Agreement and/or any other notice or communication given or received pursuant to the ESO Plan 2016, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the ESO Plan 2016, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdisction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the ESO Plan 2016, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

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5.14

Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the ESO Plan 2016 or any Option Grant Agreement and/or Option by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

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EXHIBIT A—FORM OF OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this          day of                     , 20         between [PUBCO] (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Employee Stock Option Plan 2016 (the “ESO Plan 2016”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The ESO Plan 2016 provides for the grant to Participants of Options to purchase or subscribe for Ordinary Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the ESO Plan 2016, the Company hereby grants to the Participant an Option (the “Option”) with respect to [●]Ordinary Shares. [In consideration for the grant of Options the Participant shall make a payment of [S$0.01] to the Company.]

This Option comprises [(a) a Time-Based Option to purchase or subscribe for up to [●]Ordinary Shares (comprising approximately [●]% of this Option), and (b) a Performance-Based Option to purchase or subscribe for up to [●]Ordinary Shares (comprising approximately [●]% of this Option), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Option hereby granted is [●].

3.

Incorporation of ESO Plan 2016. All terms, conditions and restrictions of the ESO Plan 2016, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the ESO Plan 2016 and this Agreement, the terms and conditions of the ESO Plan 2016, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the ESO Plan 2016, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the ESO Plan 2016.

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4.	Exercise Price. The exercise price of each Ordinary Share underlying the Option hereby granted is SGD$[•], subject to any requisite adjustments in accordance with the terms of the ESO Plan 2016.

5.	Additional Terms of the Option.

(a)	In relation to the Time-Based Option to purchase or subscribe for up to [●]Ordinary Shares:

[●]

(b)	In relation to the Performance-Based Option to purchase or subscribe for up to [●]Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Option vests in the Participant, and no Option will vest until the Option Vesting Notice has been issued.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

6.	Term of Option; Expiration. The Option shall expire in accordance with the provisions of the ESO Plan 2016.

7.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

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8.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.	Limitation on Transfer. The Option and all rights thereunder shall be exercisable only by the Participant and shall not be assignable or transferable.

10.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of an Option pursuant to this Agreement, the Participant makes the following covenants described in this Section 10. Notwithstanding anything in the ESO Plan 2016 or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 10, he or she shall forfeit the Option in full (regardless of the extent to which the Option is vested at the time of such violation).

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Options to him or her under the ESO Plan 2016, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the ESO Plan 2016 and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

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(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company , (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 10, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 10 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 10. The Participant agrees that any breach of any covenant under this Section 10 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Option for no consideration; (iii) in respect of the Option (or portion thereof) exercised by the Participant prior to any such breach or subsequent thereto and prior to the forfeiture of the Option (or portion thereof) required by this Section 10, payment by the Participant to the Company of an amount equal to the difference between the Exercise Price of the Option and the per-share proceeds of any sale of Ordinary Shares acquired upon such exercise multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

11.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the ESO Plan 2016. This Agreement, including without limitation the ESO Plan 2016, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

14.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Option.

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15.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the ESO Plan 2016. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the ESO Plan 2016, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Option pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 15 is inaccurate, the grant of the Option to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the ESO Plan 2016 as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

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[PUBCO] EMPLOYEE STOCK OPTION PLAN 2018

Adopted on 9th May 2018 (the “Effective Date”) and subsequently amended on 6th October 2019, 9th December 2019, 14th October 2020 and [    ] 2021 (the “PropertyGuru Plan”). In connection with the transactions contemplated by that certain Business Combination Agreement by and among [    ] dated [    ] 2021, the PropertyGuru Plan was assumed and converted into the [Pubco] Employee Stock Option Plan 2018.

1.	PURPOSE OF THE PLAN

The purpose of the [PUBCO] (the “Company”) Employee Stock Option Plan 2018 (the “ESO Plan 2018”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

2.	DEFINITIONS

As used in this ESO Plan 2018 and in any Option Grant Agreement, the following capitalised terms shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, including all applicable U.S. federal or state laws, any Stock Exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Options are granted under the ESO Plan 2018, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

(c)	“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

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(d)	“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Option Grant Agreement, in which case such definition shall govern:

(i)

a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(ii)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)	a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any subsidiary of the Company;

(iv)

the Participant’s unauthorised removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(v)	the commission by the Participant of any felony or other serious crime;

(vi)

a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the ESO Plan 2018 and/or the Option Grant Agreement; or

(vii)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

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(g)

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganisation whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

(h)

“Committee” shall mean the [Nominations & Remunerations Committee] of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the ESO Plan 2018, and if no such committee exists or has been appointed, the Board.

(i)

“Compete” shall mean with respect to any Participant, in addition to what may otherwise be provided in the Participant’s Employment agreement with the Company or any subsidiary of the Company, the provisions in the Participant’s Option Grant Agreement or in any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

(j)

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

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(k)

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Option Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

(l)

“Eligible Individual” shall mean any Employee who, in the judgment of the Committee, should be eligible to participate in the ESO Plan 2018 due to the services they perform on behalf of the Company or a subsidiary of the Company.

(m)

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as a director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

(n)	“Exercise Date” shall have the meaning set forth in Section 4.11 herein.

(o)	“Exercise Notice” shall have the meaning set forth in Section 4.11 herein.

(p)

“Exercise Price” shall mean the price (which may be nil) that the Participant must pay under the Option for each Ordinary Share, as determined by the Committee in its absolute discretion for each grant and initially specified in the Option Grant Agreement, subject to any adjustment that may be made in accordance with the ESO Plan 2018.

(q)

“Fair Market Value” shall mean (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

(r)	“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of:

(i)	redundancy;

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(ii)	retirement at the earlier of (A) 65 years of age, and (B) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed;

(iii)	retirement before the minimum retirement age stipulated in sub-paragraph (ii) above, with the consent of the Committee;

(iv)	death or Disability by the Participant; or

(v)	any other reason the Committee may determine in its absolute discretion.

(s)	“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

(t)	“Net Settlement” shall have the meaning set forth in Section 4.11.

(u)

“Option” shall mean the option to purchase or subscribe for Ordinary Shares granted to any Participant under the ESO Plan 2018. Any references in the ESO Plan 2018 to an “Option” will include, but are not limited to, “Time-Based Options” and “Performance-Based Options”.

(v)	“Option Cash Award” shall have the meaning set forth in Section 4.13.

(w)

“Option Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Option pursuant to the ESO Plan 2018, provided the Committee may make such changes to the form of the Option Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the ESO Plan 2018.

(x)	“Option Grant Date” shall have the meaning set forth in Section 4.2.

(y)	“Option Vesting Notice” shall have the meaning set forth in Section 4.6.

(z)	“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

(aa)	“Participant” shall mean an Eligible Individual to whom a grant of an Option has been made.

(bb)	“Performance-Based Option” shall have the meaning set forth in Section 4.5.2.

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(cc)	“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organisation, trust or joint venture, or a governmental agency or political subdivision thereof.

(dd)	“Time-Based Option” shall have the meaning set forth in Section 4.5.1.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the ESO Plan 2018 under the terms of the Company’s constitution, and to grant Options.

In addition, the Committee, in its absolute discretion, may delegate its authority to grant Options to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1	Powers of the Committee. In addition to the other powers granted to the Committee under the ESO Plan 2018, the Committee shall have the power, in its absolute discretion, to:

3.1.1	determine the Eligible Individuals to whom grants of Options shall be made;

3.1.2	determine the time or times when grants of Options shall be made;

3.1.3	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Options;

3.1.4	determine, modify or waive the terms and conditions of any grant of Options;

3.1.5	prescribe the form and terms and conditions of any instrument evidencing a grant of Options, so long as such terms and conditions are not otherwise inconsistent with the terms of the ESO Plan 2018;

3.1.6	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the ESO Plan 2018;

3.1.7	construe and interpret the ESO Plan 2018, such rules and regulations and the instruments evidencing grants of Options;

3.1.8	reconcile any inconsistency, correct any defect and/or supply any omission in the ESO Plan 2018 or any instrument evidencing any grant of Options; and

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3.1.9	make all other determinations necessary or advisable for the administration of the ESO Plan 2018 and otherwise do all things necessary to carry out the purposes of the ESO Plan 2018, provided that such power shall be subject to Applicable Law.

3.2

Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the ESO Plan 2018 or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3

Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the exercise of an Option shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the effectiveness of an exercise, or delay the exercisability, of an Option hereunder or the issuance or transfer of the Ordinary Shares pursuant to any Option or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option, the issuance or transfer of the Ordinary Shares pursuant to any Option. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.4

Inconsistent Terms. In the event of a conflict between the terms of the ESO Plan 2018 and the terms of any Option Grant Agreement, the terms of the ESO Plan 2018 shall govern except as otherwise expressly provided herein.

3.5

ESO Plan 2018 Term. The Committee shall not grant any Options under the ESO Plan 2018 on or after the tenth anniversary of the Effective Date. All Options which remain outstanding after such date shall continue to be governed by the ESO Plan 2018 and the applicable Option Grant Agreement(s).

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4.	OPTIONS

4.1

Grant. The Committee may offer to grant Options to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the ESO Plan 2018 is in force, provided that such power shall be subject to Applicable Law. Each Option offered pursuant to the ESO Plan 2018 shall be subject to terms and conditions established by the Committee consistent with the ESO Plan 2018.

4.1.1	Offer of Grant. An offer to grant Options to the Eligible Individual shall be made by sending to such Eligible Individual an Option Grant Agreement confirming the grant of Options.

4.1.2

Acceptance of Grant. A grant of Options offered to an Eligible Individual pursuant to Section 4.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Option Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Option Grant Date (a) by completing, signing and returning to the Company the Option Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of [S$0.01], to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Option Grant Agreement in respect of the Option as aforesaid, he or she remains eligible to participate in the ESO Plan 2018 in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Option Grant Agreement and consideration, acknowledge receipt of the same.

Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of an Option shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the Option;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Option;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the Option; or

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(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Option.

4.1.3

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of an Option made pursuant to Section 4.1 which does not strictly comply with the terms of the ESO Plan 2018.

4.1.4

Offer in Contravention of Law and Regulation. In the event that a grant of an Option results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2

Option Grant Date. The date of grant of the Options shall be the date designated by the Committee and specified in the Option Grant Agreement as of the date the Option is granted (the “Option Grant Date”).

4.3

Terms and Conditions. Subject to the specific terms of the Option Grant Agreement, including any vesting conditions outlined in the Option Grant Agreement and payment of the Exercise Price (which may be nil), each Option represents an option to purchase or subscribe for one Ordinary Share, or in certain circumstances, entitle the Participant to an Option Cash Award.

4.4

Exercise Price. The Exercise Price of any Option granted under the ESO Plan 2018 shall be the price as specified in the Option Grant Agreement, such amount (which may be nil) to be determined by the Committee in its absolute discretion in connection with the grant. Options, once granted, may be repriced only in accordance with the applicable requirements of the ESO Plan 2018 and Applicable Law.

4.5

Vesting of Options. The Committee shall specify in the Option Grant Agreement the conditions upon which the Option shall become vested. The Option Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 4.5 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion. Vested portions of the Option (if any) may be exercised only in accordance with Section 4.10 hereof.

4.5.1

Time-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the ESO Plan 2018 is a Time-Based Option. For the purposes of this plan, a “Time-Based Option” shall mean an Option which is subject to time-based vesting conditions as set forth in the Option Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence.

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4.5.2

Performance-Based Options. The Committee may provide in the Option Grant Agreement that part or all of an Option granted under the ESO Plan 2018 is a Performance-Based Option. For the purposes of this plan, a “Performance-Based Option” shall mean an Option that vests in accordance with the performance conditions set forth in the applicable Option Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Options, which shall be set forth in the Option Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Options as set forth in the Option Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.5.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Option Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.17.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Options and/or Performance-Based Options shall immediately vest and become exercisable prior to the Change of Control.

4.6

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Option Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Options vest in the Participant, and no Option will vest and become exercisable until the Option Vesting Notice has been issued.

For the purposes of this Section 4.6, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

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4.7

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the Options is otherwise warranted, the Committee may, in its absolute discretion:

4.7.1	in the case of any unexercised Options, reduce, lapse or forfeit all or part of such Options and/or amend or alter any vesting conditions applying to such Options; and

4.7.2

in the case of any exercised Options, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the exercise of such Options (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of the Ordinary Shares arising from the exercise of such Options, within 30 business days of receipt of such notice.

For the purposes of this Section 4.7(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where an Option, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 4.7(b), such circumstances are limited to:

(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

4.8

Expiration of Options. All Options, whether vested or unvested, shall expire on the tenth (10th) anniversary of their Option Grant Date unless otherwise provided in a Participant’s Option Grant Agreement or unless such Options expire earlier as provided in Section 4.5.3 or Section 4.9 or a shorter exercise period is required by law. Upon the expiry of the applicable period for the exercise of such Options, the Options then remaining unexercised shall lapse and become null and void.

4.9	Termination of Employment.

4.9.1	Unvested Options. Unless otherwise specified in the Option Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

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(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Options held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Options, such retained unvested Options to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Option Grant Agreement to which the Options were first granted.

4.9.2

Vested Options. With respect to each Participant, such Participant’s Option(s), or any portion thereof, which have become vested on or before the date such Participant’s Employment is terminated shall, unless otherwise provided in the Participant’s Option Grant Agreement, expire on the earliest of (a) where the Participant is a Bad Leaver, the commencement of business on the date of the Participant’s termination of Employment; and (b) where the Participant is a Good Leaver or Leaver, 30 days after the date the Participant’s Employment is terminated; or (c) the expiration date applicable to such Option specified in Section 4.8.

4.10

Exercise of Options. Subject to Section 3.3 hereof, a Participant (or his or her legal representative, if applicable) may exercise any or all of his or her (or its) vested Options only during the period (i) beginning on the date upon which the relevant Option vests pursuant to the ESO Plan 2018 or the applicable Option Grant Agreement and (ii) ending on the date on which the relevant Option expires in accordance with Section 4.8 hereof. The Participant (or his or her legal representative, if applicable) may effectuate any such exercise by serving an Exercise Notice on the Company as provided in Section 4.11 hereof.

4.11

Method of Exercise. Unless the Committee expressly provides otherwise and subject to compliance with such exercise conditions as may be determined by the Committee in its absolute discretion, the Option shall be exercised by delivery of written notice to the Company at the address provided in Section 5.11 hereof (the “Exercise Notice”), which if the Committee so determines may be an electronic notice, to the attention of its Secretary, no less than five (5) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), subject to compliance with the Company’s applicable securities trading policy. Such notice shall:

4.11.1	specify the number of Ordinary Shares with respect to which the Option is being exercised, the Option Grant Date of such Option and the Exercise Date;

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4.11.2	be signed (including electronic signature in form acceptable to the Committee) by the Participant (or his or her legal representative, if applicable); and

4.11.3

indicate whether the aggregate Exercise Price for the exercise of the Options (where the Exercise Price is not nil) specified in Section 4.11.1 will be paid by way of cash (unless the Committee determines in its absolute discretion that the aggregate Exercise Price be settled by way of Net Settlement) or settled by way of Net Settlement.

Pursuant to Section 4.11.3, where the Participant has indicated that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of cash, the Exercise Notice shall be accompanied by payment in cash (or in such other manner as the Committee may approve) for an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice or any other method approved by the Committee in writing.

Pursuant to Section 4.11.3, where the Participant has indicated or, as the case may be, the Committee has determined that the payment of the aggregate Exercise Price for the exercise of the Options will be by way of Net Settlement, the Participant will be entitled to Ordinary Shares calculated as (a) the number of Ordinary Shares with respect to which the Option is being exercised less (b) the number of Ordinary Shares that have a Fair Market Value of an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice, and rounded down to the nearest whole Ordinary Share, and the Company will pay an amount in cash to the Participant equal to the Fair Market Value of the fractional Ordinary Share not otherwise issued or transferred, as the case may be (“Net Settlement”). For avoidance of doubt, the Participant need not make any payment to the Company pursuant to a Net Settlement.

Subject to the terms of the ESO Plan 2018, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Option Grant Agreement, as soon as practicable upon the valid exercise of an Option in compliance with this Section 4.11, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant such number of Ordinary Shares with respect to which the Option was exercised. The Company shall be entitled to reject any purported exercise of an Option pursuant to this Section 4.11 if the Exercise Notice does not strictly comply with the terms of the ESO Plan 2018.

Ordinary Shares issued by the Company on the exercise of an Option in accordance with this Section 4.11 shall be issued as fully paid and recorded as such in the Company’s Register of Members and the subscription price for such issued Ordinary Shares shall be equal to the Exercise Price of the exercised Options, provided that, if applicable, where the Exercise Price for the exercise of an Option is less than the par value of the Ordinary Shares to which such Option relates, the issue price of such Ordinary Shares shall be deemed to be equal to the par value of such Ordinary Shares and the Company shall issue such Ordinary Shares credited as fully paid and recorded as fully paid in the Company’s Register of Members.

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The partial exercise of an Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of such Option.

4.12

Lapse of Options. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to an Option (including the Participant’s active Employment until the completion of that vesting period) has not been satisfied (whether fully or partially), such Option shall lapse and be of no value.

For the purposes of this Section 4.12, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.13

Cash Awards. Upon the exercise of Options pursuant to Section 4.11, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“Option Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after exercise of such Options in lieu of all or part of such Ordinary Shares, the excess, if any, of (A) the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the Option or such portion, over (B) the aggregate exercise price of the Option or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such Option. For avoidance of doubt, any payment made by the Participant pursuant to Section 4.11 will be refunded to him or her in respect of such Options exercised should an Option Cash Award be made by the Company.

4.14	Changes in and Distributions With Respect to Ordinary Shares.

4.14.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the ESO Plan 2018, (b) the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, (c) the exercise prices relating to Options and (d) any other provision of Options affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the ESO Plan 2018, the number of Ordinary Shares subject to the Options and/or the Exercise Price per share of Ordinary Shares, provided that such power shall be subject to the Articles and Applicable Law.

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4.14.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 4.14.1 above to take into account distributions to shareholders other than those provided for in Section 4.14.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the ESO Plan 2018 and to preserve the value of Options granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Option in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights under the vested portion of such Option, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such Option or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Option may be terminated without payment, (ii) provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Option with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Option will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Options as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Options.

4.14.3

Continuing Application of Plan Terms. References in the ESO Plan 2018 to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 4.14.

4.15

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the ESO Plan 2018, including, but not limited to, the number of Ordinary Shares to be subject to the Options and/or the Exercise Price per Ordinary Share, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 4.15, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the Options in lieu of adjusting such Options, as the Committee may determine in its absolute discretion.

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5.	MISCELLANEOUS

5.1

Rights as Holders of Options. The Participants shall not have any rights as holders with respect to any Ordinary Shares covered by or relating to the Options granted pursuant to the ESO Plan 2018 until the date the Participants become the registered owners of such Ordinary Shares issued or, as the case may be, transferred in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided in Sections 4.14 through 4.15 hereof, no adjustment to the Options shall be made for dividends or other rights for which the record date occurs prior to the effective date such share is registered.

5.2

Amendment of Terms of Options. The Committee may, in its sole discretion, amend the ESO Plan 2018 or terms of any Option, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the ESO Plan 2018 in relation to outstanding grants or such Option without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Option was granted (which shall include, without limitation, the right to adjust or modify outstanding Options (pursuant to Sections 4.14 through 4.15)). For purposes of this Section 5.3, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the ESO Plan 2018 in relation to outstanding grants of Options shall be final, binding and conclusive.

5.3

No Special Employment Rights. Nothing contained in the ESO Plan 2018 shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.4

Tax Withholding. The Committee is authorised to withhold from any delivery of Ordinary Shares pursuant to the ESO Plan 2018 or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Option. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant or exercise of an Option. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

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5.5	No Obligation to Exercise. The grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

5.6

No Restrictions on Ordinary Shares issued or transferred under Options. Unless stated in the Option Grant Agreement or as the Committee may determine in its absolute discretion, all Ordinary Shares issued or transferred, as the case may be, pursuant to the exercise of any Option shall not be subject to any dealing or trading restrictions.

5.7

Coordination with Other Plans. Options under the ESO Plan 2018 may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

5.8

Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

[PUBCO]

[address]

Attention: [ 🌑 ]

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.9	Descriptive Headings. The headings in the ESO Plan 2018 are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

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5.10

Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.11

Governing Law. The provisions of, and all claims or disputes arising out of or based upon the ESO Plan 2018 or any Option Grant Agreement, Option or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.12

Limitation of Liability. Notwithstanding anything to the contrary in the ESO Plan 2018, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Option under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Option.

5.13

Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the ESO Plan 2018, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Option Grant Agreement and/or any other notice or communication given or received pursuant to the ESO Plan 2018, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the ESO Plan 2018, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the ESO Plan 2018, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

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5.14

Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the ESO Plan 2018 or any Option Grant Agreement and/or Option by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

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EXHIBIT A—FORM OF OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this              day of                 , 20         between [PUBCO] (the “Company”) and                              (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the [Pubco] Employee Stock Option Plan 2018 (the “ESO Plan 2018”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The ESO Plan 2018 provides for the grant to Participants of Options to purchase or subscribe for Ordinary Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the ESO Plan 2018, the Company hereby grants to the Participant an Option (the “Option”) with respect to [•]Ordinary Shares. [In consideration for the grant of Options the Participant shall make a payment of [S$0.01] to the Company.]

This Option comprises [(a) a Time-Based Option to purchase or subscribe for up to [•]Ordinary Shares (comprising approximately [•]% of this Option), and (b) a Performance-Based Option to purchase or subscribe for up to [•]Ordinary Shares (comprising approximately [•]% of this Option), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Option hereby granted is [•].

3.

Incorporation of ESO Plan 2018. All terms, conditions and restrictions of the ESO Plan 2018, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the ESO Plan 2018 and this Agreement, the terms and conditions of the ESO Plan 2018, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the ESO Plan 2018, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the ESO Plan 2018.

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4.	Exercise Price. The exercise price of each Ordinary Share underlying the Option hereby granted is SGD$[•], subject to any requisite adjustments in accordance with the terms of the ESO Plan 2018.

5.	Additional Terms of the Option.

(a)	In relation to the Time-Based Option to purchase or subscribe for up to [•]Ordinary Shares:

[•]

(b)	In relation to the Performance-Based Option to purchase or subscribe for up to [•]Ordinary Shares:

[•]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Options, the Committee will notify the Participant of the number of Options that have vested via the issue of a vesting notice (the “Option Vesting Notice”). The date of the Option Vesting Notice will be the date the Option vests in the Participant, and no Option will vest until the Option Vesting Notice has been issued.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

6.	Term of Option; Expiration. The Option shall expire in accordance with the provisions of the ESO Plan 2018.

7.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

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8.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.	Limitation on Transfer. The Option and all rights thereunder shall be exercisable only by the Participant and shall not be assignable or transferable.

10.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of an Option pursuant to this Agreement, the Participant makes the following covenants described in this Section 10. Notwithstanding anything in the ESO Plan 2018 or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 10, he or she shall forfeit the Option in full (regardless of the extent to which the Option is vested at the time of such violation).

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Options to him or her under the ESO Plan 2018, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the ESO Plan 2018 and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

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(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company , (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 10, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 10 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 10. The Participant agrees that any breach of any covenant under this Section 10 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Option for no consideration; (iii) in respect of the Option (or portion thereof) exercised by the Participant prior to any such breach or subsequent thereto and prior to the forfeiture of the Option (or portion thereof) required by this Section 10, payment by the Participant to the Company of an amount equal to the difference between the Exercise Price of the Option and the per-share proceeds of any sale of Ordinary Shares acquired upon such exercise multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

11.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the ESO Plan 2018. This Agreement, including without limitation the ESO Plan 2018, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

14.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Option.

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15.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the ESO Plan 2018. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the ESO Plan 2018, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Option pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 15 is inaccurate, the grant of the Option to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*            *            *             *            *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the ESO Plan 2018 as of the day and year first written above.

[PUBCO]

By:
Title:

PARTICIPANT

[Participant’s name]

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